UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QLIK TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

July 6, 2016

To the Stockholders of Qlik Technologies Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Qlik Technologies Inc., a Delaware corporation (“Qlik”, the “Company”, “we”, “us”, or “our”) to be held on August 17, 2016, at 9:00 a.m., Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated June 2, 2016, by and among Qlik, Project Alpha Holding, LLC, a Delaware limited liability company (“Parent”), and Project Alpha Merger Corp., a Delaware corporation (“Merger Sub”). Parent and Merger Sub were formed by an affiliate of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Qlik (the “Merger”), and Qlik will become a wholly owned subsidiary of Parent. At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $30.50 in cash, without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 40% to the unaffected ten (10)-day average stock price of Qlik’s common stock prior to March 3, 2016, the last trading day prior to the date that affiliates of Elliott Management Corp. (such affiliates, “Elliott”) announced that they had accumulated a significant minority interest in Qlik’s shares; and (2) approximately 5% to the closing price of Qlik’s common stock on June 1, 2016, the last trading day prior to the date on which Qlik entered into the Merger Agreement.

The Board of Directors of Qlik (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Qlik and its stockholders; (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) declared that the terms of the Merger Agreement are fair to Qlik and its stockholders. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Qlik common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

Stockholders May Call Toll-Free: (866) 406-2290

Banks & Brokers May Call Collect: (212) 269-5550

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Bruce Golden
Bruce Golden Chairman of the Board of Directors

The accompanying proxy statement is dated July 6, 2016 and, together with the enclosed form of proxy card, is first being mailed on or about July 11, 2016.

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 17, 2016

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Qlik Technologies Inc., a Delaware corporation (“Qlik”, the “Company”, “we”, “us”, or “our”), will be held on August 17, 2016, at 9:00 a.m., Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated June 2, 2016, by and among Qlik, Project Alpha Holding, LLC, a Delaware limited liability company (“Parent”), and Project Alpha Merger Corp., a Delaware corporation (“Merger Sub”). Parent and Merger Sub were formed by affiliates of the private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Qlik (the “Merger”), and Qlik will become a wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on July 6, 2016 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

/s/ Deborah C. Lofton
Deborah C. Lofton Vice President, General Counsel & Secretary

Dated: July 6, 2016

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

Stockholders May Call Toll-Free: (866) 406-2290

Banks & Brokers May Call Collect: (212) 269-5550

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Project Alpha Merger Corp. with and into Qlik Technologies Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Qlik”, the “Company”, “we”, “our”, “us” and similar words refer to Qlik Technologies Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Project Alpha Holding, LLC as “Parent” and Project Alpha Merger Corp. as “Merger Sub”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated June  2, 2016, by and among Qlik, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger

Qlik Technologies Inc.

Qlik is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 39,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas.

Qlik’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “QLIK”.

Project Alpha Holding, LLC

Project Alpha Holding, LLC was formed on May 31, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Alpha Merger Corp.

Project Alpha Merger Corp. is a wholly owned indirect subsidiary of Parent and was formed on May 31, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Thoma Bravo Fund XII, L.P. (“TBFXII”), Thoma Bravo Fund XI, L.P. (“TBFXI”) and Thoma Bravo Special Opportunities Fund II, L.P. (“TBSOF” and, together with TBFXII and TBFXI, the “Thoma Bravo Funds”). In connection with the transactions contemplated by the Merger Agreement, (1) the Thoma Bravo Funds have, in the aggregate, provided to Parent equity commitments of up to

$1,799,500,000; and (2) Parent has obtained debt financing commitments from Ares Capital Corporation, Golub Capital LLC, TPG Specialty Lending, Inc., Varagon Capital Partners, L.P., American International Group, Inc. and certain of their respective affiliates (collectively, the “Lenders”) for an aggregate amount of $1.075 billion, comprised of a $1.0 billion term loan facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $75 million revolving credit facility (in each case, pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger”).

Parent, Merger Sub and the Thoma Bravo Funds are affiliated with Thoma Bravo, LLC (“Thoma Bravo”). Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Qlik, and Qlik will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Qlik will cease to be a publicly traded company, all outstanding shares of Qlik stock will be canceled and converted into the right to receive $30.50 per share in cash, less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for any shares owned by Parent or Merger Sub or stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)), and you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “The Merger — Appraisal Rights”).

Treatment of Restricted Stock, Options, Restricted Stock Units and Stock Appreciation Rights

The Merger Agreement provides that Qlik’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be subject to the following treatment at the Effective Time:

Options

Each outstanding option to purchase shares of common stock, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding or other taxes, or other amounts as required by law) equal to the product of (1) the excess, if any, by which $30.50 exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option. Each option with an exercise price per share equal to or greater than $30.50 per share will be cancelled without consideration.

Restricted Stock Units

Each award of restricted stock units that has vested but has not otherwise previously been settled will be converted into the right to receive an amount in cash (subject to any applicable tax withholding or other taxes) equal to the product of (1) $30.50; and (2) the total number of shares of common stock subject to such award of restricted stock units. Each award of restricted stock units which is unvested as of the Effective Time will be cancelled at that time and converted into the right to receive $30.50 with respect to each share of common stock subject thereto, with such payment being made (i) promptly following the Effective Time with respect to one-third of each unvested restricted stock unit award; and (ii) with respect to the remaining two-thirds of each such award, in equal portions promptly following the twelve (12)- and eighteen (18)-month anniversaries of the Effective Time (or upon such earlier date as the restricted stock unit was otherwise scheduled to vest), provided the holder is continuously employed by the Surviving Corporation through such date. In the event that the holder’s employment with the Surviving Corporation is terminated by the Surviving Corporation other than for cause, the vesting conditions with respect to any unpaid unvested restricted stock unit award shall be deemed satisfied as of the holder’s last day of employment with the Surviving Corporation.

For any award of unvested restricted stock units with performance-based vesting conditions the number of shares subject to the award shall be determined at the “target” level of performance of such award (or, if no target is specified, at the maximum number of shares subject to the award).

Stock Appreciation Rights

Each outstanding stock appreciation right, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the excess, if any, by which $30.50 exceeds the per share base or strike price of such stock appreciation right; and (2) the total number of shares of common stock subject to such stock appreciation right. Each stock appreciation right with a per share base or strike price equal to or greater than $30.50 per share will be cancelled without consideration. Notwithstanding the foregoing, in the case of a stock appreciation right that is a Maximum Value Stock-settled Stock Appreciation Rights (a “MVSSAR”) (a type of stock appreciation right with respect to which the value that the holder can realize under the award is subject to a cap), the amount payable with respect to such MVSSAR shall be reduced to the extent necessary such that the amount payable with respect to such MVSSAR equals the maximum amount payable with respect to such award under its terms.

For any award of stock appreciation rights with performance-based vesting conditions the number of shares subject to the award shall be determined at the “target” level of performance of such award (or, if no target is specified, at the maximum number of shares subject to the award).

Financing of the Merger

We anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $3.2 billion, which will be funded via equity financing and debt financing described below, as well as Qlik’s cash on hand. This amount includes funds needed to (i) pay our stockholders the amounts due to them under the Merger Agreement; (ii) make payments due as of the Effective Time in respect of our outstanding equity-based awards pursuant to the Merger Agreement and (iii) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement and Parent’s agreements with the Lenders.

In connection with the Merger, Parent has (i) entered into equity commitment letters, dated as of June 2, 2016, with each of the Thoma Bravo Funds, for an aggregate equity commitment of $1,799,500,000, and (ii) obtained debt financing commitments from the Lenders, pursuant to which they have committed to provide Parent with $1.075 billion under a senior credit facility, comprised of a $1.0 billion term loan facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $75 million revolving credit facility. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger,” beginning on page 69 of this proxy statement.

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent’s agreement, the closing of the transactions contemplated by the Merger Agreement will not occur until after completion of a fifteen (15) consecutive business day marketing period that Parent may use to complete its financing. For more information, see the section of this proxy statement captioned “The Merger Agreement — Marketing Period,” beginning on page 82 of this proxy statement.

Conditions to the Closing of the Merger

The obligations of Qlik, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	(i) expiration or termination of the applicable waiting period under the HSR Act; and (ii) a decision from the European Commission under Article 6(1)(b) of Regulation 139/2004 declaring the Merger compatible with the internal European Union market;

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•	the accuracy of the representations and warranties of Qlik, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers (generally other than as would not constitute a Company Material Adverse Effect or, in the case of the capitalization representations and warranties of Qlik, other than as would not increase the aggregate merger consideration by more than $10,000,000), as of the date of the Merger Agreement and as of the closing date, or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	Qlik, Parent and Merger Sub having performed in all material respects their obligations under the Merger Agreement at or before the Effective Time;

•	receipt of certificates executed by executive officers of Qlik, on the one hand, or Parent and Merger Sub, on the other hand, to the effect that the conditions described in the preceding two bullets have been satisfied;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect; and

•	Qlik having filed all forms, reports and documents which contain financial statements and which are required to be filed with the Securities and Exchange Commission (the “SEC”) prior to the Effective Time.

Regulatory Approvals Required for the Merger

Qlik and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); and (ii) a decision from the European Commission under Article 6(1)(b) of Regulation 139/2004 declaring the Merger compatible with the internal European Union market.

Recommendation of the Board of Directors

Qlik’s Board of Directors (the “Board of Directors”), after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Qlik and its stockholders; (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) declared that the terms of the Merger Agreement are fair to Qlik and its stockholders. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Opinion of Qlik’s Financial Advisor

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by the Board of Directors to act as its financial advisor in connection with the Merger. On June 1, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in a written opinion dated June 1, 2016, to the Board of Directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Merger Consideration to be received by the holders of shares of Qlik common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Qlik common stock.

The full text of Morgan Stanley’s written opinion to the Board of Directors, dated June 1, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was prepared for the benefit of the Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Qlik common stock pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Qlik’s stockholders should vote at any stockholders’ meeting to be held in connection with the Merger or take any other action with respect to the Merger.

For a description of the opinion that the Board of Directors received from Morgan Stanley, see the section entitled “The Merger — Opinion of Qlik’s Financial Advisor,” beginning on page 48 of this proxy statement.

Interests of Qlik’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	accelerated vesting of stock options, stock appreciation rights and certain restricted stock units and the termination or settlement of such awards that are in-the-money in exchange for cash;

•	the entitlement of each executive officer to receive payments and benefits under the Severance Plan in connection with an involuntary termination of employment other than for “Cause,” as such term is defined in the Severance Plan, or if the executive officer voluntarily terminates his employment in connection with a “Constructive Termination,” as such term is defined in the Severance Plan, within the one (1)-year period following the Effective Time;

•	continued employment of Qlik’s officers by the Surviving Corporation anticipated following the Effective Time; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger — Interests of Qlik’s Directors and Executive Officers in the Merger,” beginning on page 63 of this proxy statement.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Qlik before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Consequences of the Merger,” beginning on page 76 of this proxy statement. Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Legal Proceedings Regarding the Merger

Pennsylvania Stockholder Litigation

On June 15, 2016, a putative class action lawsuit was filed by a purported stockholder of Qlik against Qlik, its directors, Thoma Bravo, Parent and Merger Sub in Pennsylvania Court of Common Pleas of Delaware County, captioned Willems v. Qlik Technologies Inc., et al, Case No. 2016-005249. The action generally alleges that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to take steps to maximize the value of Qlik to its stockholders. Plaintiff further alleges that Qlik, Thoma Bravo, Parent and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duties. Plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ fees and costs. Qlik, Thoma Bravo, Parent, Merger Sub and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

Alternative Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Qlik has agreed not to, and to cause its subsidiaries (and instruct its and their respective directors, officers, managers, employees, consultants, legal counsel, financial advisors and agents and other representatives, whom we collectively refer to as “representatives,”) not to, directly or indirectly, among other things:

•	solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of any Inquiry (as defined in the section below captioned “The Merger Agreement — Alternative Proposals”);

•	furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Qlik and its subsidiaries in connection with an Inquiry or an Alternative Proposal (as defined in the section below captioned “The Merger Agreement — Alternative Proposals”);

•	enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to an Inquiry or an Alternative Proposal;

•	grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which Qlik or any of its subsidiaries is a party;

•	make any Adverse Recommendation Change (as defined in the section below captioned “The Merger Agreement — Alternative Proposals”); or

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal or that contradicts the Merger Agreement or requires Qlik to abandon the Merger Agreement (except for Acceptable Confidentiality Agreements (as defined in the section below captioned “The Merger Agreement — Alternative Proposals”);

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Qlik may provide information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Qlik and its subsidiaries to, and engage or participate in negotiations or discussions with, a person regarding an Alternative Proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a Superior Proposal (as defined in the section below captioned “The Merger Agreement — Alternative Proposals”) or could reasonably be expected to lead to a Superior Proposal and not to do so would be inconsistent with the directors’ exercise of their fiduciary duties. For more information, see the section of this proxy statement captioned “The Merger Agreement — Alternative Proposals,” beginning on page 90 of this proxy statement.

Adverse Recommendation Change

The Board of Directors has unanimously recommended that you vote for the adoption of the Merger Agreement. The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting an Adverse Recommendation Change, except in certain specified circumstances. For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change,” beginning on page 91 of this proxy statement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	By mutual written consent of Qlik and Parent;

•	By either Qlik or Parent:

•	subject to certain exceptions, if the Merger has not been consummated on or before October 31, 2016, which date we refer to as the “End Date”;

•	subject to certain exceptions, if any governmental entity of competent jurisdiction has in any jurisdiction in which Parent, Qlik or their respective subsidiaries have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order, whether preliminary, temporary or permanent, which prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement and such law and order shall have become final and non-appealable; or

•	if Qlik’s stockholders fail to approve the proposal to approve and adopt the Merger Agreement at the Special Meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken.

•	By Qlik:

•	if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in the Merger Agreement, which (i) would result in the failure of a closing condition; and (ii) is not capable of being cured, or is not cured by Parent or Merger Sub, before the earlier of the End Date or the date that is thirty (30) calendar days following Qlik’s delivery of written notice thereof (except that Qlik may not terminate the Merger Agreement pursuant to this provision if Qlik is then in breach of the Merger Agreement in any material respect);

•	prior to receiving the stockholder approval, in order to enter into a definitive written agreement providing for a Superior Proposal, if (i) Qlik has complied in all material respects with its no-shop obligations with respect to such Superior Proposal and (ii) Qlik pays to Parent a termination fee of $103,350,000; or

•	if (i) all of the conditions applicable to (a) all parties’ obligations to consummate the Merger and (b) Parent’s and Merger Sub’s obligations to consummate the Merger have been and continue to be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the closing (each of which is capable of being satisfied at the closing)), (ii) Parent and Merger Sub fail to complete the closing on the date the closing should have occurred pursuant to the Merger Agreement, (iii) Qlik has delivered an irrevocable written notice to Parent certifying as to the matters described in clause (i) and that Qlik stands ready, willing and able to consummate the Merger at such time and (iv) Parent and Merger Sub fail to consummate the Merger by the third business day after the delivery of the notice described in clause (iii).

•	By Parent:

•	if there has been any breach or violation of any representation, warranty, covenant or agreement of Qlik contained in the Merger Agreement, which (i) would result in the failure of a closing condition; and (ii) is not capable of being cured, or is not cured by Qlik, before the earlier of the End Date or the date that is thirty (30) calendar days following Parent’s delivery of written notice thereof (except that Parent may not terminate the Merger Agreement pursuant to this provision if either Parent or Merger Sub is then in breach of the Merger Agreement in any material respect);

•	if at any time prior to the Special Meeting, the Board of Directors makes an Adverse Recommendation Change; or

•	if Qlik has materially breached its obligations related to Alternative Proposals and Superior Proposals (excluding any inadvertent and immaterial breaches thereof not intended to result in an Alternative Proposal).

Termination Fees and Expense Reimbursement

Except in specified circumstances, whether or not the Merger is completed, Qlik, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Qlik will be required to pay to Parent a termination fee of $103,350,000 if the Merger Agreement is terminated under specified circumstances. In addition, in certain circumstances, Qlik will be required to reimburse Parent for up to $5,000,000 of its expenses associated with the transactions contemplated by the Merger Agreement (with such reimbursement deducted from the termination fee, should it not be payable at the time of such termination but subsequently become payable).

Parent will be required to pay to Qlik a reverse termination fee of $206,710,000 if the Merger Agreement is terminated under different specified circumstances.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement — Termination Fees and Expense Reimbursement,” beginning on page 103 of this proxy statement.

Effect on Qlik if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Qlik will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Qlik will be required to pay Parent a termination fee upon the termination of the Merger Agreement; under different specified circumstances, Parent will be required to pay Qlik a reverse termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement — Termination Fees and Expense Reimbursement,” beginning on page 103 of this proxy statement.

The Special Meeting

Date, Time and Place

A special meeting of stockholders of Qlik (the “Special Meeting”) will be held on August 17, 2016, at 9:00 a.m., Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on July 6, 2016 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were 94,898,127 shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Qlik common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Qlik’s executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,281,573 shares of common stock, representing approximately 1.35% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Qlik common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1) To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Qlik, and Qlik will become a wholly owned subsidiary of Parent;

2) To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3) To approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on August 17, 2016, at 9:00 a.m., Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of Qlik common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of Qlik common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Qlik?

A:	The proposed Merger is the acquisition of Qlik by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Qlik, with Qlik continuing as the Surviving Corporation. As a result of the Merger, Qlik will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of Qlik common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $3,050.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the market price of the common stock?

A:	The relationship of the $30.50 Per Share Merger Consideration to the trading price of the common stock constituted a premium of: (1) approximately 40% to the unaffected ten (10)-day average stock price of Qlik’s common stock prior to March 3, 2016, the last trading day prior to the date that affiliates of Elliott announced that they had accumulated a significant minority interest in Qlik’s shares; and (2) approximately 5% to the closing price of Qlik’s common stock on June 1, 2016, the last trading day prior to the date on which Qlik entered into the Merger Agreement.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your Qlik stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Qlik common stock after the

Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Qlik in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors, after considering the various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Qlik and its stockholders; (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) declared that the terms of the Merger Agreement are fair to Qlik and its stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Qlik common stock. Instead, Qlik will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Qlik will be required to pay Parent a termination fee of $103,350,000 upon the termination of the Merger Agreement under specified circumstances, and Parent will be required to pay to Qlik a reverse termination fee of $206,710,000 if the Merger Agreement is terminated under different specified circumstances, in each case as described in the section captioned “The Merger Agreement — Termination Fees and Expense Reimbursement,” beginning on page 103 of this proxy statement.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Qlik common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger?

A:	SEC rules require Qlik to seek a non-binding, advisory vote regarding compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Qlik’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Qlik or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger will or may be paid to Qlik’s named executive officers even if stockholders fail to approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Qlik.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of Qlik common stock are registered in your name with American Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Qlik common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of Qlik common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Qlik common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Our Board of Directors has designated Lars Björk, our Chief Executive Officer, and Deborah C. Lofton, our Vice President, General Counsel & Secretary, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

Q:	Where can I find the voting results of the Special Meeting?

A:	If available, Qlik may announce preliminary voting results at the conclusion of the Special Meeting. Qlik intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Qlik files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”), the exchange of Qlik common stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Qlik common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Qlik stock options, restricted stock units and stock appreciation rights receive in the Merger?

A:	At the Effective Time, each outstanding option to purchase shares of common stock, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the excess, if any, by which $30.50 exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option. Each option with an exercise price per share equal to or greater than $30.50 per share will be cancelled without consideration at the Effective Time.

At the Effective Time, each award of restricted stock units that is vested as of the Effective Time will be converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) $30.50; and (2) the total number of shares of common stock subject to such award of restricted stock units. Each award of restricted stock units which is unvested as of the Effective Time will be cancelled at that time and converted into the right to receive $30.50 with respect to each share of common stock subject thereto, with such payment being made promptly following the Effective Time with respect to one-third of each unvested restricted stock unit award, and, with respect to the remaining two-thirds of each such award, in equal portions promptly following the twelve (12)- and eighteen (18)-month anniversaries of the Effective Time (or upon such earlier date as the restricted stock unit was otherwise scheduled to vest), provided the holder is continuously employed by the Surviving Corporation through such date. In the event that the holder’s employment with the Surviving Corporation is terminated by the Surviving Corporation other than for cause, the vesting conditions with respect to any unpaid unvested restricted stock unit award shall be deemed satisfied as of the holder’s last day of employment with the Surviving Corporation.

At the Effective Time, each outstanding stock appreciation right, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the excess, if any, by which $30.50 exceeds the per share base or strike price of such stock appreciation right; and (2) the total number of shares of common stock subject to such stock appreciation right. Each stock appreciation right with a per share base or strike price equal to or greater than $30.50 per share will be cancelled without consideration. Notwithstanding the foregoing, in the case of a stock appreciation right that is a MVSSAR (a type of stock appreciation right with respect to which the value that the holder can realize is subject to a cap), the amount payable with respect to such MVSSAR shall be reduced to the extent necessary such that the amount payable with respect to such MVSSAR equals the maximum amount payable with respect to such award under its terms.

For any award of unvested restricted stock units or stock appreciation rights with performance-based vesting conditions, the number of shares subject to such award shall be determined at the “target” level of performance of such award (or, if no target is specified, at the maximum number of shares subject to the award).

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the third calendar quarter of 2016. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the completion of a fifteen (15) consecutive business day marketing period that Parent may use to complete its financing for the Merger.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, Qlik stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, Qlik stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Qlik’s directors or officers have interests in the Merger that may differ from those of Qlik stockholders generally?

A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Qlik stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Qlik’s Directors and Executive Officers of Qlik in the Merger,” beginning on page 63 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Qlik common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

Stockholders May Call Toll-Free: (866) 406-2290

Banks & Brokers May Call Collect: (212) 269-5550

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Parent must use reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Qlik’s only viable recourse would be the $206,710,000 reverse termination fee payable by Parent under the terms of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of $103,350,000 and in certain circumstances reimburse Parent’s expenses related to the transactions contemplated by the Merger Agreement up to $5,000,000;

•	the outcome of any legal proceedings that may have been or may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Qlik’s current strategy as an independent company;

•	the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Qlik’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Qlik is unable to solicit other alternative proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to the timing and receipt of regulatory approvals from various domestic and foreign governmental entities required in connection with the Merger (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption and (2) the information contained under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on August 17, 2016, at 9:00 a.m., Eastern time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, PA 19103.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 94,898,127 shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of Qlik common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the transactions contemplated by the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Qlik’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,281,573 shares of common stock, representing approximately 1.35% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have executed voting agreements obligating them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and have further informed us that they currently intend to vote (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Qlik and stockholders; (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) declared that the terms of the Merger Agreement are fair to Qlik and its stockholders. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Qlik. We have retained D.F. King & Co., Inc., a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement and the completion of a fifteen (15) consecutive business day marketing period that Parent may use to complete its financing for the Merger, we anticipate that the Merger will be consummated in the third calendar quarter of 2016.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Qlik before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 17, 2016

The proxy statement is available at http://investor.qlik.com/financials.cfm.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Qlik Technologies Inc., Attention: Investor Relations, 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or calling our Investor Relations Department at (646) 561-0906. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

Stockholders May Call Toll-Free: (866) 406-2290

Banks & Brokers May Call Collect: (212) 269-5550

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 30 of this proxy statement and “The Merger Agreement” beginning on page 81 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Qlik common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger, as disclosed in the section captioned “The Merger — Interests of Qlik’s Directors and Executive Officers in the Merger,” beginning on page 63 of this proxy statement.

We are asking stockholders to indicate their approval of the various compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger — Interests of Qlik’s Directors and Executive Officers in the Merger,” beginning on page 63 of this proxy statement, and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Qlik’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Qlik Technologies Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Qlik to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger — Interests of Qlik’s Directors and Executive Officers in the Merger.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Qlik, the Board of Directors, Parent or the named executive officers. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying plans and agreements and the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

Qlik is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 39,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas.

Qlik’s common stock is listed on NASDAQ under the symbol “QLIK”.

Project Alpha Holding, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Project Alpha Holding, LLC was formed on May 31, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Project Alpha Merger Corp.

c/o Thoma Bravo LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Merger Sub is a wholly owned indirect subsidiary of Parent and was formed on May 31, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Thoma Bravo and the Thoma Bravo Funds. In connection with the transactions contemplated by the Merger Agreement, (1) the Thoma Bravo Funds, have, in the aggregate, provided to Parent equity commitments of up to $1,799,500,000; and (2) Parent has obtained debt financing commitments from the Lenders for an aggregate amount of $1.075 billion, comprised of a $1.0 billion term loan facility, which will be available to fund a portion of the payments contemplated by the Merger Agreement, and a $75 million revolving credit facility (in each case, pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger,” beginning on page 69 of this proxy statement.) After giving effect to the Merger, Qlik, as the Surviving Corporation, will be affiliated with Thoma Bravo.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Qlik, and Qlik will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Qlik if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Qlik will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Qlik operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Qlik’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Qlik’s business, prospects or results of operation will not be adversely impacted.

Upon termination of the Merger Agreement under specified circumstances, Qlik will be required to pay Parent a termination fee of $103,350,000. Parent will be required to pay to Qlik a reverse termination fee of $206,710,000 if the Merger Agreement is terminated under different specified circumstances. In addition, in certain circumstances, Qlik will be required to reimburse Parent for up to $5,000,000 of its expenses associated with the transactions contemplated by the Merger Agreement (with such reimbursement deducted from the termination fee, should it not be payable at the time of such termination but subsequently become payable). For more information please see the section captioned “The Merger Agreement — Termination Fees and Expense Reimbursement,” beginning on page 103 of this proxy statement.

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (1) Parent or Merger Sub and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “— Appraisal Rights,” beginning on page 72 of this proxy statement.)

Background of the Merger

As part of its ongoing evaluation of Qlik’s business, the Board of Directors, together with senior management, regularly reviews and assesses Qlik’s strategic direction, financial performance and business plans with a view towards strengthening Qlik’s business and identifying opportunities to increase stockholder value. As part of this evaluation, the Board of Directors has from time to time considered a variety of strategic alternatives for Qlik, including transactions with companies in the technology or enterprise software sector (whether structured as a merger, sale of Qlik, joint venture or transformative acquisition by Qlik), significant additional cost-cutting initiatives to drive margin enhancement, acceleration of investment in Qlik’s cloud-based technologies and a leveraged recapitalization (either on a standalone basis or through a debt or equity investment by a private equity firm). During the period since Qlik’s initial public offering in 2010 and prior to the contacts described below and the process that resulted in Qlik’s entry into the Merger Agreement, Qlik had from time to time been involved in preliminary discussions with one (1) potential strategic merger partner and four (4) potential strategic buyers for Qlik’s business. However, none of these discussions resulted in any proposal by the parties to such discussions as to a potential transaction. In each case, the relevant strategic counterparty did not ultimately pursue a transaction with Qlik. Each of these relevant strategic counterparties were contacted by Qlik’s financial advisor in connection with the process that resulted in the entry into the Merger Agreement.

In early November 2015, a representative of a private equity firm (“Party A”) contacted Mr. Björk by telephone and requested a meeting. Mr. Björk discussed this request with Mr. Golden. Mr. Björk subsequently met with such representative of Party A on November 17, 2015, at which meeting Mr. Björk provided a general introduction as to Qlik and its business and Party A did not express an intent to make a proposal.

On February 12, 2016, a representative of Thoma Bravo contacted Mr. Björk by email and requested a meeting. Although correspondence was exchanged as to the possibility of a meeting between the representative and Mr. Björk or Mr. MacCarrick, no meeting occurred prior to subsequent events described below due to scheduling difficulties.

On February 18, 2016, the Board of Directors held a meeting in New York City attended in person or telephonically by members of senior management and representatives of Morgan Stanley during which, among other things, representatives of Morgan Stanley provided its views as to trends in shareholder activism and the likelihood and reasons that an activist investor might pursue an investment in Qlik.

On March 3, 2016, a representative of Elliott contacted Mr. Björk by telephone and indicated that Elliott had acquired an investment in Qlik and would be filing a Schedule 13D later that day. Later that day, Elliott and certain of its affiliates filed with the SEC a Statement on Schedule 13D (the “13D”), disclosing that Elliott and its affiliates had accumulated beneficial ownership of approximately 5.0% of Qlik’s outstanding common stock and additionally held economic exposure to approximately 3.9% of Qlik’s outstanding common stock pursuant to notional principal amount derivative agreements. Elliott stated in the 13D that it believed that Qlik’s shares were significantly undervalued and that it was commencing a dialogue with Qlik’s management and the Board of Directors regarding strategic and operational opportunities that had the potential to increase stockholder value. On the same day, the Board of Directors met telephonically with members of senior management and representatives of Morgan Stanley to discuss, among other things, the 13D and the communication from Elliott.

On March 4, 2016, Deborah Lofton, Vice President, General Counsel & Secretary of Qlik, met telephonically with representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to discuss Qlik’s engagement of Skadden in connection with various matters.

On March 4, 2016, two affiliates of Elliott, Elliott International Limited and Elliott Associates L.P., each filed a Notification and Report Form (“HSR Filing”), pursuant to the HSR Act, indicating that each intended to acquire an amount of Qlik voting securities in excess of $78.2 million. Qlik made corresponding HSR Filings on March 21, 2016. The waiting period required under the HSR Act was terminated on March 28, 2016, after which time Elliott International Limited and Elliott Associates L.P. became eligible to consummate acquisitions of Qlik shares valued at up to $156.3 million each without being required to make an additional HSR Filing.

On March 7, 2016, Mr. Björk and Mr. MacCarrick met over dinner with representatives of Party A in Devon, Pennsylvania.

On March 8, 2016, Mr. Björk and Mr. MacCarrick met with representatives of Party A in Radnor, Pennsylvania.

Also on March 8, 2016, the Board of Directors received a letter from Elliott (the “March 8 Letter”). The March 8 Letter outlined Elliott’s views of Qlik’s recent performance, cost structure, operating margins and licensing model, including relative to peers and competitors, citing similar views from unnamed investors, analysts and customers, and urged the Board of Directors to either execute significant operational and management changes or explore strategic alternatives in a sale process. The March 8 Letter expressed that Elliott viewed a sale of Qlik as the preferred course as Elliott believed a sale process would attract several interested parties (including unnamed financial buyers and industry participants purportedly contacted directly by Elliott) and maximize stockholder value.

On March 9, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it discussed the March 8 Letter, the concerns identified in the letter (including as to recent performance, perceptions of management, cost structure and operating margin performance and Qlik’s licensing model), and Elliott’s views as to potential changes for Qlik and its business. In addition, the Board of Directors discussed the proposed engagement of Morgan Stanley in connection with stockholder relations and defense matters and requested that Morgan Stanley work with management to provide initial views in the near term on the range of potential alternatives available to Qlik to maximize stockholder value, including initial views on Qlik’s long-term prospects as a standalone company under various alternative scenarios, financial options (e.g., a recapitalization), and the possibility of a significant M&A transaction, for the purpose of the Board of Directors’ consideration of whether to review such alternatives in greater detail. The Board of Directors also discussed that certain private equity firms had contacted Qlik’s management after the filing of the 13D and authorized Qlik management to meet with these firms to better understand their potential interest in Qlik.

On March 10, 2016, a representative of Morgan Stanley met telephonically with a representative of a private equity firm (“Party B”) to better understand Party B’s potential interest in Qlik.

On March 11, 2016, a representative of Morgan Stanley met telephonically with a representative of Thoma Bravo to better understand Thoma Bravo’s potential interest in Qlik.

Also on March 11, 2016, Mr. Björk and Mr. MacCarrick met with representatives of Party B in Radnor, Pennsylvania.

On March 15, 2016, Bruce Golden, the Chairman of the Board of Directors and an independent director, and Steffan Tomlinson, another independent director, participated in a conference call with representatives of Elliott. On March 18, 2016, Mr. Björk and Mr. MacCarrick met with representatives of Elliott in Radnor, Pennsylvania. Thereafter, from time to time following requests by Elliott, Mr. Golden and Mr. Tomlinson met telephonically with representatives of Elliott. In each case, the purpose of these meetings from the perspective of the Board of Directors was to listen to and better understand Elliott’s views as a significant stockholder of Qlik.

On March 21, 2016, the Board of Directors held a meeting in San Francisco, California attended in person or telephonically by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received an update on Qlik’s first quarter business performance and on the recent interactions between Mr. Golden, Mr. Tomlinson, Mr. Björk and Mr. MacCarrick with Elliott. Representatives of Skadden discussed with the Board of Directors the due diligence process that Skadden had conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. Following review of these findings, the Board of Directors approved the retention of Morgan Stanley as financial advisor to the Board of Directors in connection with stockholder relations and defense matters, following which Qlik countersigned and delivered to Morgan Stanley an engagement letter dated March 16, 2016. A representative of Morgan Stanley indicated that a representative of Elliott had contacted Morgan Stanley on or around March 11, 2016 and requested the opportunity to meet with such representative of Morgan Stanley. The Board of Directors authorized Morgan Stanley to meet with Elliott’s representative in order to better understand Elliott’s views as a stockholder. Representatives of Skadden discussed with the Board of Directors their fiduciary duties in connection with the various matters to be discussed at the meeting. Representatives of Morgan Stanley then discussed with the Board of Directors their preliminary views of various strategic alternatives for Qlik, including pursuing a standalone path as a public company and a potential sale to a strategic or financial buyer, and noted that based on such preliminary views a sale transaction could potentially be a value-maximizing strategy for Qlik. The standalone path as a public company was discussed under various scenarios as to investment in growth opportunities and significant additional cost-cutting (in addition to cost-cutting measures already taken by management) to drive margin enhancement, as well as financial options such as a leveraged recapitalization. The forecasts used by Morgan Stanley for purposes of developing its preliminary views of such strategic alternatives included street forecasts, a five-year “steady state” scenario for Qlik prepared by management as well as an additional hypothetical scenario in which Qlik would look to improve margins more aggressively. The Board of Directors instructed management to continue to refine and develop a management forecast for future review by the Board of Directors in order to assess the desirability of reviewing strategic alternatives, noting the difficulty of predicting how transitioning to cloud-based delivery for Qlik’s products would affect such forecasts and other uncertainties and changes affecting Qlik’s business. The Board of Directors determined that management, with the assistance of Morgan Stanley, should initiate contact with a broad range of potential strategic and financial buyers along the parameters recommended by Morgan Stanley in order for the Board of Directors to assess the availability of a sale transaction and whether such an alternative, if available, would be in the best interests of Qlik and its stockholders.

On March 22, 2016, a representative of Morgan Stanley spoke with a representative of Elliott. Thereafter, from time to time in response to outreach by Elliott, such representative of Morgan Stanley met telephonically or in person with such representative of Elliott. In each case, the purpose of these meetings from the perspective of the Board of Directors was for Morgan Stanley to better understand Elliott’s views as a significant stockholder of Qlik and to report these views to the Board of Directors. On several occasions through the time of entry into the Merger Agreement, representatives of Elliott proposed a non-disclosure agreement with Qlik. At the end of May 2016, Elliott provided a draft of such an agreement to Morgan Stanley, and representatives of Skadden engaged in discussions with Elliott’s counsel at Schulte Roth & Zabel LLP related thereto; however, no non-disclosure agreement was entered into by the parties.

During the period from March 24, 2016 through May 5, 2016, Morgan Stanley contacted twenty-four (24) potential counterparties (twelve (12) strategic and twelve (12) financial buyers), including Party A, Party B and Thoma Bravo. Of the parties contacted, three (3) strategic and eleven (11) financial buyers executed confidentiality agreements. All standstill obligations applicable under such confidentiality agreements terminated upon Qlik’s entry into the Merger Agreement. Each party that entered into a confidentiality agreement was offered a management presentation by Qlik; in addition, two (2) strategic parties declined to enter into confidentiality agreements and instead met with Qlik management and received a presentation based on publicly available information.

On March 25, 2016, Reuters reported that Qlik had begun exploring strategic alternatives after coming under pressure from an activist shareholder, and further reported that Qlik was working with Morgan Stanley to explore a potential sale, in each case citing unnamed sources.

On March 28, 2016, Elliott amended its 13D to disclose that it had increased its position in Qlik and, as of that date, held beneficial ownership of approximately 5.0% of Qlik’s outstanding common stock and additional economic exposure to approximately 5.8% of Qlik’s outstanding common stock pursuant to notional principal amount derivative agreements.

On April 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received a process update regarding the review of strategic alternatives, and specifically received an update from Morgan Stanley on potential strategic and financial buyers contacted to date and the proposed timetable for conducting management presentations. The Board of Directors also received an update on preliminary first quarter results and then reviewed a refined draft five-year management forecast which was materially consistent with the “steady state” scenario for Qlik provided to the Board of Directors at the March 21, 2016 meeting and used to develop Morgan Stanley’s preliminary views on strategic alternatives. Morgan Stanley provided an update that Party A and Party B were requesting permission to partner in their review of a potential transaction, and that Party B had also expressed an interest in pursuing a private investment in public equity (“PIPE”) transaction in lieu of a sale transaction. Representatives of Morgan Stanley advised the Board of Directors that if the request were not granted at such time, Morgan Stanley anticipated Party B would cease working on the transaction and Party A would slow down its efforts until it was allowed to partner with another firm, due to the fact neither firm would likely be willing to proceed as a standalone bidder due to the significant size of the equity investment in an acquisition of Qlik. In the view of Morgan Stanley, allowing Party A and Party B to partner in their review and potential bid would increase competition in the process by enabling the joint bid to progress more quickly and thereby compete more effectively with strategic buyers and financial sponsors. At such time, one of the twelve (12) strategic buyers contacted by Morgan Stanley had declined to participate in the process. Based on the foregoing, the Board of Directors determined that allowing Party A and Party B to partner in their review and potential bid would be in the best interests of Qlik and its stockholders and authorized such request.

On April 4, 2016, members of Qlik senior management met over dinner with representatives of Party A and Party B in Radnor, Pennsylvania to discuss Qlik’s business.

During the period from April 5, 2016 through April 25, 2016, Qlik management conducted management presentations attended by four (4) potential strategic acquirers and ten (10) potential financial sponsors in total (including separately each of Party A and Party B). All ten (10) of the financial sponsors who received management presentations received access to an electronic data room containing due diligence materials. These parties were able to perform due diligence on Qlik’s business and were given access to Qlik’s management team for follow-up due diligence requests. None of the strategic buyers who received management presentations requested data room access or expressed an intent to submit a proposal to acquire Qlik prior to the date of entry into the Merger Agreement. Two (2) of these strategic buyers requested and received a written copy of the management presentation following the meeting and responses to specific follow-up informational requests (including, in the case of one strategic buyer, a follow-up teleconference with Qlik management).

On April 5, 2016, Qlik management conducted a management presentation attended by Parties A and B at Qlik’s headquarters in Radnor, Pennsylvania.

Also on April 5, 2016, members of Qlik senior management met over dinner with representatives of Thoma Bravo in Radnor, Pennsylvania to discuss Qlik’s business.

On April 6, 2016, Qlik management conducted a management presentation attended by Thoma Bravo at Qlik’s headquarters in Radnor, Pennsylvania.

On April 11, 2016, the Board of Directors held a special meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, Morgan Stanley provided an update on developments related to the process to explore sale alternatives, including potential strategic and financial buyers contacted to date by Morgan Stanley, the status of management presentations and the level of interest among potential buyers who had received management presentations, noting that each of the four strategic buyers who had requested management presentations to date had scheduled these for the week of April 18 (after presentations to most of the financial buyers). Representatives of Morgan Stanley also updated the Board of Directors on requests by financial buyers to discuss the proposed transaction with their respective debt and equity financing sources and expressed their view that financial buyers were unlikely to continue work on the transaction unless given authority to engage in discussions with potential debt financing sources at such time and that this would enhance competition in the process by enabling private equity buyers to more effectively compete with strategic buyers. Based on the foregoing, the Board of Directors determined to allow each private equity buyer who had completed a management presentation to engage with debt financing sources, subject to various limitations discussed with Morgan Stanley and Skadden intended to preserve the confidentiality of bids and prevent a bidder from locking up a financing source.

Also on April 11, 2016, a financial buyer (“Party C”), one of the ten financial sponsors who received management presentations, contacted Morgan Stanley and communicated that it was interested in learning more about Qlik and thereafter conducted due diligence.

On April 15, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received an update on developments related to the process to explore sale alternatives, including potential strategic and financial buyers contacted to date by Morgan Stanley, the status of management presentations and the level of interest among potential buyers who had received management presentations. Representatives of Morgan Stanley advised implementing a near term “checkpoint” bid for financial buyers to encourage interested private equity buyers to progress their work towards a bid to enable such private equity buyers to more effectively compete with strategic buyers and to narrow the size of the process and focus on more engaged buyers. The Board of Directors then approved requesting initial non-binding indications of interest from financial buyers by April 26, 2016. A representative of Morgan Stanley also updated the Board of Directors regarding a meeting with a representative of Elliott, who had asserted that he was in direct contact with potential bidders participating in Qlik’s process, including Thoma Bravo, as well as prospective financing sources. The Elliott representative expressed his desire for Qlik to be acquired and for Qlik to publicly announce that it was reviewing strategic alternatives, noting that Elliott intended to deliver a letter to the Board of Directors prior to Qlik’s upcoming April 28, 2016 earnings call. The Board of Directors discussed their concerns as to potential unauthorized disclosures in connection with the process and the need to reinforce with bidders and their potential financing sources their confidentiality obligations. Also at the April 15, 2016 meeting, the Board of Directors reviewed a refined draft six-year management forecast which was materially consistent with the projections provided to the Board of Directors at the April 1, 2016 meeting, which reflected input from directors to management over the prior two weeks and reflected management’s forecast for an additional year, for the purpose of providing a forecast to bidders participating in the process (such forecast being the “Bidder Case” described under the section captioned “—Certain Financial Projections” below). The Board of Directors authorized Qlik and Morgan Stanley to provide the Bidder Case to bidders and discussed the need for creation of management forecasts with additional refinement and potentially reflecting various sensitivities or alternative assumptions, for the purpose of further informing the Board of Directors’ view of Qlik’s intrinsic value. Members of the Board of Directors discussed a number of factors and risks that could affect the long-term plan for Qlik, including the ability to improve margin performance and reduce G&A spending and the impact on growth rates, as well as timing and financial impact associated with the company’s Qlik Sense product transition and transitioning to cloud-based product technologies. Representatives of Skadden discussed with the Board of Directors the initial due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to the large number of bidders identified to date in the process, noting that the engagement letter contemplated that additional due diligence would be conducted as the process progressed as to a smaller number of relevant bidders (including as to portfolio companies of private equity bidders). Following review of these findings, the Board of Directors authorized the retention of Morgan Stanley as financial advisor to the Board of Directors in connection with Qlik’s review of strategic alternatives, including a potential sale transaction. Following the meeting, Qlik entered into an engagement letter with Morgan Stanley dated April 15, 2016, in connection with its review of strategic alternatives, including a sale transaction.

Also on April 15, 2016, Qlik management conducted a due diligence session with representatives of Thoma Bravo at Qlik’s headquarters in Radnor, Pennsylvania.

On April 18, 2016, the Board of Directors received a letter from Elliott (the “April 18 Letter”). The April 18 Letter continued to urge the Board of Directors to pursue an immediate sale process, reiterated Elliott’s view that stockholders would be highly supportive of such a process, and noted that Qlik’s stock price had increased 16% since the filing of the 13D.

Also on April 18, 2016, Qlik management conducted two management presentations, each attended by a potential strategic buyer.

Also on April 18, 2016, members of Qlik management and Morgan Stanley conducted due diligence sessions with representatives of Party A and Party B in San Francisco, California.

On April 18 and April 19, 2016, initial bid process letters were sent to Thoma Bravo, Party A, Party B, Party C and five (5) other financial sponsors.

Also on April 19, 2016, members of Qlik management and Morgan Stanley conducted due diligence sessions with representatives of Party A and Party B in San Francisco, California.

Also on April 19, 2016, Qlik management conducted a management presentation attended by a potential strategic buyer.

On April 21, 2016, members of Qlik management and Morgan Stanley met telephonically with representatives of Party A and Party B and conducted an in-depth discussion of Qlik’s product offerings. Mr. Björk also met over dinner with the chief executive officer of one of Party A’s portfolio companies.

Also on April 21, 2016, members of Qlik management conducted two management presentations attended by a potential strategic buyer (“Strategic Party 1”) and a potential financial buyer (“Party D”).

On April 22, 2016, members of Qlik management and Morgan Stanley conducted due diligence sessions with representatives of Party C.

On April 22, 2016, members of Qlik management and Morgan Stanley conducted due diligence sessions with representatives of Party A and Party B.

On April 25, 2016, members of Qlik management conducted a due diligence session with representatives of Party A and Party B at Qlik’s headquarters in Radnor, Pennsylvania.

On April 26, 2016, three (3) parties (Party A and Party B (as a joint bid), Party C and Thoma Bravo) presented written preliminary non-binding indications of interest. Party A and Party B jointly indicated a per share price in the $30–$31 range, while Thoma Bravo’s indication of interest was in the $32–$34 range. Party C did not propose an acquisition of Qlik, but instead submitted a letter expressing interest in a PIPE transaction involving a purchase of convertible notes at an unspecified premium to market. One other financial sponsor (“Party E”) verbally expressed interest in a PIPE transaction or, alternatively, an acquisition transaction at the current trading price of Qlik’s common stock. The closing price of Qlik common stock on April 26, 2016 was $28.44.

Also on April 26, 2016, the Board of Directors received a letter from Elliott (the “April 26 Letter”). The April 26 Letter expressed Elliott’s views regarding Qlik, which were consistent with the views outlined in the March 8 Letter.

On April 27, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden, at which, among other things, management provided an update on first quarter performance for Qlik’s business and the quarterly report to be filed following the upcoming April 28, 2016 earnings call. Management also provided an update on management’s progress on developing four alternative forecast cases to the Bidder Case for the purpose of further informing the Board of Directors’ view of Qlik’s intrinsic value and confirmed certain parameters and key assumptions for such alternative forecast cases (the four alternative forecast cases, as later refined and approved by the Board of Directors, were the “Higher Revenue Growth Rates Case,” the “Faster Margin Improvement Case,” the “Aggressive Cloud Strategy Case” and the “Historical Performance Case” described under the section captioned

“—Certain Financial Projections” below). Representatives of Morgan Stanley also summarized the checkpoint bids received from financial buyers and follow-up discussions with financial buyers who had not submitted checkpoint bids and updated the Board of Directors that Strategic Party 1 had followed up to express interest in continued due diligence, but that the three (3) other strategic buyers who received management presentations during the week of April 18 had either declined or were perceived by Morgan Stanley as likely to decline to pursue an acquisition of Qlik. Morgan Stanley discussed with the Board of Directors that two (2) strategic buyers who had declined management presentations (“Strategic Party 2” and “Strategic Party 3”, respectively) had expressed a desire to be kept informed as to whether Qlik would be sold at the conclusion of its process, noting that these strategic buyers would not require financing and were capable of moving quickly if interested in acquiring Qlik. The Board of Directors authorized Morgan Stanley to reinitiate contact with each of Strategic Parties 2 and 3 at an appropriate time as the process continued. In addition, the Board of Directors discussed with Morgan Stanley and Skadden the PIPE structure proposed by several private equity firms. Although the Board of Directors desired to continue to evaluate a PIPE or leveraged recapitalization along with other strategic alternatives, these structures were viewed as unlikely to be in the best interests of Qlik and its stockholders, including due to Qlik’s existing cash balance and, in the case of a PIPE transaction that would increase Qlik’s cash balance, the perceived lack of any available acquisition candidate or merger partner that would be transformative to Qlik’s business. Representatives of Morgan Stanley then updated the Board of Directors that during the past week representatives of Elliott (including a representative focused on strategic private investments in debt and equity rather than hedge fund investing) had contacted Morgan Stanley to express a desire to provide debt financing in connection with a sale transaction for Qlik, either by partnering with a specific debt financing source, which debt financing source was at that time working with Party A, Party B, Party C and Thoma Bravo, or by working directly with Party A or Thoma Bravo. Representatives of Skadden further updated the Board of Directors that they had subsequently discussed with this debt financing source its confidentiality obligations and its processes for preventing inappropriate flow of information among deal teams working with different bidders. The Board of Directors determined that it would not be in the best interests of Qlik or its stockholders to authorize Elliott to pursue a debt financing role at such time, given that multiple debt financing sources appeared to be available to bidders (and no bidder had expressed an interest in working with Elliott) and that Elliott, if allowed to participate as a debt financing source, would have an interest in the outcome of the transaction that would differ from the interests of other stockholders of Qlik. In addition, the Board of Directors viewed Elliott’s interest in providing debt financing, contact with a potential debt financing source to multiple bidders and contact with potential bidders as presenting significant risk to the competitive integrity and confidentiality of the overall process, and directed Qlik and its advisors to remind bidders and their financing sources of their confidentiality obligations.

On the evening of April 27, 2016, Bloomberg reported that Qlik had received preliminary offers from Thoma Bravo and two other private equity firms in connection with a deadline for first round proposals on April 26, 2016 and that another private equity firm was considering making an offer. The Bloomberg article cited unnamed sources.

On the morning of April 28, 2017, Qlik reported results for the first fiscal quarter of 2016, which exceeded management’s prior guidance for the period.

During the period from April 29, 2016 through May 31, 2016, Thoma Bravo conducted extensive confirmatory due diligence. Party A and Party B continued due diligence during this period.

Also on April 29, 2016, members of Qlik management held a product technology due diligence session with Strategic Party 1.

On April 30, 2016, a bid process letter was sent to a financial sponsor that had met with Qlik management later in the management presentation schedule, specifying a later deadline of May 2, 2016. This financial sponsor subsequently declined to pursue an acquisition of Qlik.

On May 3, 2016, Party D verbally expressed interest in pursuing a PIPE transaction or other minority stake or, alternatively, in participating in an acquisition of Qlik with another financial sponsor acting as the lead investor at a valuation in the range of $30.50 to 32.00.

On May 6, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it reviewed the Higher Revenue Growth Rates Case, the Faster Margin Improvement Case, the Aggressive Cloud Strategy Case and the Historical Performance Case and authorized Morgan Stanley to use these alternative scenarios, together with the Bidder Case, for purposes of preparing financial analyses with respect to Qlik and its evaluation of strategic alternatives. Representatives of Morgan Stanley also provided an update on communications received from Elliott as to its interest in providing debt financing and request for a non-disclosure agreement. Representatives of Morgan Stanley provided an update on the level of interest and engagement among potential strategic and financial buyers contacted to date by Morgan Stanley, including that Strategic Party 1 had informed Morgan Stanley it was less likely to proceed and needed one to two weeks to further evaluate, that Morgan Stanley recommended reaching out to Strategic Parties 2 and 3 closer to a final bid deadline and that only one of the large technology companies contacted following April 11, 2016 had expressed interest in potentially receiving a management presentation (“Strategic Party 4”). In addition, representatives of Morgan Stanley provided an update regarding their follow-up discussions with Party C during the week of May 2, 2016, and indicated that none of Party C, Party D or Party E appeared likely to pursue an acquisition of 100% of Qlik. Upon the recommendation of Morgan Stanley, the Board of Directors authorized Qlik to permit Party A, Party B and Thoma Bravo to each engage with equity financing sources, subject to various limitations discussed with Morgan Stanley and Skadden intended to preserve confidentiality of bids and prevent a bidder from locking up a financing source.

On May 9, 2016, Mr. Björk and Mr. MacCarrick met with representatives of Thoma Bravo in Radnor, Pennsylvania.

On May 10, 2016, Morgan Stanley sent final bid process letters to Party A, Party B and Thoma Bravo, requesting marked drafts of Qlik’s proposed form of merger agreement by May 23, 2016, and setting a final bid deadline of May 31, 2016. Members of Qlik management and Morgan Stanley also conducted a full-day due diligence session with representatives of Thoma Bravo.

On May 12, 2016, Qlik held its annual stockholder meeting in Philadelphia, Pennsylvania. Following this meeting, the Board of Directors held a meeting attended in person or telephonically by members of senior management and representatives of Morgan Stanley, Skadden and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to Qlik (“Gunderson”). Representatives of Skadden and Gunderson reviewed the directors’ fiduciary duties. Among other matters discussed, the Board of Directors received an update on the level of interest and engagement among potential strategic buyers, including that Strategic Party 1 appeared unlikely to proceed and had not continued to engage, that Morgan Stanley had met with Strategic Party 2 to assess their interest and had scheduled a meeting with Strategic Party 3 and that Strategic Party 4 had not continued to engage. The Board of Directors also received an update on the level of interest and engagement among potential financial buyers, noting that Thoma Bravo appeared more engaged than Party A and Party B. Representatives of Morgan Stanley also reviewed with the Board of Directors their preliminary financial analyses. The Board of Directors discussed the strategic alternatives available to Qlik, including continuing as a standalone public company while implementing alternatives reflected by the Management Projections, a leveraged recapitalization (either on a standalone basis or through a debt or equity investment by a private equity firm), or a sale of Qlik to a strategic or financial buyer to the extent available on attractive terms, and determined to continue to evaluate each of these alternatives while engaging with interested potential buyers. The Board of Directors expressed concern over the effect of leaks to the media and other unauthorized disclosures on Qlik’s process for seeking potential buyers, including concern that remaining private equity buyers would cease to be willing to participate in the process or alter their bidding strategies as a result of speculation concerning the process or inappropriate flow of information. Representatives of Skadden and Gunderson also reviewed with the Board of Directors key terms of Qlik’s draft merger agreement which was to be provided to bidders.

On May 13, 2016, Morgan Stanley distributed the draft merger agreement to Party A, Party B and Thoma Bravo.

On May 20, 2016, a representative of the consortium of Party A and Party B contacted a representative of Morgan Stanley and expressed that Party A and Party B would not be able to complete their due diligence by the final bid deadline and that their joint bid was unlikely to propose a transaction at a price above the current trading price of Qlik’s common stock. The closing price of Qlik common stock on May 20, 2016 was $30.95.

On May 25, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, representatives of Skadden discussed with the Board of Directors the further due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Party A, Party B, Thoma Bravo and certain of their respective portfolio companies known to Morgan Stanley, as well as updated due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. The Board of Directors reviewed these findings and determined that it would be in the best interests of Qlik and its stockholders for the Board of Directors to continue to use Morgan Stanley as its financial advisor.

On May 25, 2016, Skadden received a markup of the draft merger agreement as well as, on May 26, 2016, drafts of Thoma Bravo’s forms of equity commitment letter and limited guaranty, from Thoma Bravo’s legal counsel, Kirkland & Ellis LLP (“Kirkland”).

On the morning of May 27, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it authorized the formation of a transaction committee of the Board of Directors, comprised of Mr. Gavin, Mr. Golden and Mr. Tomlinson (the “Transaction Committee”), to permit efficient involvement by the Board of Directors in the review, evaluation and negotiation of a potential sale transaction and related oversight of Qlik management and Qlik’s advisors. In particular, the Board of Directors viewed the formation of this committee as beneficial given the possibility that following receipt of final bids, if any, it could be desirable to seek to finalize proposed terms quickly given the potential for further leaks to the media as to the process and the resulting significant risks to that process. The Transaction Committee was not authorized to approve or adopt a merger agreement and was instead directed to report to the Board of Directors its findings and recommendations as to whether a potential sale transaction was advisable and in the best interests of Qlik and its stockholders.

Later on May 27, 2016, representatives of Skadden met telephonically with representatives of Kirkland to discuss certain elements of Thoma Bravo’s markup of the draft merger agreement, including the circumstances under which the Board of Directors would be permitted to change its recommendation to Qlik stockholders, the size of the termination fee payable by Qlik, the circumstances under which Qlik would be obligated to pay a termination fee and expense reimbursement, the term of any “match” rights associated with a change of recommendation, new closing conditions affecting deal certainty, Thoma Bravo’s obligations to accept “flex” terms under its debt commitments, Thoma Bravo’s proposal as to remedies available to Qlik where specific performance is not available because Thoma Bravo’s debt financing is not available, and the circumstances under which Thoma Bravo would be obligated to pay Qlik the reverse termination fee and the size of this fee.

On May 29, 2016, Skadden received a revised markup of the draft merger agreement from Kirkland, reflecting concessions by Thoma Bravo as to certain of the elements discussed among counsel on May 27, 2016.

On May 30, 2016, Skadden received a draft form of voting agreement from Kirkland, pursuant to which, among other things, Qlik’s directors and executive officers would agree to vote in favor of the Merger.

On May 31, 2016, members of Qlik management conducted a management presentation attended by Strategic Party 4. As Strategic Party 4 had declined to enter into a confidentiality agreement, it received a presentation based on publicly available information.

At approximately 3:18 p.m., Eastern time, on May 31, 2016, Reuters reported that Thoma Bravo was preparing to submit a binding bid for Qlik as early as that day, and was planning to offer between $28 and $30 per share. Reuters also reported that other private equity firms decided against making binding offers for Qlik because of the company’s high valuation expectations, but that it was possible that a party other than Thoma Bravo could make an offer. The Reuters article cited unnamed sources. The closing price of Qlik common stock on May 27, 2016 was $31.94. Following release of the Reuters article, Qlik common stock closed at $28.70 on May 31, 2016.

Following the release of the Reuters article on May 31, 2016, Morgan Stanley received a bid from Thoma Bravo, stating that Thoma Bravo would be willing to execute the draft merger agreement submitted to Skadden on May 29 and purchase all outstanding shares of Qlik common stock at a price of $29.00 per share in cash. Thoma Bravo’s bid contemplated that Qlik would negotiate exclusively with Thoma Bravo for a period of 72 hours following delivery, with automatic extensions of additional 48-hour periods unless either party elected to terminate such extension. Thoma Bravo also submitted a debt commitment letter executed by the Lenders.

Also on May 31, 2016 following release of the Reuters article, Morgan Stanley received a joint bid from Party A and Party B offering $28.00–$29.00 per share and indicating a willingness to complete due diligence and execute a definitive merger agreement within ten days.

At 9:30 a.m., Eastern time, on June 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it reviewed and discussed Thoma Bravo’s $29.00 per share final bid submission (including the proposed debt financing terms), Party A and Party B’s $28.00–29.00 per share offer and the likelihood of receiving a higher bid from either a strategic or financial buyer in the near term or longer term. Representatives of Morgan Stanley reviewed with the Board of Directors its financial analyses of the proposed transaction based on the $29.00 per share proposal. The Board of Directors reviewed potential alternatives available to Qlik, including remaining a standalone public company while seeking to successfully implement alternatives reflected by the Management Projections, a leveraged recapitalization (either on a standalone basis or through a PIPE transaction with a private equity firm), or a sale of Qlik to Thoma Bravo or another strategic or financial buyer. Representatives of Morgan Stanley updated the Board of Directors as to the management presentation provided to Strategic Party 4 on May 31, 2016, which meeting was the initial meeting with Strategic Party 4 after Morgan Stanley first contacted them on May 5, 2016. The Board of Directors decided to continue to pursue discussions with Thoma Bravo regarding a potential transaction and instructed Morgan Stanley to discuss consideration of $31.00 per share with Thoma Bravo. The Board of Directors also discussed their significant concern over the effect of leaks to the media and other unauthorized disclosures on Qlik’s process for negotiating transaction terms with Thoma Bravo and the risk that Thoma Bravo would alter its bidding strategy as a result of speculation concerning the process or inappropriate flow of information. In light of these perceived risks and the view of the Board of Directors that additional time would not likely result in an increase to the proposed consideration from Thoma Bravo or another buyer, the Board of Directors authorized Morgan Stanley to seek to negotiate consideration of $31.00 per share with Thoma Bravo and to offer exclusivity for a period of 48 hours. Representatives of Skadden reviewed with the Board of Directors certain unresolved issues in Thoma Bravo’s markup of the draft merger agreement, including the size of the termination fee payable by Qlik, new closing conditions affecting deal certainty (including a condition in Thoma Bravo’s debt commitment letter as to minimum pro forma cash), the expiration date for Thoma Bravo’s debt commitment letter, Thoma Bravo’s proposal as to remedies available to Qlik where specific performance is not available because Thoma Bravo’s debt financing is not available, the circumstances under which Thoma Bravo would be obligated to pay Qlik the reverse termination fee and the size of this fee and the treatment of unvested restricted stock units, which treatment was viewed by the Board of Directors as significant to retention of key personnel through closing of the transaction. The Board of Directors discussed that the interests of Qlik’s management differed from other stockholders as to the treatment of unvested restricted stock units, as Thoma Bravo had proposed that all unvested restricted stock units would be converted at closing of the Merger into time-based cash awards, which would delay the cash outlay required to satisfy these obligations. In light of this potential conflict of interest, the Board of Directors directed the Transaction Committee to oversee the resolution of the treatment of unvested restricted stock units. Representatives of Skadden discussed with the Board of Directors the potential benefits of adopting a Delaware forum selection bylaw in connection with the entry into a merger agreement in order to eliminate the costs of multijurisdictional litigation in connection with the proposed transaction.

Following the meeting of the Board of Directors at 9:00 a.m., Eastern time, on June 1, 2016, representatives of Morgan Stanley contacted Thoma Bravo and proposed a potential transaction at $31.00 per share, with exclusivity for 48 hours, and requested that Thoma Bravo consider appropriate cushion to mitigate risk to Qlik as to the minimum pro forma cash condition in Thoma Bravo’s debt commitment letter. Thoma Bravo initially responded by proposing a potential transaction at $30.25 per share, but following further discussion with Morgan Stanley responded by proposing a potential transaction at $30.50 per share, noting that this price was Thoma Bravo’s best and final offer. Thoma Bravo also indicated that it would consider appropriate cushion to mitigate risk to Qlik as to the minimum pro forma cash condition in Thoma Bravo’s debt commitment letter. Thoma Bravo also reiterated its view that all unvested restricted stock units should be converted into time-based cash awards. Finally, Thoma Bravo expressed its desire to seek to finalize terms of the transaction and enter into a merger agreement prior to 9:00 a.m., Eastern time, on June 2, 2016.

At 2:00 p.m., Eastern time, on June 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, it received an update from Morgan Stanley as to its discussions with Thoma Bravo and the current proposal of $30.50 per share, noting that Thoma Bravo’s proposal assumed conversion of all unvested restricted stock units into time-based cash awards, with Thoma Bravo reviewing appropriate cushion as to the minimum pro forma cash condition in its debt commitment letter. Morgan Stanley also explained that Thoma Bravo desired to enter into a merger agreement prior to 9:00 a.m., Eastern time, on June 2, 2016. The Board of Directors directed Morgan Stanley and Skadden to continue discussions with Thoma Bravo and Kirkland based on the $30.50 per share proposal, to clarify and negotiate appropriate cushion as to the minimum pro forma cash condition in Thoma Bravo’s debt commitment letter and to negotiate key provisions of the merger agreement in accordance with the proposal reviewed with the Board of Directors at the meeting earlier that day, while seeking to reach compromise with Thoma Bravo as to treatment of unvested restricted stock units (which the Board of Directors viewed as significant to retention during the period prior to closing) subject to the oversight of the Transaction Committee. The Board of Directors authorized Qlik management to execute and deliver a 48-hour exclusivity agreement with Thoma Bravo and, in light of the perceived risks as to the effect of leaks to the media and other unauthorized disclosures on the ability to negotiate transaction terms with Thoma Bravo, the Board of Directors directed Morgan Stanley and Skadden to seek to conclude discussions with Thoma Bravo and Kirkland prior to 9:00 a.m., Eastern time, on June 2, 2016. Representatives of Skadden further discussed with the Board of Directors the potential benefits of adopting a Delaware forum selection bylaw in connection with the entry into a merger agreement in order to eliminate the costs of multijurisdictional litigation in connection with the Merger.

Following the meeting of the Board of Directors at 2:00 p.m., Eastern time, on June 1, 2016, Skadden provided Kirkland with a revised draft of the merger agreement, along with markups of the equity commitment letters, limited guaranty, debt commitment letter and voting agreement, reflecting Qlik’s position on unresolved issues, including, among other things, the size of the termination fee payable by Qlik, new closing conditions affecting deal certainty (including a condition in Thoma Bravo’s debt commitment letter as to minimum pro forma cash), the requirements for Qlik to transfer cash from foreign subsidiaries for purposes of funding the closing of the transaction, the expiration date for Thoma Bravo’s debt commitment letter, Thoma Bravo’s covenants in relation to obtaining its debt financing, the circumstances under which Thoma Bravo would be obligated to pay Qlik the reverse termination fee and the size of this fee, and the treatment of unvested restricted stock units. Thereafter, representatives of Kirkland and Skadden discussed and negotiated certain outstanding issues relating to the merger agreement and ancillary documents, among other things, the size of the termination fee payable by Qlik, an increase of $25 million to the aggregate equity commitment of Thoma Bravo for the purpose of additional cushion for Qlik’s benefit as to the minimum pro forma cash condition in Thoma Bravo’s debt commitment letter, the threshold for accuracy of Qlik’s capitalization representations and methodology for calculating the same, the request for Thoma Bravo to seek an extension of the expiration date for its debt commitment letter and a corresponding extension to the end date under the merger agreement, the circumstances under which Thoma Bravo would be obligated to pay Qlik the reverse termination fee and the size of this fee. With the oversight and approval of the Transaction Committee, Qlik’s management negotiated with representatives of Thoma Bravo the resolution of the treatment of unvested restricted stock units. Representatives of Kirkland, Gunderson, and Qlik’s legal department concurrently discussed and negotiated certain outstanding issues relating to Qlik’s disclosure letter to the merger agreement.

During the afternoon of June 1, 2016, a representative of Elliott contacted a representative of Morgan Stanley to express Elliott’s interest in providing up to $400 million of preferred equity financing in connection with an acquisition of Qlik by Thoma Bravo.

At 10:00 p.m., Eastern time, on June 1, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, representatives of Skadden reviewed with the Board of Directors the material terms of the merger agreement and the resolution of open items previously discussed with the Board of Directors. In addition, representatives of Skadden identified key remaining unresolved issues, including the threshold for accuracy of Qlik’s capitalization representations and methodology for calculating the same and the request for Thoma Bravo to seek an extension of the expiration date for its debt commitment letter and a corresponding extension to the end date under the merger agreement. Representatives of Morgan Stanley then provided an update as to Elliott’s offer to provide preferred equity financing. The Board of Directors discussed that Thoma Bravo had not requested to engage with Elliott as a potential debt or equity financing source and determined that the risks to the proposed transaction of pursuing Elliott’s proposal or allowing Thoma Bravo to pursue Elliott’s proposal outweighed the potential benefits. After considering the foregoing, the Board of Directors determined that pursuing Elliott’s proposal would not be in the best interests of Qlik and its stockholders. Representatives of Skadden and Morgan Stanley then reviewed with the Board of Directors an update to prior due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Thoma Bravo and certain of its portfolio companies known to Morgan Stanley, as well as updated due diligence conducted as to Morgan Stanley’s potential conflicts of interest relative to Elliott. The Board of Directors reviewed these findings and determined that it would be in the best interests of Qlik and its stockholders for the Board of Directors to continue to use Morgan Stanley as financial advisor. Representatives of Morgan Stanley then reviewed with the Board of Directors their financial analyses with respect to the proposed transaction. Following this presentation, representatives of Morgan Stanley delivered to the Board of Directors its oral opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $30.50 in cash per share to be paid to holders of Qlik common stock was fair from a financial point of view to such holders. After further discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”), the Board of Directors directed representatives of Skadden to continue to finalize the terms of the merger agreement in accordance with the proposal reviewed with the Board of Directors.

During the remainder of June 1 and the early morning of June 2, representatives of Skadden, Gunderson, Qlik’s legal department and Kirkland continued to exchange drafts to finalize and resolve issues raised in the merger agreement and disclosure letter, the equity commitment letters, the limited guaranty and the debt commitment letter. Among the principal issues discussed were the condition for accuracy of Qlik’s capitalization representations and threshold and methodology for calculating the same and the proposed extension of the expiration date for Thoma Bravo’s debt commitment letter and corresponding change to the end date under the merger agreement.

At 7:00 a.m., Eastern time, on June 2, 2016, the Board of Directors held a telephonic meeting attended by members of senior management and representatives of Morgan Stanley and Skadden at which, among other things, representatives of Skadden reviewed with the Board of Directors the proposed resolution of key remaining issues in the merger agreement, including the proposed $10 million threshold for the condition as to accuracy of Qlik’s capitalization representations and the proposed extension of Thoma Bravo’s debt financing commitments and end date under the merger agreement to October 31, 2016. After further discussing potential reasons for and against the proposed transaction (see below under the heading “—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger”), the Board of Directors unanimously adopted and declared the advisability of the Merger Agreement, and further declared that the Merger Agreement was in the best interests of Qlik and its stockholders, and recommended that Qlik’s stockholders approve the Merger Agreement. Additionally, the Board of Directors unanimously voted to amend Qlik’s bylaws to adopt an exclusive Delaware forum selection bylaw, having determined that such amendment and adoption was in the best interests of Qlik and its stockholders.

Following the Board of Directors meeting on June 2, 2016, the parties finalized and executed the Merger Agreement and received executed final copies of the limited guaranty, the equity commitment letter, the debt commitment letters and the voting agreements.

Later on the morning of June 2, 2016 prior to the opening of trading of Qlik common stock on the NASDAQ, Qlik and Thoma Bravo issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Qlik and its stockholders; (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) declared that the terms of the Merger Agreement are fair to Qlik and its stockholders.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, Qlik’s Board of Directors consulted with outside legal counsel, its financial advisor and Qlik’s senior management. In recommending that Qlik’s stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	The relationship of the Per Share Merger Consideration to the unaffected trading price of Qlik’s common stock, constituting a premium of approximately 40% to the unaffected ten (10)-day average stock price of Qlik’s common stock prior to March 3, 2016, the last trading day prior to the date that affiliates of Elliott announced that they had accumulated a significant minority interest in Qlik’s shares.

•	The perceived risks and benefits of a variety of strategic alternatives for Qlik, including (i) significant additional cost-cutting to drive margin enhancement; (ii) accelerating investment in Qlik’s cloud-based technologies; (iii) a leveraged recapitalization; and (iv) a possible sale of Qlik to potential strategic or financial buyers. In addition, the perceived lack of any available acquisition candidate or merger partner that would be transformative to Qlik’s business if Qlik remained a public company.

•	The financial forecasts prepared by Qlik’s senior management team, which reflected multiple potential strategic alternatives available to Qlik on a standalone basis and were not risk-adjusted for all scenarios. In addition, the view that these financial forecasts were based on assumptions that are difficult to project and were subject to high levels of uncertainty and also significant execution risk.

•	Qlik’s failure to achieve forecasted results in a number of prior fiscal periods, which failure was viewed as reflecting risks inherent to Qlik’s business and the challenges to correctly projecting and realizing long-term forecasts in such business.

•	The perceived risks associated with transitioning from Qlik’s historical focus on growth rate to increased focus on reducing operating expenses and increasing margins and the ability to successfully execute on this transition.

•	The perceived risks associated with successfully implementing Qlik’s product transition strategies relative to QlikView and Qlik Sense while maintaining and developing customer relationships.

•	The pace and magnitude of ongoing changes in the market for Qlik’s products resulting from Qlik’s customers and industry participants transitioning from on-premises to cloud-based technologies.

•	The competitive risks to Qlik’s business from existing and new entrants to Qlik’s industry, including competitive risks that may affect Qlik’s ability to realize benefits of investing in cloud-based technologies.

•	The view that certain of the risks described above could occur in combination to negatively affect Qlik and its business.

•	The fact that the all-cash Per Share Merger Consideration will provide certainty of value and liquidity to Qlik’s stockholders, while eliminating the effects of long-term business and execution risk to Qlik’s stockholders.

•	The fact that Qlik actively sought proposals from several other parties that it believed were logical potential buyers, as more fully described above under the heading “— Background of the Merger,” including strategic buyers and financial sponsors:

•	Qlik’s financial advisor contacted twelve (12) strategic buyers and twelve (12) financial sponsors and Qlik conducted management presentations attended by five (5) strategic buyers and ten (10) financial sponsors (including separately each of Party A and Party B).

•	Of these parties, only Thoma Bravo and the consortium of Party A and Party B submitted proposals by the final bid deadline.

•	Only Thoma Bravo submitted fully negotiated equity commitment letters and debt commitments and required no additional time for due diligence and negotiation with financing sources.

•	The final round bid from the consortium of Party A and Party B indicated a range of $28.00 to $29.00 per share and required additional time for the consortium to conduct additional diligence and finalize its financing arrangements.

•	The fact that, via extensive negotiations, Qlik was able to increase Thoma Bravo’s final round bid from $29.00 per share to $30.50 per share, which Qlik, after consultation with its financial advisor, believed was the maximum price at which Thoma Bravo would transact.

•	The risk that prolonging the sale process further could have resulted in the loss of a favorable opportunity to successfully consummate a transaction on favorable terms.

•	The financial analyses reviewed and discussed with the Board of Directors by representatives of Morgan Stanley at numerous meetings of the Board of Directors in connection with the Merger, which included the opinion of Morgan Stanley that, as of June 1, 2016, and based upon and subject to the factors and assumptions set forth in such opinion, the Per Share Merger Consideration to be paid to holders of shares of Qlik common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below under the caption “— Opinion of Qlik’s Financial Advisor”

•	The terms and conditions of the Merger Agreement and related transaction documents, including:

•	Parent’s commitments in the Merger Agreement to use its reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);

•	The fact that Parent’s obligation to complete the Merger is not conditioned upon receipt of financing and that Parent’s wholly owned subsidiary obtained a debt commitment letter upon signing of the Merger Agreement from the Lenders with limited conditionality customary for acquisition financing commitment letters;

•	The equity commitments by the Thoma Bravo Funds to the transaction and the fact that Qlik is a named third party beneficiary in the equity commitment letters;

•	Qlik’s ability, subject to certain conditions in the Merger Agreement, to seek specific performance of the Thoma Bravo Funds’ obligation to make the equity contributions pursuant to the equity commitment letters;

•	Qlik’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement;

•	The fact that in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay Qlik a reverse termination fee of $206,710,000, corresponding to approximately 7% of the purchase price, without the need for Qlik to establish any damages;

•	Qlik’s ability to simultaneously pursue the alternative remedies of (i) specific performance, as described immediately above, and (ii) termination of the Merger Agreement and payment of the reverse termination fee by Parent (subject to the terms and conditions of the Merger Agreement);

•	Parent’s commitment in the Merger Agreement to use reasonable best efforts to arrange its financing, including the commitment to seek alternative financing on terms and conditions not materially less favorable than the original financing (when taken as a whole);

•	The fact that TBFXII has executed a limited guaranty in favor of Qlik with respect to certain of Parent’s and Merger Sub’s payment obligations under the Merger Agreement, including the reverse termination fee;

•	Qlik’s ability, in certain circumstances, to furnish information to and conduct negotiations with a third party regarding an alternative proposal that the Board of Directors determines in good faith, after consulting with its financial advisor and outside counsel, constitutes or could reasonably be expected to lead to a superior proposal;

•	The Board’s ability to change its recommendation in response to a superior proposal or terminate the Merger Agreement in favor of a superior proposal, subject to Parent’s ability to match such superior proposal and subject to paying Parent a termination fee of $103,350,000;

•	The Board’s ability to change its recommendation in response to an intervening event not related to an alternative proposal not known or reasonably foreseeable by the Board of Directors prior to June 2, 2016, subject to Parent’s ability to propose adjustments to the terms and conditions of the Merger Agreement that may convince the Board of Directors not to change its recommendation, and subject to Parent’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $103,350,000;

•	The fact that the termination fee payable by the Company is approximately equal to 3.5% of the purchase price, which amount the Board of Directors believed was reasonable in light of, among other matters, the benefits of the Merger to Qlik’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

•	The fact that the Merger is subject to the approval of the holders of a majority of the outstanding shares of Qlik’s common stock;

•	The availability of statutory appraisal rights under the DGCL in connection with the Merger; and

•	The fact that the Merger Agreement has customary terms and was the product of extensive arms-length negotiations by Qlik and Qlik’s professional advisors.

•	The fact that resolutions approving the Merger Agreement were unanimously approved by the Board of Directors, which is comprised of a majority of independent directors who are neither affiliated with Thoma Bravo nor employees of Qlik or any of its subsidiaries, and which retained and received advice from Qlik’s outside legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the Merger Agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with Qlik’s senior management, outside legal counsel and financial advisor, considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):

•	The fact that Qlik’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that the stockholders will cease to participate in Qlik’s potential future earnings or growth and benefit from any potential increases in the value of Qlik’s common stock.

•	The possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact such event would have on Qlik and its business.

•	The restrictions on the conduct of Qlik’s business during the period between execution of the Merger Agreement and the consummation of the Merger, which may delay or prevent Qlik from undertaking business opportunities that may arise during such time which, absent the Merger Agreement, Qlik might otherwise have pursued.

•	The possible disruption to Qlik’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business.

•	The potential negative effect of the pendency of the Merger Agreement on Qlik’s business, including uncertainty about the effect of the proposed Merger on Qlik’s employees, customers and other parties, which may impair Qlik’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Qlik.

•	The fact that under the terms of the Merger Agreement, Qlik is unable to solicit other acquisition proposals during the pendency of the Merger Agreement.

•	The fact that if the Merger is not consummated, Qlik will be required to pay its own expenses associated with the Merger Agreement, and the fact that the resulting public announcement of termination of the Merger Agreement could affect the trading price of Qlik’s common stock.

•	The fact that the reverse termination fee will not be available in all instances in which the Merger Agreement is terminated (in which case Qlik would be able to pursue damages under the merger agreement only for fraud and only against Parent and Merger Sub, which would not have meaningful assets), and that under certain circumstances Qlik may be obligated to pay a termination fee to Parent.

•	The fact that Qlik must reimburse Parent’s expenses up to $5 million if the Merger Agreement is terminated under certain circumstances (with the amount of such expenses deducted from any termination fee that subsequently becomes payable to Parent by Qlik).

•	The fact that Parent requires substantial third party debt financing for the transaction and that in the event that the Lenders do not provide the debt financing under the debt commitment letter, Qlik will not be able to specifically enforce Parent’s obligations to consummate the transaction (and would instead in certain circumstances be entitled to payment of the reverse termination fee as provided under the Merger Agreement).

•	The fact that the aggregate amount of the debt financing contemplated by the debt commitment letter and the equity financing contemplated by the equity commitment letters is less than the aggregate Merger consideration, and that Qlik will be required to make available cash at closing in order to fund payment of the aggregate Merger consideration, which may require Qlik to manage its cash position until the closing of the Merger and to transfer cash from its foreign subsidiaries.

•	The fact that the receipt of cash by stockholders in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

•	The fact that completion of Merger will require antitrust clearance in the United States and the European Union.

•	The fact that some of Qlik’s directors and executive officers may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Qlik’s stockholders generally, as more fully described below under the caption “— Interests of Qlik’s Directors and Executive Officers in the Merger.”

The Board of Directors believed that, overall, the potential benefits of the Merger to Qlik’s stockholders outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. The Board of Directors based its recommendation on the totality of the information presented.

Opinion of Qlik’s Financial Advisor

The Board of Directors retained Morgan Stanley as its financial advisor in connection with the Merger. The Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Qlik. At a meeting of the Board of Directors on June 1, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in a written opinion dated June 1, 2016, to the Board of Directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Merger Consideration to be received by the holders of shares of Qlik common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Qlik common stock.

The full text of Morgan Stanley’s written opinion to the Board of Directors, dated June 1, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. The foregoing summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was for the benefit of the Board of Directors, in its capacity as such, and addressed only the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Qlik common stock pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspects or implications of the Merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Qlik’s stockholders should vote at any stockholders’ meeting, to be held in connection with the Merger or take any other action with respect to the Merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Qlik;

•	reviewed certain internal financial statements and other financial and operating data concerning Qlik;

•	reviewed certain financial projections prepared by Qlik’s senior management team;

•	discussed the past and current operations and financial condition and the prospects of Qlik, with management of Qlik;

•	reviewed the reported prices and trading activity for Qlik’s common stock;

•	compared the financial performance of Qlik and the prices and trading activity of Qlik’s common stock with that of certain other publicly traded companies comparable with Qlik and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Qlik, Thoma Bravo and their financial and legal advisors;

•	reviewed the draft merger agreement dated as of June 1, 2016, the draft commitment letters from certain financing sources dated as of May 31, 2016, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Qlik, and formed a substantial basis for the opinion. Morgan Stanley further relied upon the assurances of Qlik’s management that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Qlik’s management of the future financial performance of Qlik. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Thoma Bravo will obtain financing in accordance with the terms set forth in the draft commitment letters and that the final Merger Agreement will not differ in any material respects from the draft Merger Agreement provided to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Qlik and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Qlik’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the holders of shares of Qlik common stock in the Merger. Morgan Stanley expressed no opinion as to the relative fairness of any portion of the Per Share Merger Consideration to be paid pursuant to the draft Merger Agreement to holders of any equity securities of Qlik other than the holders of Qlik’s common stock. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Qlik, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, June 1, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 1, 2016 to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 31, 2016, the last full trading day prior to the meeting of the Board of Directors at which Morgan Stanley rendered its opinion, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The various analyses summarized below were based on the closing price of $28.70 per share of Qlik’s common stock as of May 31, 2016, and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Financial Projections, which are more fully described below under the section entitled “— Certain Financial Projections.”

Comparable Public Company Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Qlik with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These comparable companies were the following:

•	Aspen Technology, Inc.

•	Blackbaud, Inc.

•	CommVault Systems, Inc.

•	comScore, Inc.

•	Endurance International Group Holdings, Inc.

•	j2 Global, Inc.

•	Manhattan Associates, Inc.

•	MicroStrategy Incorporated

•	NetSuite Inc.

•	Pegasystems Inc.

•	Splunk Inc.

•	Tableau Software, Inc.

•	The Ultimate Software Group, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (“AV”), which Morgan Stanley defined as fully-diluted market capitalization plus debt, less cash and cash equivalents, to estimated revenue (“AV/Revenue”), for calendar years 2016 and 2017, of Qlik and each of the comparable companies based on publicly available financial information for comparison purposes. Morgan Stanley used publicly available information for Qlik for this analysis for enhanced comparison with the comparable companies.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV/Revenue for calendar years 2016 and 2017. For purposes of this analysis, Morgan Stanley utilized publicly available estimates of revenue, prepared by equity research analysts, available as of May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion).

Based on the outstanding shares of Qlik’s common stock on a fully-diluted basis as provided by the Company as of May 18, 2016 (the latest information available at the time of calculation), and the selected ranges of AV/Revenue, the analysis resulted in estimated implied value per share of Qlik’s common stock as of May 31, 2016, rounded to the nearest $0.25, as follows:

Calendar Year Financial Statistic Street Case	Selected Comparable Qlik Multiple Ranges	Implied Equity Value Per Share of Qlik Common Stock ($)
Aggregate Value to Estimated 2016 Revenue	2.5x – 4.0x	$22.00 – $32.50
Aggregate Value to Estimated 2017 Revenue	2.25x – 3.25x	$22.75 – $30.50

No company utilized in the public trading comparables analysis is identical to Qlik. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qlik’s control. These include, among other things, the impact of competition on Qlik’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qlik and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting potential future equity value is subsequently discounted to arrive at an estimate of the implied present equity value for such company.

For purposes of its analysis, Morgan Stanley reviewed and compared certain financial estimates for Qlik with comparable publicly available consensus equity analyst research estimates for technology companies with 2016 projected revenue of between $600 million to $2.5 billion, 5% to 25% projected 2016 revenue growth rates and 10% to 35% projected 2016 EBITDA margin. These companies were the following:

•	Allscripts Healthcare Solutions, Inc.

•	athenahealth, Inc.

•	Blackbaud, Inc.

•	Cadence Design Systems Inc.

•	CommVault Systems, Inc.

•	Constellation Software Inc.

•	Grand Canyon Education, Inc.

•	LifeLock, Inc.

•	Manhattan Associates, Inc.

•	Pegasystems, Inc.

•	Rackspace Hosting, Inc.

•	Red Hat, Inc.

•	Sage Group plc

•	Synchronoss Technologies, Inc.

•	Synopsys Inc.

•	Trend Micro Inc.

Based on its analysis of the relevant metrics for each of the companies above, Morgan Stanley determined a range of price to free cash flow and AV/Revenue multiples, based on the upper and lower quartiles of the company set for each metric. Morgan Stanley calculated 2019 equity values for each of the Management Projections using calendar year 2019 levered free cash flow estimates or revenue estimates from each of the Management Projections and under the Street Case by extrapolating an estimate of 2019 levered free cash flow from the Street Case estimates for calendar year 2018. “Levered free cash flow” was calculated by Morgan Stanley as Adjusted EBITDA plus cash interest, less cash taxes, less increase in operating working capital, less capital expenditures plus other non-cash operating items. To calculate the 2019 equity value for each case, based upon the application of its professional judgment and experience, Morgan Stanley applied, to the 2019 estimates, a range of price to levered free cash flow multiples of 18.0x to 24.0x with respect to the Bidder Case, Higher Revenue Growth Case, Faster Margin Improvement Case and Historical Performance Case, applied a range of AV/Revenue multiples of 3.5x to 4.5x with respect to the Aggressive Cloud Strategy Case, and applied a range of price to levered free cash flow multiples of 16.0x to 22.0x with respect to the Street Case. Each case’s 2019 equity value was then discounted to present value at May 31, 2016 using a discount rate of 11.1%, which discount rate was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Qlik’s estimated cost of equity.

The following table summarizes Morgan Stanley’s analysis of implied equity value per share for Qlik common stock, rounded to the nearest $0.25:

Calendar Year 2019 Case	Comparable Company Representative Multiple Range	Financial Metric	Implied Present Equity Value Per Share of Qlik Common Stock ($)
Bidder Case	18.0x – 24.0x	Levered Free Cash Flow	$28.25 – $37.50
Higher Revenue Growth Case	18.0x – 24.0x	Levered Free Cash Flow	$28.00 – $37.25
Faster Margin Improvement Case	18.0x – 24.0x	Levered Free Cash Flow	$31.00 – $41.50
Aggressive Cloud Strategy Case	3.5x – 4.5x	Revenue	$24.25 – $30.00
Historical Performance Case	18.0x – 24.0x	Levered Free Cash Flow	$21.75 – $29.00
Street Case	16.0x – 22.0x	Levered Free Cash Flow	$15.50 – $21.50

Morgan Stanley compared the foregoing ranges of implied present equity value per share of Qlik common stock to (1) the closing price per share of Qlik common stock of $28.70 on May 31, 2016, the last full trading day prior to the date on which Morgan Stanley rendered its opinion, and (2) the Per Share Merger Consideration of $30.50.

No company utilized in the discounted equity value analysis is identical to Qlik. In evaluating the companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qlik’s control. These include, among other things, the impact of competition on Qlik’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qlik and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Morgan Stanley conducted a discounted cash flow analysis, which is designed to provide an implied value of an asset using estimates of the future unlevered free cash flows generated by the asset, taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents Adjusted EBITDA, less stock-based compensation, less cash taxes, less increase in operating working capital, less capital expenditures, as applicable. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Morgan Stanley calculated the present value of unlevered free cash flows for Qlik (1) for the calendar years 2016 through 2021 based upon the six-year projections provided by Qlik’s senior management team and (2) for the calendar years 2022 through 2025 based upon extrapolations from the projections in the Bidder Case, Higher Revenue Growth Case, Faster Margin Improvement Case and Historical Performance Case, which extrapolations were approved by Qlik and prepared for Morgan Stanley’s use in connection with its financial analyses and rendering its fairness opinion. Morgan Stanley did not conduct a discounted cash flow analysis on the Aggressive Cloud Strategy Case due to the large degree of uncertainty around the long-term free cash flow projections for this case.

Morgan Stanley also calculated a range of terminal values for Qlik at December 31, 2025 by applying a perpetual growth rate ranging from 2.0% to 4.0% to the unlevered free cash flows of Qlik. Morgan Stanley selected this perpetual growth rate range based on the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and the range of terminal values were then discounted to present values at May 31, 2016 using a range of discount rates from 10.3% to 11.8%, which range of discount rates was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Qlik’s estimated weighted average cost of capital.

This analysis indicated the following range of implied equity value per share for Qlik common stock, rounded to the nearest $0.25:

Financial Forecast Case	Implied Equity Value Per Share of Qlik Common Stock
Bidder Case	$28.50 – $39.75
Higher Revenue Growth Case	$28.50 – $39.75
Faster Margin Improvement Case	$30.00 – $41.50
Historical Performance Case	$20.50 – $28.50

Morgan Stanley compared the foregoing ranges of implied equity value per share of Qlik common stock to (1) the closing price per share of Qlik common stock of $28.70 on May 31, 2016, the last full trading day prior to the date on which Morgan Stanley rendered its opinion, and (2) the Per Share Merger Consideration of $30.50.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the Merger. Morgan Stanley compared publicly available statistics for selected transactions involving businesses that Morgan Stanley judged to be similar in certain respects to Qlik’s business and aspects thereof based on Morgan Stanley’s experience and familiarity with Qlik’s industry that closed between 2010 and May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion). Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger, most notably because they were in the cloud and software sectors and each had a transaction value of greater than $1 billion and all types of consideration. The following is a list of the transactions reviewed:

Selected Transactions (Target / Acquirer(s))

•	Airwatch LLC / VMware, Inc.

•	Autonomy Corporation plc / Hewlett Packard Company

•	Concur Technologies, Inc. / SAP SE

•	SuccessFactors, Inc. / SAP SE

•	Mandiant Corp. / FireEye, Inc.

•	Sourcefire, Inc. / Cisco Systems, Inc.

•	SolarWinds, Inc. / Silver Lake Partners and Thoma Bravo, LLC

•	Ariba, Inc. / SAP SE

•	ArcSight, Inc. / Hewlett Packard Company

•	ExactTarget, Inc. / Salesforce.com Inc.

•	Responsys, Inc. / Oracle Corporation

•	RightNow Technologies, Inc. / Oracle Corporation

•	Acme Packet, Inc. / Oracle Corporation

•	Taleo Corporation / Oracle Corporation

•	Solera Holdings, Inc. / Vista Equity Partners

•	Sybase, Inc. / SAP SE

•	Informatica Corporation / Permira Funds

•	SonicWALL, Inc. / Dell Inc.

•	DealerTrack Technologies, Inc. / Cox Automotive, Inc.

•	Art Technology Group, Inc. / Oracle Corporation

•	Kenexa Corporation / International Business Machines Corporation

•	Interactive Data Corporation / Intercontinental Exchange, Inc.

•	Blue Coat Systems, Inc. / Bain Capital Partners

•	Blackboard, Inc. / Providence Equity Partners, L.L.C.

•	McAfee, Inc. / Intel Corporation

•	Skillsoft Limited / Charterhouse Capital Partners LLP

•	Sungard / Fidelity National Information Services, Inc.

•	Misys plc / Vista Equity Partners

•	Radiant Systems, Inc. / NCR Corporation

•	VeriSign, Inc. / Symantec Corporation

•	JDA Software Group, Inc. / RedPrairie Corporation

•	Quest Software, Inc. / Dell Inc.

•	Eclipsys Corporation / Allscripts-Misys Healthcare Solutions, Inc.

•	Constant Contact, Inc. / Endurance International Group Holdings, Inc.

•	Lawson Software, Inc. / Infor and Golden Gate Capital

•	Novell, Inc. / Attachmate Corporation

•	Websense, Inc. / Raytheon Company

For each of the transactions listed above, Morgan Stanley noted the multiple of aggregate equity value of the transaction to (1) the last twelve months revenue and (2) the next twelve months revenue, based on publicly available information.

Morgan Stanley also reviewed a total of 63 select precedent transactions occurring between 2011 and March 31, 2016 which involved U.S. publicly listed companies in the technology sector and had a transaction value of greater than $1 billion and all types of consideration. For these transactions, Morgan Stanley noted the ratio of AV of the transaction to the target company’s revenue for the twelve (12)-month period prior to the announcement date of the applicable transaction, (“LTM Revenue”, and such ratio, “AV/LTM Revenue”), and the ratio of AV of the transaction to the target company’s revenue for the twelve (12)-month period following the announcement date of the applicable transaction (“NTM Revenue”, and such ratio, “AV/NTM Revenue”).

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of financial multiples of the transactions and applied these ranges of financial multiples to the last twelve months’ revenue and next twelve months’ revenue for Qlik to calculate a range of implied equity values per share for Qlik common stock. For purposes of the NTM Revenue, Morgan Stanley utilized publicly available consensus equity analyst research estimates. The following table summarizes Morgan Stanley’s analysis of implied equity value per share for Qlik common stock, rounded to the nearest $0.25:

Precedent Transactions Financial Statistics	Representative Ranges	Implied Equity Value Per Share of Qlik Common Stock ($)
Precedent Multiples (Street Case)
Aggregate Value to Estimated LTM Revenue	3.4x – 4.3x	$25.75 – $31.50
Aggregate Value to Estimated NTM Revenue	3.1x – 4.3x	$27.00 – $35.50

Morgan Stanley compared the foregoing ranges of implied equity value per share of Qlik common stock to (1) the closing price per share of Qlik common stock of $28.70 on May 31, 2016, the last full trading day prior to the date on which Morgan Stanley rendered its opinion, and (2) the Per Share Merger Consideration of $30.50.

No company or transaction utilized in the precedent transactions analysis is identical to Qlik or the Merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qlik’s control. These include, among other things, the impact of competition on Qlik’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qlik and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of Qlik derived from the valuation of precedent transactions were less than or greater than the Per Share Merger Consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Per Share Merger Consideration, but one of many factors Morgan Stanley considered.

Historical Trading Range Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley performed a trading range analysis with respect to the historical share prices of Qlik’s common stock. Morgan Stanley reviewed the range of closing prices of Qlik’s common stock for various periods ending on May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion). Morgan Stanley observed the following:

Period Ending May 31, 2016	Range of Trading Prices ($)
Last 1 Month	$28.70 – $31.94
Last 3 Months	$23.22 – $31.94
Last 12 Months	$17.61 – $41.92

Morgan Stanley observed that Qlik’s common stock closed at $28.70 on May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion).

Equity Research Analysts’ Future Price Targets

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Qlik’s common stock prepared and published by equity research analysts prior to May 31, 2016 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion). These targets reflected each analyst’s estimate of the future public market trading price of Qlik’s common stock. The range of undiscounted analyst price targets for Qlik’s common stock was $23.00 to $52.00 per share as of May 31, 2016. Morgan Stanley discounted the range of analyst price targets per share for our common stock by one year at a rate of 11.1%, which discount rate was selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect Qlik’s weighted average cost of capital. This analysis indicated an implied range of equity values for Qlik’s common stock of $20.75 to $46.75 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Qlik’s common stock, and these estimates are subject to uncertainties, including the future financial performance of Qlik and future financial market conditions.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Qlik. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qlik’s control. These include, among other things, the impact of competition on Qlik’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qlik and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Per Share Merger Consideration to be received by the holders of shares of Qlik’s common stock pursuant to the Merger Agreement and in connection with the delivery of its oral opinion on June 1, 2016, to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Qlik’s common stock might actually trade.

The Per Share Merger Consideration to be received by the holders of shares of Qlik’s common stock (other than Parent, Merger Sub and stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) pursuant to the Merger Agreement was determined through arm’s length negotiations between Qlik and Parent and was approved by the Board of Directors. Morgan Stanley acted as financial advisor to the Board of Directors during these negotiations but did not, however, recommend any specific consideration to Qlik or the Board of Directors, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how Qlik’s stockholders should vote at any stockholders’ meeting that may be held in connection with the Merger, or whether the stockholders should take any other action in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to approve and adopt the Merger Agreement, declare the advisability of the Merger Agreement and approve the transactions contemplated thereby, including the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Per Share Merger Consideration pursuant to the Merger Agreement or of whether the Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is acting as financial advisor to the Board of Directors in connection with the Merger and earned a fee of $3.0 million (the “Announcement Fee”) upon execution of the Merger Agreement. Morgan Stanley will be entitled to receive an additional approximately $29.7 million upon the completion of the Merger for serving in such capacity, representing a total fee of approximately $32.7 million (the “Transaction Fee”), against which the Announcement Fee will be credited. In addition, in the event the Merger is not completed and Qlik receives a reverse termination fee from Parent in connection with such termination, Morgan Stanley would be entitled to receive a fee equal to ten percent (10%) of such reverse termination fee, provided that such amount will not exceed the total Transaction Fee which would otherwise have been payable to Morgan Stanley and against which the Announcement Fee will be credited. Qlik has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Qlik has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two (2) years prior to the date of its opinion, Morgan Stanley received less than $1 million of fees for any financial advisory or financing services from Qlik. In the two (2) years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for Thoma Bravo and certain of its portfolio companies and have received approximately $10 – 15 million in fees for such services. Morgan Stanley may also seek to provide financial advisory or financing services to Qlik or Thoma Bravo in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley, together with its affiliates, is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent and its affiliates, Qlik, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers may have committed to invest in investment funds managed by Parent and its affiliates.

Certain Financial Projections

While Qlik has from time to time provided limited quarterly and full-year financial guidance in its regular earnings press releases and other investor materials, which may have covered, among other items, total revenues, non-GAAP income (loss) from operations and non-GAAP income (loss) per diluted share, Qlik’s management has not, as a matter of course, otherwise publicly disclosed projections or internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.

In connection with the Board of Directors’ review of potential strategic alternatives and its evaluation of a potential sale transaction, Qlik’s management team prepared projections of Qlik’s financial performance for the fiscal years 2016 through 2021 (the “Bidder Case”). The Bidder Case was prepared to assist potential buyers participating in the process in valuing the Company. The Board of Directors reviewed the Bidder Case and authorized management to provide the Bidder Case to potential buyers, including Thoma Bravo. The Board of Directors also simultaneously instructed management to further develop alternative scenarios to the Bidder Case reflecting assumptions different from those underlying the Bidder Case as discussed with the Board of Directors. Accordingly, management prepared financial projections for the fiscal years 2016 through 2021 reflecting the four alternative scenarios described below (the “Higher Revenue Growth Rates Case”, the “Faster Margin Improvement Case”, the “Aggressive Cloud Strategy Case” and the “Historical Performance Case” and collectively with the Bidder Case, the “Management Projections”).

The Management Projections, other than the Bidder Case, were predicated upon, among others, the following assumptions:

The “Higher Revenue Growth Rates Case” assumes accelerated Qlik Sense perpetual license adoption in the market. It also assumes that cloud revenue growth moderates, and assumes enhancement of operating margins at a slower rate than the Bidder Case.

The “Faster Margin Improvement Case” assumes achieving a more normalized general and administrative cost base relative to revenue within eighteen (18) to twenty-four (24) months. It assumes success in reducing general and administrative costs below 10% by 2018 and below 7% – 8% by 2021, and identifying additional margin enhancement opportunities.

The “Aggressive Cloud Strategy Case” models driving to a market leadership position in cloud BI within three years (as measured by usage and/or revenue) by investing in cloud operations infrastructure. It assumes growth in the installed customer base using Qlik Sense in the cloud, expansion in the number of users and number of applications and an increase in the proportion of cloud-sourced revenue to license revenue.

The “Historical Performance Case” reflects actual historical revenue attainment against original forecasts over the last several years. It assumes that the cost base is more fixed than the Bidder Case and reflects a slower path to cost management.

For each set of Management Projections, financial projections were prepared for fiscal years 2022 through 2025 by extrapolating for future years (the “Extrapolated Projections”) based on assumptions provided by management and such extrapolations were reviewed and approved by Qlik management. The Management Projections and the Extrapolated Projections are collectively referred to as the “Financial Projections”.

The Financial Projections were provided to and considered by Qlik’s Board of Directors during its review of potential strategic alternatives and in connection with its evaluation of the proposed transaction with Thoma Bravo. In addition, the Financial Projections were used in connection with the rendering of Morgan Stanley’s fairness opinion to the Board of Directors and in performing its related financial analyses as described above under “— Opinion of Qlik’s Financial Advisor”.

The Financial Projections were prepared on a different basis, for a different purpose, and at a different time than Qlik’s public guidance as to its projected financial and operational results and on a different basis, for a different purpose and at a different time than any other internal financial projections that Qlik’s management may prepare or have prepared for its own use or for the use of the Board of Directors in evaluating Qlik’s business. The Financial Projections do not, and were not intended to, correspond to Qlik’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter, and do not, and were not intended to, update or revise Qlik’s public guidance as to its projected financial and operational results for the upcoming fiscal year or fiscal quarter.

Qlik uses a variety of financial measures that are not in accordance with GAAP as supplemental measures to evaluate its operational performance. While Qlik believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not reported by all of Qlik’s competitors and may not be directly comparable to similarly titled measures of such competitors due to potential differences in the exact method of calculation. Please read carefully “— Important Information About the Financial Projections” below.

The following tables summarize the Financial Projections prepared as described above.

Bidder Case

(amounts in millions)

	2016	2017	2018	2019	2020	2021
Total Revenue	$730	$865	$1,015	$1,185	$1,375	$1,585
Non-GAAP Gross Profit	$641	$753	$863	$1,021	$1,172	$1,304
Adjusted EBIT	$80	$140	$200	$243	$289	$341
Adjusted EBITDA	$93	$154	$216	$261	$310	$366
Stock-Based Compensation	$44	$52	$61	$71	$83	$95

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Bidder Case, to the most comparable GAAP financial measures:

GAAP Gross Profit	$635	$748	$857	$1,013	$1,163	$1,294
Reconciling items:
Stock-based compensation	4	4	5	6	7	8
Employer payroll taxes on stock transactions	0	0	0	1	1	1
Amortization of intangible assets	2	1	1	1	1	1
Non-GAAP Gross Profit	$641	$753	$863	$1,021	$1,172	$1,304
GAAP Net Income (Loss)	$20	$76	$106	$134	$162	$196
Reconciling Items:
Income tax expense	9	13	36	45	54	65
Interest income	0	(8)	(10)	(14)	(18)	(24)
Stock-based compensation	44	52	61	71	83	95
Employer payroll taxes on stock transactions	3	4	5	6	7	8
Amortization of intangible assets	4	3	2	1	1	1
Adjusted EBIT	$80	$140	$200	$243	$289	$341
Additional Reconciling Items:
Depreciation	$13	$14	$16	$18	$21	$25
Adjusted EBITDA	$93	$154	$216	$261	$310	$366

Higher Revenue Growth Rates Case

(amounts in millions)

	2016	2017	2018	2019	2020	2021
Total Revenue	$730	$883	$1,059	$1,262	$1,496	$1,762
Non-GAAP Gross Profit	$641	$771	$902	$1,093	$1,287	$1,473
Adjusted EBIT	$80	$123	$167	$226	$276	$332
Adjusted EBITDA	$93	$138	$184	$246	$300	$360
Stock-Based Compensation	$44	$53	$64	$76	$90	$106

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Higher Revenue Growth Rates Case, to the most comparable GAAP financial measures:

GAAP Gross Profit	$635	$766	$896	$1,085	$1,278	$1,463
Reconciling items:
Stock-based compensation	4	4	5	6	7	8
Employer payroll taxes on stock transactions	0	0	0	1	1	1
Amortization of intangible assets	2	1	1	1	1	1
Non-GAAP Gross Profit	$641	$771	$902	$1,093	$1,287	$1,473
GAAP Net Income (Loss)	$20	$60	$79	$118	$147	$179
Reconciling Items:
Income tax expense	9	10	27	39	49	60
Interest income	0	(7)	(10)	(14)	(18)	(23)
Stock-based compensation	44	53	64	76	90	106
Employer payroll taxes on stock transactions	3	4	5	6	7	9
Amortization of intangible assets	4	3	2	1	1	1
Adjusted EBIT	$80	$123	$167	$226	$276	$332
Additional Reconciling Items:
Depreciation	13	15	17	20	24	28
Adjusted EBITDA	$93	$138	$184	$246	$300	$360

Faster Margin Improvement Case

(amounts in millions)

	2016	2017	2018	2019	2020	2021
Total Revenue	$730	$858	$995	$1,148	$1,315	$1,492
Non-GAAP Gross Profit	$641	$755	$872	$999	$1,130	$1,265
Adjusted EBIT	$80	$145	$205	$269	$322	$389
Adjusted EBITDA	$93	$159	$220	$286	$341	$411
Stock-Based Compensation	$44	$51	$60	$69	$79	$90

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Faster Margin Improvement Case, to the most comparable GAAP financial measures:

GAAP Gross Profit	$635	$750	$866	$992	$1,122	$1,256
Reconciling items:
Stock-based compensation	4	4	5	5	6	7
Employer payroll taxes on stock transactions	0	0	0	1	1	1
Amortization of intangible assets	2	1	1	1	1	1
Non-GAAP Gross Profit	$641	$755	$872	$999	$1,130	$1,265
GAAP Net Income (Loss)	$20	$81	$111	$155	$191	$237
Reconciling Items:
Income tax expense	9	14	37	52	63	79
Interest income	0	(8)	(10)	(14)	(19)	(25)
Stock-based compensation	44	51	60	69	79	90
Employer payroll taxes on stock transactions	3	4	5	6	7	7
Amortization of intangible assets	4	3	2	1	1	1
Adjusted EBIT	$80	$145	$205	$269	$322	$389
Additional Reconciling Items:
Depreciation	13	14	15	17	19	22
Adjusted EBITDA	$93	$159	$220	$286	$341	$411

Aggressive Cloud Strategy Case

(amounts in millions)

	2016	2017	2018	2019	2020	2021
Total Revenue	$730	$686	$700	$806	$997	$1,236
Non-GAAP Gross Profit	$641	$490	$523	$599	$729	$872
Adjusted EBIT	$80	($5)	$20	$40	$100	$173
Adjusted EBITDA	$93	$9	$33	$55	$117	$194
Stock-Based Compensation	$44	$41	$42	$48	$60	$74

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Aggressive Cloud Strategy Case, to the most comparable GAAP financial measures:

GAAP Gross Profit	$635	$485	$518	$594	$723	$864
Reconciling items:
Stock-based compensation	4	4	4	4	5	6
Employer payroll taxes on stock transactions	0	0	0	0	0	1
Amortization of intangible assets	2	1	1	1	1	1
Non-GAAP Gross Profit	$641	$490	$523	$599	$729	$872
GAAP Net Income (Loss)	$20	$(38)	$(14)	$(3)	$34	$79
Reconciling Items:
Income tax expense	9	(7)	(5)	(1)	11	27
Interest income	0	(7)	(8)	(9)	(11)	(14)
Stock-based compensation	44	41	42	48	60	74
Employer payroll taxes on stock transactions	3	3	3	4	5	6
Amortization of intangible assets	4	3	2	1	1	1
Adjusted EBIT	$80	$(5)	$20	$40	$100	$173
Additional Reconciling Items:
Depreciation	13	14	13	15	17	21
Adjusted EBITDA	$93	$9	$33	$55	$117	$194

Historical Performance Case

(amounts in millions)

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Historical Performance Case, to the most comparable GAAP financial measures (in millions):

	2016	2017	2018	2019	2020	2021
Total Revenue	$712	$830	$961	$1,110	$1,271	$1,451
Non-GAAP Gross Profit	$626	$726	$841	$965	$1,101	$1,236
Adjusted EBIT	$65	$91	$126	$171	$211	$257
Adjusted EBITDA	$78	$106	$142	$189	$232	$281
Stock-Based Compensation	$43	$50	$58	$67	$76	$87

Set forth below is a reconciliation of non-GAAP gross profit, adjusted EBIT and adjusted EBITDA, provided above in the Historical Performance Case, to the most comparable GAAP financial measures:

GAAP Gross Profit	$620	$721	$835	$958	$1,093	$1,227
Reconciling items:
Stock-based compensation	4	4	5	5	6	7
Employer payroll taxes on stock transactions	0	0	0	1	1	1
Amortization of intangible assets	2	1	1	1	1	1
Non-GAAP Gross Profit	$626	$726	$841	$965	$1,101	$1,236
GAAP Net Income (Loss)	$10	$35	$52	$82	$108	$137
Reconciling Items:
Income tax expense	5	6	18	27	36	45
Interest income	0	(7)	(9)	(12)	(16)	(20)
Stock-based compensation	43	50	58	67	76	87
Employer payroll taxes on stock transactions	3	4	5	6	6	7
Amortization of intangible assets	4	3	2	1	1	1
Adjusted EBIT	$65	$91	$126	$171	$211	$257
Additional Reconciling Items:
Depreciation	13	15	16	18	21	24
Adjusted EBITDA	$78	$106	$142	$189	$232	$281

Unlevered Free Cash Flows

Additionally, at the direction of Qlik management, Morgan Stanley calculated, based on the financial projections provided by Qlik management, unlevered free cash flows for fiscal years 2016 through 2025 with respect to the Bidder Case, Higher Revenue Growth Case, Faster Margin Improvement Case and Historical Performance Case, for use in connection with its financial analysis.

The following is a summary of the unlevered free cash flows, which were prepared as described above, reviewed by and approved by Qlik management, and used by Morgan Stanley for the purposes of its financial analyses, and which are defined as Adjusted EBITDA, less cash taxes, less stock-based compensation, less increase in operating working capital, less capital expenditures.

A reconciliation of adjusted EBITDA to GAAP net income for the period covered by the management forecasts is included earlier in this section. Qlik is unable to provide a further quantitative reconciliation of unlevered free cash flows to GAAP metrics because of the difficulty in predicting the adjusting items in future periods. Moreover, Qlik does not believe, after taking into consideration the explanation of the definition of unlevered free cash flow, that additional quantitative reconciliation would have probable significance to investors.

(amounts in millions)

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Bidder Case	$53	$72	$122	$147	$176	$201	$238	$279	$326	$376
Higher Revenue Growth Case	$53	$57	$98	$140	$174	$205	$241	$283	$331	$384
Faster Margin Improvement Case	$53	$78	$129	$171	$206	$245	$277	$311	$348	$389
Historical Performance Case	$46	$37	$70	$101	$127	$149	$170	$195	$222	$252

Important Information About the Financial Projections

While the Financial Projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and information in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-K and 10-Q, all of which are difficult to predict and many of which are beyond the control of Qlik. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Financial Projections, whether or not the transaction is completed. As a result, the Financial Projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The Financial Projections were not created with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Qlik management, each set of projections prepared by them was prepared on a reasonable basis based on the best information available to Qlik management at the time of preparation taking into account the assumptions underlying the relevant alternative scenario for such Financial Projections. The Financial Projections, however, are not fact and should not be relied upon as being necessarily indicative of future results of Qlik, and readers of this proxy statement are cautioned not to place undue reliance on this information. The inclusion of the Financial Projections in this proxy statement shall not be deemed an admission or representation by Qlik that such information is material. None of the Financial Projections reflects any impact of the Merger.

Neither Qlik’s independent registered public accounting firm nor any other independent accountants has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in the Financial Projections and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Neither Qlik nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Qlik compared to the Financial Projections. The Financial Projections cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. Qlik does not undertake any obligation, except as required by law, to update or otherwise revise the Financial Projections contained in this proxy statement to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the Financial Projections is not included in this proxy statement in order to induce any Qlik shareholder to vote in favor of the proposal to approve the Merger Agreement or any of the other proposals to be voted on at the Special Meeting.

Interests of Qlik’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Treatment of Equity-Based Awards

Treatment of Stock Options and Stock Appreciation Rights in the Merger

As of June 3, 2016, there were 8,464,646 outstanding options to acquire Qlik common stock of which 6,673,718 of the options were “in-the-money” that is with an exercise price less than $30.50 per share and 1,790,928 are “out-of-the-money” that is with an exercise price greater than $30.50 per share. Qlik’s directors and executive officers hold 2,288,332 “in-the-money” options. As of June 3, 2016, there were 261,191 outstanding stock appreciation rights and 826,938 outstanding MVSSARs with a base price less than $30.50 per share, of which 150,000 were held by our directors and executive officers. As of the Effective Time, each outstanding stock option, stock appreciation right and maximum value stock appreciation right, whether or not vested, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the total number of shares of common stock subject to such outstanding option, stock appreciation right and maximum value stock appreciation right as of the Effective Time; and (2) the amount, if any, by which $30.50 exceeds the exercise or base price per share applicable to such outstanding option, stock appreciation right and maximum value stock appreciation right. Each outstanding option, stock appreciation right and maximum value stock appreciation right with an exercise or base price per share equal to or greater than $30.50 per share will be cancelled at the Effective Time without consideration.

Treatment of Restricted Stock Units in the Merger

As of June 3, 2016, there were 2,399,493 outstanding restricted stock units (rights to receive Qlik shares), 714,575 of which were held by our directors and executive officers. As of the Effective Time, each outstanding restricted stock unit will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the total number of shares of common stock subject to such award of restricted stock units as of the Effective Time; and (2) $30.50. Restricted stock units that are vested as of the Effective Time will receive such payment as soon as practicable following the Effective Time. Restricted stock units that are unvested as of the Effective Time will receive such amount upon vesting and such restricted stock units will also be subject to an accelerated vesting schedule. The accelerated vesting schedule (described below) will be applied by first accelerating the portion of each restricted stock unit which was otherwise scheduled to vest soonest following the Effective Time and thereafter in order from soonest to vest to latest to vest. Under this accelerated vesting schedule, one-third of the restricted stock units that are unvested immediately prior to the Effective Time shall become vested as of the Effective Time and will receive the cash payment described as soon as practicable following the Effective Time. An additional one-third of the unvested restricted stock unit shall receive the cash payment on the earlier of (i) the date the original vesting condition underlying the unvested restricted stock unit is satisfied or (ii) the first anniversary of the Effective Time. The remaining one-third of the unvested restricted stock units shall receive the cash payment shall be paid on the earlier of (i) the date the original vesting condition underlying the unvested restricted stock unit is satisfied or (ii) the eighteen (18)-month anniversary of the Effective Time. If the employment of a holder of an unvested restricted stock unit is terminated by the Surviving Corporation without cause following the Effective Time, the vesting conditions with respect to the restricted stock unit shall be deemed satisfied as of the last day of employment with the surviving corporation. For any restricted stock units subject to vesting based on the achievement of performance goals, the number of shares subject to the restricted stock unit shall be determined at the “target” level of performance. If the restricted stock unit does not specify a “target” level of performance, then the maximum number of shares subject to the restricted stock unit shall be deemed vested.

Director Equity Awards

Non-employee members of the Board of Directors receive equity awards in consideration of their service on the Board of Directors. All such awards will vest in full upon the Effective Time and all outstanding options and restricted stock units will be cancelled and paid out as described above. The non-employee members of the Board of Directors will be entitled to receive $1,854,685 in respect of such awards (based on the $30.50 merger consideration and the awards outstanding as of June 3, 2016).

Equity Interests of Qlik’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards (both vested and unvested) that are in-the-money (at the $30.50 Per Share Merger Consideration in the case of options and SARs) and are currently held by each of Qlik’s executive officers and non-employee directors, in each case that either are currently vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on June 3, 2016. The table also sets forth the values of these shares and equity awards based on the $30.50 Per Share Merger Consideration (minus the applicable exercise price for the in-the-money options). No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Options Held (#) (1)	Options Held ($)	Restricted stock units Held (#) (2)	Restricted stock units Held ($)	SARs Held (#) (3)	SARs Held ($)	Total ($)
Lars Björk	900,021	$27,450,641	895,900	$4,809,054	215,350	$6,568,175	—	$—	$38,827,870
Timothy MacCarrick	21,251	$648,156	445,600	$1,159,164	77,675	$2,369,088	—	$—	$4,176,407
Eugene “Rick” Jackson	—	$—	185,500	$947,622	66,000	$2,013,000	—	$—	$2,960,662
Mark Thurmond	—	$—	313,400	$359,454	99,400	$3,031,700	—	$—	$3,391,154
Anthony Deighton	6,407	$195,414	170,769	$687,136	67,450	$2,057,225	—	$—	$2,939,775
Bruce Golden	59,710	$1,821,155	—	$—	6,500	$198,250	—	$—	$2,019,405
John Gavin	45,256	$1,380,308	20,000	$506,400	6,500	$198,250	—	$—	$2,084,958
Deborah Hopkins	29,706	$906,033	—	$—	6,500	$198,250	—	$—	$1,104,283
Alex Ott	79,800	$2,433,900	—	$—	6,500	$198,250	—	$—	$2,632,150
Steffan Tomlinson	7,700	$234,850	48,263	$158,785	6,500	$198,250	—	$—	$591,885
Paul Wahl	56,416	$1,720,688	—	$—	6,500	$198,250	—	$—	$1,918,938
Deborah Lofton	1,674	$51,057	281,800	$1,314,604	50,625	$1,544,063	—	$—	$2,909,724
Diane Adams	8,531	$260,196	337,200	$747,292	46,950	$1,431,975	—	$—	$2,439,463
Dennis Johnson	3,665	$111,783	114,800	$717,556	25,725	$784,613	—	$—	$1,613,951
Charles “Mike” Potter	—	$—	62,800	$169,814	26,400	$805,200	150,000	$75,000	$1,050,014

(1)	The directors and executive officers hold options to purchase an aggregate of 2,876,032 shares of common stock set forth in this column, which includes 1,168,751 vested “in-the-money” options and 1,119,581 unvested “in-the-money” options totaling 2,288,332 “in-the-money” options. The “in-the-money” options will be accelerated as of the Effective Time and will be cancelled and cashed out in connection with the Merger. The executive officers hold 587,700 outstanding options to purchase Qlik common stock that are “out-of-the-money” (per share exercise prices greater than the $30.50 Per Share Merger Consideration) that will be cancelled and receive no payment in connection with the Merger.
(2)	The amounts set forth in this column assume termination of employment in connection with the Merger and, in the aggregate, payment for 714,575 unvested restricted stock units held by the directors and executive officers.
(3)	This amount includes the cancellation and cashout of 65,625 unvested stock appreciation rights held by Mr. Potter in connection with the Merger.

Potential Severance Payments and Benefits

Employment Agreements

Qlik has entered into employment agreements with each of its executive officers that generally provide that if the executive officer’s employment is terminated by Qlik other than due to cause, death or disability, Qlik will continue to pay the executive officer’s salary for a period of between six (6) and nine (9) months, depending on the individual agreement, following the termination of employment, conditioned upon the execution by the executive officer of a release of claims. In addition to this severance amount, the executive officer will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement, if applicable, of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) payments during the period of severance payment.

Executive Severance Plan

Qlik has adopted the Amended and Restated Executive Severance Plan (the “Severance Plan”) that covers its executive officers, including the named executive officers, and which generally provides certain severance payments and benefits (described below) in the event of a qualifying termination of the employment during the twelve (12)-month period immediately following a change in control of Qlik (which will occur upon the closing of the transactions contemplated by the Merger Agreement). Qlik’s executive officers are entitled to the greater of the severance provided under the Severance Plan or under the officer’s individually negotiated employment agreement. In each case, the benefits under the Severance Plan are greater than the executive officers’ individually negotiated employment agreement. Under the Severance Plan, an executive officer who (i) in connection with or in the twelve (12) months following the Merger is subject to (a) an involuntary termination without “Cause” or (b) resigns pursuant to a “Constructive Termination;” (ii) has executed a general release of claims in favor of Qlik in a form provided by Qlik within the prescribed timeframe; and (iii) has entered into Qlik’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference, will be entitled to severance benefits. Mr. Björk’s benefits under the Severance Plan consist of: (a) continuation of base salary for eighteen (18) months, (b) a lump sum payment equal to 150% of his target annual bonus for the year of termination, and (c) payment by Qlik of COBRA premiums for continuing medical, dental and vision coverage for up to eighteen (18) months under Qlik’s plans. For Qlik’s other executive officers, benefits under the Severance Plan will consist of: (a) continuation of the officer’s respective base salary for twelve (12) months, (b) a lump sum payment equal to 100% of the officer’s target annual bonus for the year of termination, and (c) payment by Qlik of COBRA premiums for continuing medical, dental and vision coverage for up to twelve (12) months under Qlik’s plans. The severance amounts for the named executive officers are set forth below in the “Golden Parachute Compensation” section of this proxy statement. The estimated cash severance amounts for the other executive officers utilizing the same assumptions as those used in calculating the cash severance in the “Golden Parachute Compensation” table are as follows: Ms. Lofton $497,218; Ms. Adams $593,997; Mr. Johnson $462,321; and Mr. Potter $451,962. Mr. Potter’s payments have been converted to dollars from Swedish Krona based on the spot currency exchange rate on June 3, 2016.

For purposes of the Severance Plan, “Cause” has the meaning set forth in any individually negotiated and signed employment contract or agreement in effect between Qlik or a subsidiary and an executive officer, or, if no such agreement is in effect, “Cause” has the meaning set forth in Qlik’s 2010 Omnibus Equity Incentive Plan.

“Constructive Termination” for purposes of the Severance Plan means the applicable executive officer’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without such executive officer’s consent, of one or more of the following: (i) a reduction by 10% or more of the executive officer’s aggregate level of base salary and target bonus (as compared to the level in effect immediately prior to the Merger); (ii) a material diminution in the executive officer’s authority, duties or responsibilities (as compared to the authority, duties or responsibilities in effect immediately prior to the Merger); (iii) Qlik’s requirement that the executive officer relocate the principal location from which the executive officer primarily performs his or her services to a location more than fifty (50) miles from the location from which such services were performed immediately prior to the Merger; (iv) a material breach by Qlik of any of the material provisions of an agreement with the executive officer; or (v) a failure or refusal of any successor company to assume the obligations of Qlik under an agreement with the executive officer. A termination will not be a Constructive Termination unless the executive officer gives Qlik written notice of such condition within 90 days after such condition first comes into existence and Qlik fails to remedy such condition within 30 days after receiving the executive officer’s written notice.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on June 3, 2016, and that the employment of each of the named executive officers was immediately terminated other than for cause on that date. Qlik’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)(3)	Perquisites/ Benefits ($) (4)	Total
Lars Björk	$1,800,000	$11,377,229	$36,761	$13,213,990
Timothy MacCarrick	$841,750	$3,528,252	$21,321	$4,391,323
Eugene “Rick” Jackson	$725,900	$2,961,354	$21,032	$3,708,286
Mark Thurmond	$978,000	$3,391,154	$21,032	$4,390,186
Anthony Deighton	$603,500	$2,744,361	$20,340	$3,368,201

(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under the Severance Plan. Under the Severance Plan, the amounts become payable in the event that the employment of the applicable named executive officer terminates for reasons other than cause. For Mr. Björk this amount represents eighteen (18) months’ base salary continuation, lump sum payment equal to 150% of his target annual bonus, assuming payment as of June 3, 2016; and for the other named executive officers this amount represents twelve (12) months’ base salary continuation and lump sum payment of 100% target annual bonus for each of the executive officers, effective as of June 3, 2016.
(2)	This amount represents the product of (a) $30.50 per share multiplied by (b) the number of shares subject to each named executive officer’s outstanding in-the-money options (i.e., options to purchase shares of Qlik common stock with an exercise price of less than $30.50 per share), and vesting of all unvested restricted stock units. In the case of the in-the-money options, the amount above is further reduced by their aggregate exercise price.
(3)	This amount includes the cancellation and cashout of the named executive officers’ vested options to purchase Qlik common stock in connection with the Merger. As of June 3, 2016, the named executive officers hold 1,331,375 unvested options to purchase shares of Qlik common stock that, if “in-the-money” were fully vested in connection with the Merger and cancelled and cashed out for each named executive officer as follows: Mr. Björk $1,672,340, Mr. MacCarrick $737,418, Mr. Jackson $650,462, Mr. Thurmond $359,454 and Mr. Deighton $553,709. As of June 3, 2016, the named executive officers hold 525,875 unvested restricted stock units that will be vested and are assumed to be paid out in connection with the Merger to the named executive officers in the following amounts: Mr. Björk $6,568,175, Mr. MacCarrick $2,369,088, Mr. Jackson $2,013,000, Mr. Thurmond $3,031,700 and Mr. Deighton $2,057,225.
(4)	This amount equals the estimated value of the “double-trigger” COBRA benefits to which each named executive officer may become entitled under the Severance Plan. These COBRA benefits will become due under the same terms and for the same periods as cash severance payments described in footnote 1.

The payments and benefits described above that are or may be payable to our executive officers in connection with the Merger could be subject to decrease (but not increase) in the event that it is determined that (i) the payment of the full amount of such payments and benefits would subject the executive officer to “golden parachute” excise taxes and (ii) a reduction in such payments and benefits would result in the executive being in a better after-tax position than the executive would be in if the full amount of payments and benefits were received. In the event a reduction of payments and benefits is applied, it would be the minimum reduction necessary so that the executive officer would not be subject to such “golden parachute” excise taxes.

Indemnification and Insurance of Directors and Officers

For a period of six (6) years from the Effective Time, Parent will cause all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and former directors or officers of Qlik or any of its subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements of Qlik or any of its subsidiaries in effect on the date of the Merger Agreement to continue in accordance with their terms (it being agreed that after the closing of the Merger such rights shall be mandatory rather than permissive, if applicable). For a period of six (6) years from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each current director or officer of Qlik or any of its subsidiaries against all claims, losses, liabilities, damages, judgements, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time of the Merger, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that such person is or was a director or officer of Qlik or any of its subsidiaries at or prior to the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the Surviving Corporation to advance expenses incurred in the defense of any such claim, subject to the Surviving Corporation’s receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Qlik or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by Qlik with respect to claims arising from facts or events that occurred on or before the Effective Time, except that the Surviving Corporation will not be required to pay with respect to such insurance policies in the aggregate for all six (6) years, more than 300% of the aggregate annual premium most recently paid by Qlik prior to the date of the Merger Agreement. If the Surviving Corporation is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to such maximum amount. In lieu of such insurance, prior to the closing of the Merger, Qlik may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Qlik and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Qlik and its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Qlik or its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time; provided that in no event shall the cost of any such tail policy exceed the maximum amount described in the preceding sentence. For more information, see the section captioned “The Merger Agreement — Indemnification and Insurance,” beginning on page 99 of this proxy statement.

Executive Officers Following the Merger

As of the date of this proxy statement, none of our executive officers has entered into any new agreement or arrangement with Qlik, Thoma Bravo or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to the date of the Merger Agreement, Thoma Bravo expressed interest in retaining Qlik’s executive officers following the Merger and for its internal purposes in modeling illustrative returns in an acquisition of Qlik assumed that Qlik employees would have an aggregate 12% direct or indirect equity interest in the Surviving Corporation. Although this assumption was disclosed to certain executive officers of Qlik, no agreement or arrangement has been entered into in this regard and Thoma Bravo could alter or elect not to pursue this equity interest in its discretion. In addition, on May 27, 2016, based on the view that this would be in the best interests of Qlik and its stockholders in advance of the final bid deadline of May 31, 2016, the Board of Directors authorized Mr. Björk to indicate to Thoma Bravo that he would be willing to roll over in the range of 20% of his pre-tax holdings of outstanding shares of Qlik common stock into equity in the Surviving Corporation or one of its affiliates. No agreement or arrangement has been entered into in this regard and Thoma Bravo or Mr. Björk could alter or elect not to pursue this rollover in its or his discretion. Prior to or following the Effective Time (but in any case following the time Qlik and Thoma Bravo agreed upon the Per Share Merger Consideration), it is anticipated that Thoma Bravo and Qlik’s executive officers will engage in negotiations regarding compensation, benefits and the right to purchase or participate in the equity of the Surviving Corporation and may enter into definitive agreements with certain of Qlik’s executive officers regarding employment or the right to purchase or participate in the equity of the Surviving Corporation or one or more of its affiliates on a going-forward basis following completion of the Merger. The Merger is not conditioned upon any Qlik executive officer agreeing to remain with the Surviving Corporation or to purchase or participate in such equity.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $3.2 billion, which includes approximately $3.0 billion to pay our stockholders the amounts due to them under the Merger Agreement and make payments due as of the Effective Time in respect of outstanding equity-based awards pursuant to the Merger Agreement and $200 million to fund cash to Qlik’s balance sheet and pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement and Parent’s agreements with the Lenders. These payments are expected to be funded through a combination of (i) equity financing of $1,799,500,000; (ii) borrowings under a $1.0 billion term loan facility and (iii) Qlik’s freely available cash, which will be made available for purposes of the closing as described below under “The Merger Agreement — Repatriation of Cash,” beginning on page 98 of this proxy statement.

Equity Financing

On June 2, 2016, Parent entered into equity commitment letters, which we refer to as the “Equity Commitment Letters”, each dated as of June 2, 2016, with the Thoma Bravo Funds, pursuant to which the Thoma Bravo Funds have committed to purchase, or cause the purchase of, $1,799,500,000 worth of the equity securities of Parent at or immediately prior to the Effective Time. The Equity Commitment Letters provide, among other things, that Qlik is an express third party beneficiary thereof in connection with Qlik’s exercise of its rights related to specific performance under the Merger Agreement. The Equity Commitment Letters may not be amended, revoked, modified or terminated, and no provision thereunder may be waived, except by an instrument in writing signed by Parent, Qlik and the Thoma Bravo Fund party to the applicable Equity Commitment Letter.

Debt Financing

Merger Sub and its direct parent, Project Alpha Intermediate Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Borrower”), have entered into a debt commitment letter, dated as of June 2, 2016, which we refer to as the “Debt Commitment Letter”, with Ares Capital Corporation, Ares Capital Management LLC, Golub Capital LLC, TPG Specialty Lending, Inc., Varagon Capital Partners, L.P. and American International Group, Inc., which we refer to collectively as the “Lenders”. Pursuant to the Debt Commitment Letter, the Lenders have committed, on a several basis, to provide an aggregate of $1.075 billion in secured debt financing to Borrower consisting of: (i) a term loan facility in an aggregate principal amount of $1.0 billion; and (ii) a revolving credit facility with a maximum availability of $75 million in the aggregate (which revolving credit facility may only be utilized on the date of the closing (a) to fund any original issue discount and/or upfront fees required to be funded pursuant to the fee letter entered into in connection with the Debt Commitment Letter and (b) for the purpose of issuing letters of credit to backstop or replace letters of credit outstanding on such date) (clauses (i) and (ii), collectively, the “Senior Credit Facility”). We refer to Ares Capital Corporation, in its capacity as administrative and collateral agent for the Lenders, as the “Agent”.

The commitments under the Debt Commitment Letter are made to Borrower, and may be assigned by Borrower to one or more of its affiliates that is a newly-formed wholly owned domestic shell company controlled, directly or indirectly, by Thoma Bravo LLC and its affiliates to effect the consummation of the Merger pursuant to the terms of the Debt Commitment Letter. Upon consummation of the Merger, the Surviving Corporation will be a guarantor under the Senior Credit Facility.

The commitment of the Lenders expires upon the earliest to occur of (i) October 31, 2016; (ii) the date Thoma Bravo notifies the Lenders of the termination or abandonment of the Merger; (iii) the closing of the transactions contemplated by the Merger Agreement without the use of the Senior Credit Facility; and (iv) the date on which the Merger Agreement terminates in accordance with its terms. The definitive documentation governing the Senior Credit Facility has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Parent has agreed to use (and cause its affiliates to use) reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated in the Debt Commitment Letter, the Merger Agreement requires Parent to use reasonable best efforts to arrange and obtain as promptly as practicable alternative financing from the same or alternative sources on terms and conditions not materially less favorable, taken as a whole, to Parent than those contained in the Debt Commitment Letter and in an amount sufficient to consummate the transactions contemplated by the Merger Agreement or replace any unavailable portion of the Debt Financing.

The availability of the Senior Credit Facility is subject, among other things, to the following conditions:

•	Execution of facilities documentation and delivery of certain customary closing documents (including, among others, customary closing certificates and customary legal opinions);

•	Thoma Bravo or the Thoma Bravo Funds shall fund, or shall cause to be funded, the Equity Financing contemplated by the Equity Commitment Letters substantially simultaneously with the initial funding of the Senior Credit Facility such that, after giving effect to such Equity Financing, the aggregate amount thereof will represent at least 63% of the sum of pro forma debt and equity capitalization of Qlik and its subsidiaries on such date after giving effect to the Merger and the establishment of the Senior Credit Facility;

•	The Agent shall have received a certificate from an authorized officer of Qlik certifying that immediately upon giving effect to the Merger and the establishment of the Senior Credit Facility, the balance sheet of Qlik will reflect no less than $132 million in cash, calculated on a pro forma basis after giving effect to the Merger and the establishment of the Senior Credit Facility;

•	Consummation of the Merger in accordance with the terms of the Merger Agreement substantially concurrently with the initial funding of the Senior Credit Facility (without giving effect to any material waiver, modification, consent or amendment to the Merger Agreement that is materially adverse to the interests of the Lenders under the Debt Financing without the consent of the Agent and the commitment parties that are lead arrangers of the Debt Financing, such consent not to be unreasonably withheld, delayed or conditioned);

•	The Agent shall have received a solvency certificate from an authorized senior financial officer of Parent or Borrower;

•	Since the date of the Merger Agreement, there shall not have occurred or arisen a Company Material Adverse Effect (as defined in the Merger Agreement);

•	Concurrently with the funding of the Senior Credit Facility, payment of fees and out-of-pocket expenses to the Agent and the Lenders required to be paid on the closing date;

•	On the closing date, after giving effect to the Merger and the establishment of the Senior Credit Facility, none of Parent, Borrower or any of their respective subsidiaries shall have any third party debt other than (i) the Senior Credit Facility, (ii) certain other indebtedness permitted to be incurred or outstanding on or prior to the closing date pursuant to the Merger Agreement, (iii) ordinary course capital leases and purchase money and equipment financings and (iv) other indebtedness approved by the lead managers of the Debt Financing in their reasonable discretion;

•

The lead arrangers of the Debt Financing shall have been afforded a fifteen (15) consecutive business day period following the delivery of the required annual and quarterly financial statements set forth in the Merger Agreement (provided that (i) such period shall not commence before July 5, 2016; (ii) if such period has not ended on or prior to August 22, 2016, then such period will commence no earlier than September 6, 2016; and (iii) if Qlik delivers or files the unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to Qlik for the fiscal quarter ending June 30, 2016, the period shall not commence until the date of such delivery or filing, whether or not the period has already run);

•	So long as requested at least ten (10) days prior to the closing date, the Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation, including the Patriot Act; and

•	The accuracy of (i) certain specified representations made by the Borrower and guarantors under the definitive documentation for the Senior Credit Facility and (ii) such representations made by or with respect to Qlik in the Merger Agreement that are material to the interest of the Lenders, but only to the extent that Borrower or its applicable affiliates have the right to terminate its (or their) obligations under the Merger Agreement or to decline to consummate the Merger as a result of a breach of such representations and to the extent required by Section 7.03(a) of the Merger Agreement.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the Debt Financing described herein is not available. Although the Debt Financing described above is not subject to a due diligence or “market out,” such financing may not be considered assured.

Limited Guaranty

Pursuant to the Limited Guaranty with TBFXII, TBFXII has agreed to guarantee the due, punctual and complete payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, including (i) the reverse termination fee of $206,710,000 if and when such fee is payable to Qlik pursuant to the terms of the Merger Agreement; (ii) the indemnification and expense reimbursement obligations of Parent and Merger Sub in connection with any costs and expenses incurred or losses suffered by Qlik in connection with its cooperation with the arrangement of the Debt Financing and (iii) certain costs and expenses that Qlik may incur in connection with any suit or proceeding brought to obtain payment of the reverse termination fee and interest owing on the amount of the reverse termination fee from the date the reverse termination fee was required to be paid; provided that in no event shall the aggregate liability of TBFXII under the Limited Guaranty exceed $206,710,000. We refer to the obligations set forth in clauses (i), (ii) and (iii) of the preceding sentence as the “Guaranteed Obligations.”

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	the consummation of the closing in accordance with the terms of the Merger Agreement;

•	the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Qlik would be entitled to payment of any of the Guaranteed Obligations, in which case the Limited Guaranty will terminate on the three (3)-month anniversary of such termination unless Qlik delivers a written notice with respect to the Guaranteed Obligations prior to such three (3)-month anniversary; provided that if the Merger Agreement has been so terminated and such notice has been provided, TBFXII shall have no further liability or obligation under the Limited Guaranty from and after the earliest of (x) a final, non-appealable order of a court of competent jurisdiction determining that TBFXII does not owe any amount under the Limited Guaranty, and (y) a written agreement among TBFXII and Qlik terminating the obligations and liabilities of the guarantor pursuant to the Limited Guaranty; and

•	payment of the Guaranteed Obligations by TBFXII, Parent or Merger Sub.

Closing and Effective Time

The closing of the transactions contemplated by the Merger Agreement will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the transactions contemplated by the Merger Agreement (as described under the caption “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. However, if the marketing period (as described under the caption “The Merger Agreement — Marketing Period”) has not ended at the time of the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), then the closing will occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (i) a business day during the marketing period as may be specified by Parent on no less than two (2) business days’ prior written notice to Qlik; and (ii) the second business day after the final day of the marketing period.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Qlik’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Qlik believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Qlik a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Qlik, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Qlik’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Qlik of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT

WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Qlik a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Qlik has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Qlik believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Qlik nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Qlik and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate or gift taxation) or the alternative minimum tax or the Medicare net investment income surtax that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of common stock in a compensatory transaction;

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

A U.S. Holder may be subject to information reporting and backup withholding in connection with the Merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	Fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	Furnishes an incorrect taxpayer identification number; or

•	Fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	Qlik is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although we can make no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Payments made to Non-U.S. Holders in the Merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly executed IRS Form W-8 (or a substitute or successor form) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

Qlik and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the expiration or early termination of the applicable waiting period under the HSR Act and (ii) the European Commission under Article 6(1)(b) of Regulation 139/2004 declaring the Merger compatible with the internal European Union market.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Qlik and Parent file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a thirty (30) day period) or the early termination of that waiting period. Qlik and Parent made the necessary filings with the FTC and the Antitrust Division of the DOJ on June 15, 2016. Early termination of the waiting period under the HSR Act was granted on June 29, 2016.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Qlik conducts business in Member States of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds before these mergers and acquisitions can be implemented. Qlik and Parent made an appropriate filing with the European Commission on June 24, 2016.

Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has twenty-five (25) business days from the day following the date of receipt of a complete notification, which period may be extended to thirty-five (35) business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Union regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties’ undertakings, or opening an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional one hundred twenty-five (125) business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

Pennsylvania Stockholder Litigation

On June 15, 2016, a putative class action lawsuit was filed by a purported stockholder of Qlik against Qlik, its directors, Thoma Bravo, Parent and Merger Sub in Pennsylvania Court of Common Pleas of Delaware County, captioned Willems v. Qlik Technologies Inc., et al, Case No. 2016-005249. The action generally alleges that the members of the Board of Directors breached their fiduciary duties in connection with the proposed Merger by, among other things, failing to take steps to maximize the value of Qlik to its stockholders. Plaintiff further alleges that Qlik, Thoma Bravo, Parent and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duties. Plaintiff seeks, among other things, equitable relief to enjoin consummation of the Merger, rescission of the Merger and/or rescissory damages, and attorneys’ fees and costs. Qlik, Thoma Bravo, Parent, Merger Sub and the individual defendants all believe that the claims asserted against each of them are without merit and intend to vigorously defend against this lawsuit.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Qlik, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Qlik in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Qlik, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Qlik, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Qlik, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Qlik, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Qlik and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Qlik, with Qlik continuing as a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease.

Effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of Qlik at the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be. At the Effective Time, the certificate of incorporation of Qlik as the Surviving Corporation will be amended to be identical to the certificate set forth in Exhibit A to the Merger Agreement until changed or amended in accordance with applicable law and the applicable provisions of such certificate, and the bylaws of the Surviving Corporation, without any further action on the part of Qlik or Merger Sub, will be the bylaws of Merger Sub (except references to Merger Sub’s name will be replaced by references to “Qlik Technologies Inc.”).

Closing and Effective Time

The closing of the transactions contemplated by the Merger Agreement will take place no later than the second business day following the satisfaction or (to the extent permitted by law) waiver of all conditions to closing of the transactions contemplated by the Merger Agreement (described below under the caption “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the transactions contemplated by the Merger Agreement) or such other time agreed to in writing by Parent and Qlik. However, if the marketing period (described below under the caption “— Marketing Period”) has not ended as of the time of the satisfaction or waiver of such closing conditions, the closing of the transactions contemplated by the Merger Agreement will occur on the earlier of (1) a business day during the marketing period specified by Parent on no less than two (2) business days’ notice to Qlik; and (2) the second business day after the final day of the marketing period. Concurrently with the closing of the transactions contemplated by the Merger Agreement, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Marketing Period

The marketing period means the first period of fifteen (15) consecutive business days commencing on the of delivery by Qlik to Parent of certain required financial information and ending prior to the closing date. Notwithstanding the foregoing, (i) the marketing period shall not commence before July 5, 2016; (ii) to the extent the marketing period has not been completed prior to August 22, 2016, the marketing period shall not be deemed to have commenced prior to September 6, 2016; (iii) if Qlik delivers (or publicly files) the unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to Qlik for the fiscal quarter ended June 30, 2016, the marketing period shall be deemed not to have commenced until the date of such delivery (or public filing), whether or not the marketing period had previously run; and (iv) the marketing period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

The required financial information referenced above consists of (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to Qlik for the three (3) most recently completed fiscal years ended at least ninety (90) days before the closing date; and (ii) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to Qlik, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the closing date.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than shares owned by (1) Parent or Merger Sub; and (2) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration (which is $30.50 per share, less any applicable withholding taxes). All shares converted into the right to receive the Per Share Merger Consideration will automatically be cancelled at the Effective Time.

Outstanding Equity Awards

The Merger Agreement provides that Qlik’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

•	Options. Each outstanding option to purchase shares of common stock, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the amount, if any, by which $30.50 exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option. Each option with an exercise price per share equal to or greater than $30.50 per share will be cancelled without consideration.

•	Restricted Stock Units. Each award of restricted stock units that has vested but has not otherwise previously been settled will be converted into the right to receive an amount in cash (subject to any applicable tax withholding ) equal to the product of (1) $30.50 and (2) the total number of shares of common stock subject to such award of restricted stock units. Each award of restricted stock units which is unvested as of the Effective Time will be cancelled at that time and converted into the right to receive $30.50 with respect to each share of common stock subject thereto, with such payment being made (i) promptly following the Effective Time with respect to one-third of each unvested restricted stock unit award and (ii) with respect to the remaining two-thirds of each such award, in equal portions promptly following the twelve (12)- and eighteen (18)-month anniversaries of the Effective Time (or upon such earlier date as the restricted stock unit was otherwise scheduled to vest), provided the holder is continuously employed by the Surviving Corporation through such date. In the event that the holder’s employment with the Surviving Corporation is terminated by the Surviving Corporation other than for cause, the vesting conditions with respect to any unpaid unvested restricted stock unit award shall be deemed satisfied as of the holder’s last day of employment with the Surviving Corporation. For any award of unvested restricted stock units with performance-based vesting conditions, the number of shares subject to the award shall be determined at the “target” level of performance of such award (or, if no target is specified, at the maximum number of shares subject to the award).

•	Stock Appreciation Rights. Each outstanding stock appreciation right, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash (subject to any applicable tax withholding) equal to the product of (1) the amount, if any, by which $30.50 exceeds the per share base or strike price of such stock appreciation right and (2) the total number of shares of common stock subject to such stock appreciation right. Each stock appreciation right with a per share base or strike price equal to or greater than $30.50 per share will be cancelled without consideration. Notwithstanding the foregoing, in the case of a stock appreciation right that is a MVSSAR, the amount payable with respect to such MVSSAR shall be reduced to the extent necessary such that the amount payable with respect to such MVSSAR equals the maximum amount payable with respect to such award under its terms. For any award of stock appreciation rights with performance-based vesting conditions, the number of shares subject to the award shall be determined at the “target” level of performance of such award (or, if no target is specified, at the maximum number of shares subject to the award).

•	Restricted Stock. Each outstanding share of restricted common stock shall become fully vested and the holder thereof shall be entitled to receive the Per Share Merger Consideration. As of the date of this proxy statement, there were no shares of restricted common stock outstanding.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to Qlik, which institution we refer to as the paying agent, to make payments of the Per Share Merger Consideration to stockholders. Substantially concurrent with the Effective Time, Parent will deposit or cause to be deposited with the paying agent cash constituting an amount equal to the aggregate Per Share Merger Consideration to stockholders (but not including any merger consideration in respect of any dissenting shares).

As reasonably promptly as practicable (but no later than the third business day) after the Effective Time, Parent will cause the paying agent to mail to each holder of record of Qlik common stock (other than Qlik, its subsidiaries, and Parent and Merger Sub) a letter of transmittal together with instructions thereto. Upon receipt of (i) in the case of shares of Qlik common stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal or (ii) in the case of shares of Qlik common stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive the Per Share Merger Consideration, without interest thereon, in exchange therefor. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of Qlik common stock one (1) year after the Effective Time, such cash (including any interest received with respect thereto) will be delivered to Parent, and any holder of Qlik common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of its claim for the Per Share Merger Consideration, without any interest thereon.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting of such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Per Share Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of Qlik, Parent and Merger Sub.

Qlik

Certain of the representations and warranties in the Merger Agreement made by Qlik are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has or would reasonably be expected to (i) have a material adverse effect on the business, results of operations, assets or financial condition of Qlik and its subsidiaries, taken as a whole; or (ii) prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement. The foregoing notwithstanding, none of the following will be taken into account in determining whether such Company Material Adverse Effect has occurred for purposes of clause (i) of the prior sentence:

•	conditions affecting the United States economy, or any other national or regional economy or the global economy generally;

•	political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world;

•	changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index);

•	changes required by GAAP or other accounting standards (or interpretation or enforcement thereof);

•	changes in any laws or orders issued by any governmental entity (or interpretation or enforcement thereof);

•	changes generally effecting the industries in which Qlik and its subsidiaries operate;

•	any failure by Qlik to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of Qlik’s common stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception therein);

•	the negotiation, execution or delivery of the Merger Agreement, the performance by any party thereto of its obligations thereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated thereby;

•	any suit, action or other proceeding commenced or, to the knowledge of Qlik, threatened against Qlik or its current or former directors or officers by any stockholder of Qlik relating to, arising out of or involving the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or any suit, action or other proceeding relating to dissenting shares; or

•	any action expressly required by the terms of the Merger Agreement, or taken with the prior written consent or at the written direction of Parent.

However, in the case of the exclusions set forth in bullets 1 through 6 immediately above, to the extent any fact, circumstance, occurrence, effect, change, event or development arising from or related to such exclusions materially disproportionately affects Qlik and its subsidiaries, taken as a whole, relative to other companies of similar size in the industries in which Qlik and its subsidiaries operate, the incremental materially disproportionate affect may be taken into account in determining whether a Company Material Adverse Effect has occurred.

In the Merger Agreement, Qlik has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Qlik and its subsidiaries;

•	the capital structure of Qlik or Qlik’s ownership of its subsidiaries;

•	Qlik’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Qlik’s organizational documents and Qlik’s material contracts;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the accuracy of Qlik’s SEC filings and financial statements and the absence of certain specified undisclosed liabilities;

•	Qlik’s internal controls and disclosure controls and procedures;

•	the accuracy of the information supplied by or on behalf of Qlik for inclusion in this proxy statement and any other SEC filing required to be made in connection with the Merger;

•	the absence of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect from December 31, 2015 through the date of the Merger Agreement;

•	the conduct of the business of Qlik and its subsidiaries in the ordinary course of business in all material respects from December 31, 2015 through the date of the Merger Agreement;

•	tax matters;

•	employee benefit plans;

•	litigation and investigation matters;

•	Qlik’s and its subsidiaries’ compliance with applicable laws;

•	environmental matters;

•	the existence, status and enforceability of specified categories of Qlik’s material contracts;

•	real property matters;

•	intellectual property rights;

•	labor matters;

•	the inapplicability of anti-takeover statutes;

•	insurance matters;

•	payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement;

•	receipt of Morgan Stanley’s fairness opinion;

•	related party transactions;

•	government contracts; and

•	indebtedness.

Parent and Merger Sub

Certain of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, “Parent Material Adverse Effect” means with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Qlik that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s limited liability or corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	matters with respect to Parent’s financing (as more fully described below under “— Financing Efforts”) and sufficiency of funds;

•	enforceability of the guarantee provided by TBFXII;

•	the accuracy of the information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;

•	the absence of litigation;

•	the absence of certain other agreements relating to the Merger;

•	payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement;

•	the ownership and capital structure of Merger Sub;

•	Parent’s and certain of its affiliates’ lack of any ownership interest in Qlik;

•	solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

•	the absence of agreements between Parent and Merger Sub, on the one hand, and any members of Qlik’s Board of Directors or management, on the other hand, relating to Qlik; and

•	Parent’s, Merger Sub’s and certain of their affiliates’ lack of any ownership interest in Qlik’s competitors.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) set forth in the confidential disclosure letter to the Merger Agreement; (2) expressly permitted or required by the Merger Agreement; (3) required by applicable law; or (4) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), during the period of time between the signing of the Merger Agreement and the Effective Time, Qlik will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice, and

•	use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material customers, suppliers, landlords, and other persons having material business relationships with Qlik.

In addition, Qlik has also agreed that, except as (1) set forth in the confidential disclosure letter to the Merger Agreement; (2) expressly permitted or required by the Merger Agreement; (3) required by applicable law; or (4) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), during the period of time between the signing of the Merger Agreement and the Effective Time, Qlik will not, and will permit any of its subsidiaries to, subject in each case to certain specified exceptions, among other things:

•	declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among Qlik and its wholly owned subsidiaries or among wholly owned subsidiaries;

•	split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities;

•	issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•	accelerate or otherwise modify the vesting terms of any restricted stock units;

•	subject to certain specified exceptions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Qlik or any of its subsidiaries or any securities of Qlik or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Qlik or its subsidiaries, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests;

•	issue, deliver, sell, grant, pledge or otherwise subject to any lien (i) any shares of its capital stock or other equity interests or voting securities (subject to certain specified exceptions); (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Qlik or any of its subsidiaries; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, Qlik or any of its subsidiaries; (iv) any rights issued by Qlik or any of its subsidiaries that are linked in any way to the price of any class of Qlik’s capital stock or any shares of capital stock of any its subsidiaries, the value of Qlik, any of its subsidiaries or any part of Qlik or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Qlik or any of its subsidiaries; or (v) any debentures, bonds, notes or other indebtedness of Qlik having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Qlik’s stockholders may vote;

•	amend Qlik’s or any of its subsidiaries certificate of incorporation, bylaws or similar organizational documents except as may be required by Law or the rules and regulations of NASDAQ;

•	make or adopt any material change in accounting methods, principles or practices, other than as required by a change in GAAP or applicable law;

•	directly or indirectly acquire, dispose of, sell, assign or abandon, or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in or business or material assets of any person or division thereof, except for (i) acquisitions or dispositions with respect to transactions solely between or among Qlik and any wholly owned subsidiary of Qlik or between or among wholly owned subsidiaries of Qlik; or (ii) the sale of products of Qlik and its subsidiaries or grants of non-exclusive licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice;

•	except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the Merger Agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than liens permitted under the Merger Agreement), or otherwise dispose of any material properties or assets or any material interests therein, other than (i) in the ordinary course of business consistent with past practices; (ii) pursuant to contracts in existence on the date of the Merger Agreement that have been disclosed or made available to Parent; or (iii) with respect to transactions between Qlik, on the one hand, and any wholly owned subsidiary of Qlik, on the other hand, or between wholly owned subsidiaries of Qlik;

•	incur any indebtedness (other than obligations under letters of credit, bank guarantees and other similar contractual obligations in the ordinary course of business) or guarantee any indebtedness of any other person, except for (i) indebtedness not in excess of $3.0 million in the aggregate; (ii) indebtedness in replacement, and in the same or a lesser principal amount, of existing indebtedness or (iii) indebtedness solely between or among Qlik and any wholly owned subsidiary of Qlik or between wholly owned subsidiaries of Qlik;

•	implement any “plant closing” or “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law;

•

except as permitted by the terms of the Merger Agreement, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages in an amount not in excess of

$1.0 million individually or $5.0 million in the aggregate by Qlik or any of its subsidiaries and do not involve any injunctive or other material non-monetary relief or impose material restrictions on the business or operations of Qlik and its subsidiaries, taken as whole;

•	abandon, permit to lapse, encumber, convey title (in whole or in part), exclusively license or grant any material right or other licenses to any material intellectual property rights owned by or exclusively licensed to Qlik or any of its subsidiaries, other than licenses granted in the ordinary course of business consistent with past practice;

•	make, change or revoke any material election with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for taxes, incur any material tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by the Merger Agreement), prepare or file any tax return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund or fail to pay any material taxes as they become due and payable (including estimated taxes);

•	materially amend, modify, extend, renew or terminate any real estate lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

•	except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

•	hire any employee that would be entitled to receive annual base cash compensation of $200,000 or more;

•	except to the extent required by applicable law or by written agreements existing on the date of the Merger Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Qlik employee benefit plan or other agreement or arrangement in effect on the date of the Merger Agreement to any employee, officer, director, stockholder or other service provider of Qlik or any of its subsidiaries, whether past or present;

•	except to the extent required by applicable law or by written agreements existing on the date of the Merger Agreement that have been disclosed or made available to Parent, enter into or amend any contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for new hires in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000;

•	except as required to ensure that any Qlik employee benefit plan is not then out of compliance with applicable law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Qlik employee benefit plan or benefit arrangement or any collective bargaining agreement;

•	lend money to any person (other than advances to Qlik’s employees in the ordinary course of business consistent with past practices);

•	other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any material contract;

•	enter into any contract that would be material to Qlik and its subsidiaries, taken as a whole that would explicitly impose any material restriction on the right or ability of Qlik or any of its subsidiaries: (i) to compete with any other person; (ii) to acquire any product or other asset or any services from any other person; (iii) to perform services for or sell products to any other person; (iv) to transact business with any other person; or (v) to operate at any location in the world; or

•	enter into any binding commitment to take any of the foregoing actions.

Alternative Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Qlik has agreed not to, and to cause its subsidiaries (and instruct its and their respective representatives) not to, directly or indirectly, among other things:

•	solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of any Inquiry (as defined below);

•	furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Qlik and its subsidiaries in connection with an Inquiry or an Alternative Proposal (as defined below);

•	enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to an Inquiry or an Alternative Proposal;

•	grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which Qlik or any of its subsidiaries is a party;

•	make any Adverse Recommendation Change (as defined below); or

•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal or that contradicts the Merger Agreement or requires Qlik to abandon the Merger Agreement (except for Acceptable Confidentiality Agreements (as defined below)).

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, Qlik may provide information to, and engage or participate in negotiations or discussions with, a person regarding an Alternative Proposal if the Board of Directors determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a Superior Proposal (as defined below) or could reasonably be expected to lead to a Superior Proposal and to not do so would be inconsistent with the directors’ exercise of their fiduciary duties.

Qlik will, reasonably promptly, and in any event within twenty-four (24) hours of receiving any Alternative Proposal, advise Parent in writing of the receipt of such Alternative Proposal, its terms and conditions, the identity of the person or “group” making such Alternative Proposal, and, as reasonably promptly as practicable, provide to Parent a copy of such Alternative Proposal, if in writing, (or a written summary of the material terms of such Alternative Proposal, if oral). In addition, Qlik will keep Parent reasonably informed in all material respects on a reasonably current basis, or upon Parent’s reasonable request, of the status and material terms of (including material amendments or revisions or proposed material amendments or revisions to) such Alternative Proposal.

For purposes of this proxy statement and the Merger Agreement:

•	“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to Qlik than the terms set forth in the confidentiality agreement with Parent (it being understood and agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any Alternative Proposal, acquiring Qlik or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by Qlik with any of the no-shop restrictions or the provisions described below in “— The Board of Directors’ Recommendation; Adverse recommendation change;”

•

“Alternative Proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, equity investment, recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, other business combination or similar transaction involving Qlik or its subsidiaries, pursuant to which persons other than the stockholders of Qlik immediately prior to such transaction own securities representing more than 20% of the voting power of Qlik or any surviving or resulting entity immediately following such transaction; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of Qlik or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Qlik and its subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Qlik; (D) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Qlik; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement);

•	“Inquiry” means any inquiry, proposal, discussion, offer or requests that that constitutes or could reasonably be expected to lead to an Alternative Proposal;

•	“Intervening Event” means an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Alternative Proposal) arising after the date of the Merger Agreement that was neither known to, nor reasonably foreseeable by, the Board of Directors prior to the date of the Merger Agreement; and

•	“Superior Proposal” means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 51%) made by a third party or “group” on terms which the Board of Directors (or any committee thereof) determines in its good faith judgment (after consultation with its financial and outside legal advisors) to be likely to be consummated in accordance with its terms and more favorable to the holders of Qlik common stock than the Merger (including any changes to the terms of the Merger Agreement committed to by Parent to Qlik in writing in response to such Alternative Proposal under the provisions of the Merger Agreement), taking into account all the terms and conditions of such proposal and the Merger Agreement (including, among other things, if appropriate, financing contingencies, regulatory approvals, stockholder litigation, identity of the person making the Alternative Proposal (including whether stockholder approval of such person is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of Qlik).

The Board of Directors’ Recommendation; Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Qlik common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors may not effect an Adverse Recommendation Change except as described below.

The Board of Directors may not (with any action described in the following being referred to as an “Adverse Recommendation Change”):

•	approve, agree to, accept, endorse, recommend or submit to a vote of its stockholders, any Alternative Proposal;

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, its recommendation that stockholders vote in favor of approval and adoption of the Merger Agreement and the Merger, or make any public statement, filing or release inconsistent with its recommendation that stockholders vote in favor of the Merger including recommending against the merger or approving, endorsing or recommending any Alternative Proposal;

•	fail to publicly recommend against any Alternative Proposal or fail to publicly reaffirm its recommendation that stockholders vote in favor of approval and adoption of the Merger Agreement and the Merger, in each case within five (5) business days after Parent so requests in writing (it being understood that Qlik will have no obligation to make such reaffirmation on more than three (3) occasions);

•	fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Alternative Proposal; or

•	fail to include its recommendation that stockholders vote in favor of approval and adoption of the Merger Agreement and the Merger in this proxy statement.

Prior to the Special Meeting, and notwithstanding the restrictions described above in “— Alternative Proposals,” the Board of Directors is permitted in certain circumstances and subject to Qlik’s compliance with certain obligations (as summarized below), to (i) make an Adverse Recommendation Change, and (ii) terminate the Merger Agreement and enter into a definitive written agreement providing for a Superior Proposal.

The Board of Directors is permitted to (i) make an Adverse Recommendation Change in the case of a Superior Proposal, or (ii) terminate the Merger Agreement to simultaneously enter into a definitive written agreement providing for a Superior Proposal provided that Qlik has complied in all material respects with its no-shop obligations related to with respect to such Superior Proposal, and if, in each case, the Board of Directors determines in good faith (after consultation with its financial and outside legal advisors) (1) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, (2) that such Alternative Proposal constitutes a Superior Proposal and (3) it has complied with the procedure and its obligations as summarized in the following paragraph.

The Board of Directors may not make an adverse change recommendation in the case of a Superior Proposal until after the fourth business day (the “Notice Period”) following Parent’s receipt of a written notice from Qlik advising Parent that it has received an Alternative Proposal that is not withdrawn and that the Board of Directors has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of the Merger Agreement, the Board of Directors intends to make an Adverse Recommendation Change on account of such Alternative Proposal or terminate the Merger Agreement (a “notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any such Superior Proposal (including copies of all relevant documents in Qlik’s possession relating to such Superior Proposal) and the identity of the party making the Superior Proposal (in each case to the extent not previously provided by Qlik to Parent). During the Notice Period, Qlik shall (1) negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the Alternative Proposal would cease to constitute a Superior Proposal and (2) permit Parent to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). Any material amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice of Superior Proposal and Qlik shall be required to comply again with the requirements of the Merger Agreement, including the Notice Period (it being understood that the “Notice Period” in respect of such new notice of Superior Proposal will be two (2) business days). In determining whether an Alternative Proposal constitutes a Superior Proposal, the Board of Directors shall take into account any changes to the terms and conditions of the Merger Agreement timely proposed by Parent in response to a notice of Superior Proposal.

The Board of Directors is permitted to make an Adverse Recommendation Change in the event of an Intervening Event if the Board of Directors determines in good faith (after consultation with its financial and outside legal advisors) (i) that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and (ii) it has complied with the procedure and its obligations as summarized in the following paragraph.

The Board of Directors may not make an Adverse Recommendation Change in response to an Intervening Event until the conclusion of the Notice Period following Parent’s receipt of a written notice from Qlik advising Parent that absent any revision to the terms and conditions of the Merger Agreement, the Board of Directors intends to make an Adverse Recommendation Change due to an Intervening Event and specifying in reasonable detail the reasons for such Adverse Recommendation Change. During the Notice Period, Qlik shall (i) negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the Board of Directors no longer determines that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law and (ii) permit Parent to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). In determining whether to make an Adverse Recommendation Change in response to an Intervening Event, the Board of Directors shall take into account any changes to the terms and conditions of the Merger Agreement timely proposed by Parent in response to such Intervening Event.

Notwithstanding the no-shop restrictions and other restrictions described above, the Merger Agreement does not prohibit Qlik or the Board of Directors from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) complying with its obligations under Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Alternative Proposal, or (iii) making any disclosure to its stockholders required (after consultation with outside legal advisors) under applicable law. In addition, the Merger Agreement provides that a factually accurate public disclosure that describes Qlik’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Employee Benefits

For a period of one (1) year immediately following the Effective Time, all employees of Qlik who remain employed by the Surviving Corporation or any affiliate of Parent following the Merger, which we refer to as “continuing employees,” will be provided (i) substantially similar base salary and substantially similar target annual bonus opportunity provided to such continuing employees immediately prior to the closing date and (ii) other compensation and employee benefits (excluding cash and equity-based long-term incentive opportunities) that, with respect to each employee, are substantially similar in the aggregate to the compensation and benefits provided to such employee immediately prior to the closing date. For a period of one (1) year following the Effective Time, the Surviving Corporation will provide severance benefits to continuing employees that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of Qlik and its subsidiaries and employment agreements covering Qlik employees as in effect immediately prior to the closing date or, if greater, the severance benefits provided to similarly situated employees of Parent. The Surviving Corporation will grant any continuing employee credit for such continuing employees’ service with Qlik for purposes of eligibility, vesting, and determination of the level of vacation and severance benefits (but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or the Surviving Corporation in which a continuing employee participates to the same extent and for the same purpose as recognized by Qlik and the analogous Qlik employee benefit plan immediately prior to the closing date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

Financing Efforts

Parent and Merger Sub have represented to Qlik that:

•

Parent has delivered to Qlik true and complete copies of the fully executed (a) Debt Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Borrower and Merger Sub, for the purpose of funding the transactions contemplated by the Merger Agreement (the “Debt Financing”), and (b) Equity Commitment Letters, pursuant to which, and subject to the terms and conditions thereof, the Thoma Bravo Funds have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). We refer to the Equity Commitment Letters and the Debt Commitment Letter collectively as the “Financing Commitments”.

•	The Equity Commitment Letters provide that Qlik is a third party beneficiary thereof. As of the date of the Merger Agreement, all of the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub. As of the date of the Merger Agreement, no Financing Commitment has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated. Assuming the accuracy of the representations and warranties made by Qlik in the Merger Agreement, as of the date of the Merger Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitments or that the full amounts committed pursuant to the Financing Commitments will not be available as of the closing if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. There are no conditions precedent or other conditions related to the Financing, or any contracts, agreements, arrangements or understandings related to the Financing, other than the terms thereof set forth in the Financing Commitments. As of the date of the Merger Agreement, Parent has fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by the Merger Agreement and, assuming the satisfaction of the conditions applicable to Parent’s and Merger Sub’s obligations to consummate the closing, are sufficient in amount to provide Parent with the funds necessary for it to consummate the transactions contemplated by the Merger Agreement at the closing and to satisfy its obligations under the Merger Agreement at the closing. Neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of Qlik.

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions, taken as a whole (including any “flex” provisions), described in the Financing Commitments, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using reasonable best efforts to:

•	comply with and maintain in effect the Debt Financing and the Debt Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (the “Financing Agreements”) (and comply with and maintain in effect the Financing Agreements) so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the closing;

•	satisfy or cause representatives to satisfy as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Financing Agreements (including by consummating the Financing pursuant to the terms of the Equity Commitment Letters and by paying any commitment fees or other fees or deposits required by the Financing Commitments or the Financing Agreements);

•	accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letter and the Financing Agreements to the extent such “flex” provisions are exercised in accordance with the terms thereof;

•	in the event that all conditions to the Financing have been satisfied or waived, enforce its rights under the Debt Commitment Letter and Financing Agreements in the event of a breach by the Financing

Sources under the Debt Commitment Letter or the Financing Agreements (provided that Parent shall not be required to pursue litigation against the Financing Sources); and

•	cause the Financing Sources, the Thoma Bravo Funds and any other persons providing financing to fund the Financing no later than the closing.

For purposes of the Merger Agreement, “Financing Source” means the persons (other than Qlik or its subsidiaries) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letter or Financing Agreements), in each case, in connection with the Debt Financing or any Alternative Financing (in each case, other than the Equity Financing), and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their affiliates, and any of their or their affiliates’ respective current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or any successors or assignees of any of the foregoing; it being understood that the Thoma Bravo Funds, Parent and Merger Sub shall not be Financing Sources for any purposes under the Merger Agreement.

Parent shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or any Financing Agreement without the prior written consent of Qlik if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to:

•	reduce the aggregate amount of the Financing from that contemplated by the Financing Commitments delivered as of the date of the Merger Agreement (provided that Parent may decrease the amount of the Debt Financing so long as the Equity Financing under the Equity Commitment Letters is increased in a corresponding amount to the extent permitted pursuant to the Financing Commitments);

•	impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner materially adverse to Qlik;

•	make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by the Merger Agreement; or

•	adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements.

Parent shall not agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment or Financing Agreement without the prior written consent of Qlik, and shall not release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter. For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letter to add Lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Financing Agreement, Parent shall deliver a copy thereof to Qlik and references in the Merger Agreement to “Financing Commitments”, “Debt Commitment Letter”, “Equity Commitment Letters” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived.

In the event that all or any portion of the Debt Financing becomes or could become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letter or the Financing Agreements for any reason or any of the Debt Commitment Letter or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded for any reason, (i) Parent shall promptly so notify Qlik and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the closing), and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative debt financing sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by

Merger Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to Qlik (with only the fee amounts and market flex terms redacted from the fee letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)). Parent shall not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Parent than those in the Debt Commitment Letter that such Alternative Financing and New Debt Commitment Letter would replace. Notwithstanding the foregoing, no Alternative Financing or New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the closing date as set forth in the Debt Commitment Letter or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into, Parent shall deliver a copy thereof to Qlik (with only the fee amounts and market flex terms redacted from the fee letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)).

Parent shall (i) furnish Qlik drafts (when available) and thereafter true and complete and executed copies of the Financing Agreements promptly upon their execution, (ii) give Qlik prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any of the Financing Commitments or the Financing Agreements of which Parent becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof, and (iii) otherwise keep Qlik reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give Qlik prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any person with respect to (x) any actual or potential default under or breach of any provisions of the Financing Commitments or Financing Agreements by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to any of the Financing Commitments or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the closing, and (B) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Financing Commitments or Financing Agreements or will be unable to obtain Alternative Financing. Parent shall promptly provide any information reasonably requested by Qlik relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

Parent is responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing pursuant to and in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters, including taking all actions necessary to:

•	comply with the terms of and maintain in effect the Equity Commitment Letters;

•	satisfy on a timely basis all conditions in such Equity Commitment Letters to be satisfied by Parent;

•	consummate the Equity Financing at or prior to the closing subject to the terms and conditions of the Equity Commitment Letters; and

•	enforce its rights under the Equity Commitment Letters to the extent the Thoma Bravo Funds are required to fund under their respective Equity Commitment Letter pursuant to the terms thereof and the Merger Agreement.

Qlik, at Parent’s sole expense, has agreed to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Qlik. Such cooperation by Qlik shall include, at the reasonable request of Parent:

•	agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate (provided that such agreements and officer’s certificates will not take effect until the Effective Time);

•	providing to the Lenders and other prospective Lenders with respect to the Debt Financing financial and other information in Qlik’s possession regarding Qlik in order to consummate the Debt Financing;

•	making Qlik’s senior officers reasonably available to the Lenders specified in the Debt Commitment Letter;

•	providing reasonable assistance to Parent and the Lenders in preparation of customary rating agency presentations, bank information memoranda, credit agreements, bank syndication materials and similar customary documents reasonably required in connection with the Debt Financing;

•	participating in a reasonable number of presentations, due diligence sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreed times;

•	providing reasonable assistance to Parent in preparation of customary pro forma financial information and projections required in connection with the Debt Financing (provided, that Qlik will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information and the cooperation by Qlik shall relate solely to the financial information and data derived from Qlik’s historical books and records);

•	reasonably facilitating the pledging of collateral in connection with the Debt Financing (provided that such pledge will not take effect until the closing), including delivering original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) to the extent required by the Debt Commitment Letter;

•	providing customary documentation and other information about Qlik required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, prior to the closing date (to the extent requested at least ten calendar days prior to the closing date);

•	providing customary authorization and/or representation letters in connection with the distribution of the bank information memoranda contemplated by the Debt Commitment Letter for any Debt Financing to prospective Lenders and identifying any portion of the information therein that constitutes material non-public information regarding Qlik; and

•	using commercially reasonable efforts to supplement the information required to be provided by Qlik on a current basis if such supplement is reasonably necessary to ensure that such information, taken as a whole and when furnished, does not contain an untrue statement of a material fact or omit to state any material fact necessary to make such information not materially misleading.

However:

•	Qlik shall not be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Financing (or any Alternative Financing) prior to the closing;

•	no director, manager, officer or employee of Qlik shall be required to deliver any certificate or take any other action to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee;

•	the Board of Directors shall not be required to approve any financing (or any Alternative Financing) or agreements related thereto prior to the closing;

•	Qlik shall not be required to take any action that will conflict with or violate its organizational documents, any laws or result in a violation of breach of, or default under, any agreement to which Qlik is a party; and

•	Qlik shall not be required to provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged.

Parent shall, promptly upon request by Qlik, reimburse Qlik for all reasonable and documented out-of-pocket costs and expenses incurred by Qlik, its subsidiaries and their representatives in connection with their respective obligations to cooperate with the Financing. Parent shall indemnify and hold harmless Qlik, its subsidiaries and their representatives from and against any and all losses suffered or incurred by any of them in connection with the Financing or any Alternative Financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by Qlik).

Repatriation of Cash

Qlik and its subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) business days prior to the closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to Qlik immediately before the closing any cash balances held by any of Qlik’s non-U.S. subsidiaries. However, no distribution or transfer will be required to be made:

•	to the extent such distribution or transfer (x) would be subject to withholding or other taxes in advance of the Effective Time or (y) would violate applicable law or any minimum cash balance or capital surplus requirements applicable to such Qlik subsidiaries; and

•	unless and until all of the conditions to the Merger applicable to Qlik’s obligations as set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted under the Merger Agreement) at the closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions at the closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger applicable to Parent’s or Merger Sub’s obligations as set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions at the closing) and it is ready, willing and able to consummate the closing.

Substantially concurrently with (and subject to the occurrence of) the closing, any cash balances at Qlik or any funds distributed or transferred to Qlik as set forth above shall be used by Parent, Merger Sub and Qlik to the extent necessary for the consummation of the transactions contemplated by the Merger Agreement and the satisfaction of obligations under the Merger Agreement at the closing, including for Parent to pay the aggregate amounts payable pursuant to Qlik equity awards and for the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by the Merger Agreement, including fees, costs and expenses related to the Financing.

Efforts to Close the Merger

Parent and Qlik have agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate and make effective as reasonably promptly as practicable after the date of signing of the Merger Agreement and in any event no later than October 31, 2016 the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement:

•	in no event will Qlik, any of its subsidiaries, Parent or Merger Sub be required to take or commit to take any actions that would be reasonably likely to materially adversely impact or impose limitations on the ownership by Parent or any of its subsidiaries of all or a material portion of Qlik’s business or assets; and

•	in no event will Parent or Merger Sub be obligated pursuant to the Merger Agreement to (or to cause or direct their affiliates to), and Qlik and its subsidiaries will not, without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses.

Indemnification and Insurance

For a period of six (6) years from the Effective Time, Parent will cause all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and former directors or officers of Qlik or any of its subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements of Qlik or any of its subsidiaries in effect on the date of the Merger Agreement to continue in accordance with their terms (it being agreed that after the closing of the Merger such rights shall be mandatory rather than permissive, if applicable). For a period of six (6) years from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each current director or officer of Qlik or any of its subsidiaries against all claims, losses, liabilities, damages, judgements, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time of the Merger, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that such person is or was a director or officer of Qlik or any of its subsidiaries at or prior to the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, Parent will cause the Surviving Corporation to advance expenses incurred in the defense of any such claim, subject to the Surviving Corporation’s receipt of an undertaking, if and only to the extent required by applicable law to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Qlik or its subsidiaries or provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by Qlik with respect to claims arising from facts or events that occurred on or before the Effective Time, except that the Surviving Corporation will not be required to pay with respect to such insurance policies in the aggregate for all six (6) years, more than 300% of the aggregate annual premium most recently paid by Qlik prior to the date of the Merger Agreement. If the Surviving Corporation is unable to obtain such insurance coverage, it will obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to such maximum amount. In lieu of such insurance, prior to the closing of the merger, Qlik may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Qlik and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Qlik and its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Qlik or its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time; provided that in no event shall the cost of any such tail policy exceed the maximum amount described in the preceding sentence.

Other Covenants

Stockholders Meeting

Qlik has agreed to duly call, establish a record date for, give notice of, convene and hold a meeting of stockholders as reasonably promptly as practicable after the date of the Merger Agreement following the clearance of this proxy statement by the SEC for the purpose of (i) seeking the approval and adoption of the Merger Agreement and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to Qlik’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable by Qlik to its named executive officers in connection with the completion of the Merger.

Stockholder Litigation

Qlik shall keep Parent reasonably and promptly informed regarding any suit, action or other proceeding commenced or, to the knowledge of Qlik, threatened against Qlik or its current or former directors or officers by any stockholder of Qlik relating to, arising out of or involving the Merger Agreement, the Merger or any of the other transactions contemplated thereby. Qlik shall (a) give Parent reasonable opportunity to participate in the defense, settlement or prosecution of any such litigation and (b) consult with Parent with respect to the defense and settlement of any such litigation and shall not compromise or settle any such litigation unless Parent shall have consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver by Qlik and Parent of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	a decision from the European Commission under Article 6(1)(b) of Regulation 139/2004 declaring the Merger compatible with the internal European Union market; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:

•	The representations and warranties of Qlik:

•	contained in Sections 4.01 (Organization, Standing and Power), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(b) (No Conflicts; Consents — Governmental Entity), 4.18 (Anti-Takeover Provisions), and 4.20 (Brokers’ Fees and Expenses) of the Merger Agreement being true and correct in all material respects as of the signing of the Merger Agreement and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	regarding the absence from and after December 31, 2015 of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect, being true and correct in all respects as of the signing of the Merger Agreement and as of the closing date as if made at and as of such time;

•	regarding Qlik’s and its subsidiaries’ capitalization being true and correct in all respects as of the signing of the Merger Agreement and as of the closing date as if made at and as of such time; except where the failure to be true and correct would increase the aggregate merger consideration payable at the closing by more than $10 million; and

•	all the representations and warranties other than those in respect of the matters described in the three bullets above, as of the signing of the Merger Agreement and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in the Merger Agreement), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect;

•	Qlik having performed in all material respects its obligations required to be performed by it under the Merger Agreement at or before the closing date;

•	Parent’s receipt of a certificate of Qlik signed by an executive officer certifying the matters in the foregoing bullets;

•	Since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect; and

•	Qlik having filed all forms, reports and documents which contain financial statements and which are required to be filed with the SEC prior to the Effective Time.

In addition, the obligation of Qlik to consummate the Merger is subject to the satisfaction or waiver by Qlik of each of the following additional conditions:

•	The representations of Parent and Merger Sub:

•	contained in Sections 3.01 (Organization, Standing and Power), 3.02 (Authority; Execution and Delivery; Enforceability) and 3.09 (Brokers’ Fees and Expenses) of the Merger Agreement, being true and correct in all material respects at and as of the closing date as if made at and as of such time; and

•	all the representations and warranties other than those in respect of the matters described in the bullet above, as of the signing of the Merger Agreement and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in the Merger Agreement), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Parent Material Adverse Effect;

•	Parent and Merger Sub having performed in all material respects the obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Qlik’s receipt of a certificate signed by an executive officer of each of Parent and Merger Sub certifying the matters in the foregoing bullets.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	By mutual written consent of Qlik and Parent;

•	By either Qlik or Parent:

•

if the Merger is not consummated on or before October 31, 2016, which we refer to as the “End Date” (except that the right to terminate the Merger Agreement as a result of the occurrence of the End Date will not be available to any party whose breach of a provision of the Merger Agreement resulted in, or was a principal cause of, the failure of the closing of the transactions contemplated by the Merger Agreement to be consummated by the End Date);

•	subject to certain exceptions, if any governmental entity of competent jurisdiction in any jurisdiction in which Parent, Qlik or their respective subsidiaries have material business operations shall have enacted, issued, promulgated, enforced or entered any law or order, whether preliminary, temporary or permanent, which prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement and such law and order shall have become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet shall not be available to any party who has failed to perform or comply with its obligations pursuant to the Merger Agreement in respect of such law or order;

•	if Qlik’s stockholders fail to approve the proposal to approve and adopt the Merger Agreement at the Special Meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken;

•	By Qlik:

•	if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub in the Merger Agreement, which (i) would result in the failure of a closing condition and (ii) such failure is not capable of being cured, or is not cured by Parent or Merger Sub, before the earlier of the End Date or the date that is thirty (30) calendar days following Qlik’s delivery of written notice thereof (except that Qlik may not terminate the Merger Agreement pursuant to this provision if Qlik is then in breach of the Merger Agreement in any material respect);

•	prior to receiving the stockholder approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with the terms of the Merger Agreement, if (i) Qlik has complied in all material respects with its no-shop obligations related to such Superior Proposal and (ii) Qlik pays to Parent a termination fee of $103,350,000 prior to or simultaneously with such termination under the Merger Agreement; or

•	if (i) all of the conditions applicable to Parent’s and Merger Sub’s obligations to consummate the closing have been and continue to be satisfied or waived (other than those conditions that, by their nature are to be satisfied at the closing, each of which is capable of being satisfied at the closing), (ii) Parent and Merger Sub fail to complete the closing on the date the closing should have occurred pursuant to the Merger Agreement, (iii) Qlik has delivered irrevocable written notice to Parent certifying as to the matters described in clause (i) and that Qlik stands ready, willing and able to consummate the Merger at such time, and (iv) Parent and Merger Sub fail to consummate the Merger by the third business day after the delivery of the notice described in clause (iii) (collectively, “Parent’s Failure to Close”).

•	By Parent:

•	if there has been any breach or violation of any representation, warranty, covenant or agreement of Qlik in the Merger Agreement, which (i) would result in the failure of a closing condition and (ii) is not capable of being cured, or is not cured by Qlik, before the earlier of the End Date or the date that is thirty (30) calendar days following Parent’s delivery of written notice thereof (except that Parent may not terminate the Merger Agreement pursuant to this provision if either Parent or Merger Sub is then in breach of the Merger Agreement in any material respect);

•	if at any time before the Special Meeting, the Board of Directors makes an Adverse Recommendation Change; or

•	if Qlik has materially breached its obligations related to Alternative Proposals and Superior Proposals (excluding any inadvertent and immaterial breaches thereof not intended to result in an Alternative Proposal).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice thereof shall be given to the other party or parties specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become void and of no effect without any further liability or obligation on the part of any party thereto. However, certain provisions of the Merger Agreement relating to certain confidentiality obligations, certain indemnification and reimbursement obligations, the effect of termination of the Merger Agreement, termination fees, expenses, and certain general provisions, will survive any termination of the Merger Agreement. Termination shall not relieve any party of liability and each party shall remain liable for losses resulting from fraud.

Termination Fees and Expense Reimbursement

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $103,350,000 from Qlik under the following circumstances:

•	if the Merger Agreement is terminated by Qlik in order for it to enter into a definitive written agreement with respect to a Superior Proposal (provided that Qlik complies with certain related obligations);

•	if the Merger Agreement is terminated by Parent in connection with an Adverse Recommendation Change by the Board of Directors prior to the Special Meeting or if Qlik has materially breached its obligations related to Alternative Proposals and Superior Proposals related to Alternative Proposals and Superior Proposals (excluding any inadvertent and immaterial breaches thereof not intended to result in an Alternative Proposal); or

•	if (i) an Alternative Proposal (which for this purpose all references to 20% in the definition of Alternative Proposal shall be deemed to be references to 50.1%) was made to Qlik or its stockholders generally after the date of the Merger Agreement and became publicly known or announced (and that was not publicly withdrawn at least five (5) business days prior to the Special Meeting); (ii) thereafter the Merger Agreement is terminated (A) by either Parent or Qlik in connection with passing of the End Date (other than if the failure of the Merger to be consummated on or before the End Date is due solely to the failure of the Debt Financing to be funded on the date the closing should have occurred pursuant to the Merger Agreement) or not having obtained stockholder approval of the Merger or (B) by Parent because Qlik has breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period, and (iii) within twelve (12) months of such termination, Qlik enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is subsequently consummated.

Qlik would be entitled to receive a reverse termination fee equal to $206,710,000 from Parent under the following circumstances:

•	if the Merger Agreement is terminated by either Parent or Qlik in connection with the failure of the Merger to be consummated by the End Date, in circumstances in which Qlik would have been entitled to terminate the Merger Agreement (i) because Parent or Merger Sub has breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or (ii) as a result of Parent’s Failure to Close, in each case but for such termination in connection with the failure of the Merger to be consummated by the End Date; or

•

if the Merger Agreement is terminated by Qlik (i) because Parent or Merger Sub has breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or (ii) as a result of Parent’s Failure to Close.

If the Merger Agreement is terminated because (i) Qlik’s stockholders fail to approve the proposal to approve and adopt the Merger Agreement at the Special Meeting or (ii) Qlik has breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period, in each case, under circumstances in which the termination fee is not then payable (but could become payable in the future with respect to an Alternative Proposal pursuant to the terms of the Merger Agreement), and prior to the time of such termination, Parent and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under the Merger Agreement, Qlik would be required to reimburse Parent up to $5 million in respect of certain costs and expenses reasonably incurred by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (with such reimbursement deducted from the termination fee, should it not be payable at the time of such termination but subsequently become payable).

Speci fic Performance

Prior to the valid termination of the Merger Agreement, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement by Qlik in the courts described in the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including Qlik’s obligation to consummate the Merger.

Prior to the valid termination of the Merger Agreement and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger, Qlik shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement by Parent and Merger Sub in the courts described in the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Prior to a valid termination of the Merger Agreement, Qlik shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded (and to exercise its rights as a third party beneficiary under the Equity Commitment Letters) and to consummate the Merger and the other transactions contemplated in the Merger Agreement only in the event that each of the following conditions has been satisfied:

•	the closing conditions set forth in the Merger Agreement (other than those conditions that, by their nature, are to be satisfied by actions taken at the closing, each of which shall be capable of being satisfied at the closing) have been satisfied at the time the closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied;

•	the Debt Financing (or Alternative Financing) has been funded, or will be funded in accordance with the terms thereof at the closing if the Equity Financing is funded at the closing; and

•	Qlik has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the closing will occur.

For the avoidance of doubt, in no event shall Qlik be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the closing if the Equity Financing is funded at the closing). In no event shall Qlik be entitled to seek the remedy of specific performance to cause the Equity Financing to be funded and to cause the consummation of the Merger other than solely under the specific circumstances and as specifically set forth in the Merger Agreement. In no event shall Qlik be entitled to seek any remedy of specific performance or other equitable remedies against any Financing Source, and expressly waives any claims against the Financing Sources.

The election of Qlik to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Qlik from seeking to terminate the Merger Agreement and seeking to collect the reverse termination fee or damages for liability of Parent or Merger Sub in the case of fraud. Under no circumstances shall Qlik be permitted or entitled to receive both (i) an injunction, grant of specific performance or other equitable relief providing for the consummation of the transactions contemplated by the Merger Agreement and (ii) the payment of the reverse termination fee.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Qlik, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing by the parties to the Merger Agreement at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, (i) no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval and (ii) except as provided above, no amendment shall be submitted to be approved by stockholders unless required by law.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “QLIK.” As of July 6, 2016, there were 94,898,127 shares of common stock outstanding, held by approximately 25 stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
Fiscal Year 2016 — Quarter Ended
September 30 (through July 6, 2016)	$29.83	$29.44
June 30	32.87	27.33
March 31	31.23	15.77
Fiscal Year 2015 — Quarter Ended
December 31	$42.90	$29.68
September 30	42.18	33.43
June 30	38.00	30.61
March 31	33.10	27.55
Fiscal Year 2014 — Quarter Ended
December 31	$32.15	$22.12
September 30	29.59	21.04
June 30	28.07	20.17
March 31	31.55	24.90
Fiscal Year 2013 — Quarter Ended
December 31	$35.49	$23.23
September 30	37.57	27.99
June 30	31.33	23.37
March 31	28.12	19.60

On July 6, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on NASDAQ was $29.82 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of June 15, 2016 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through June 15, 2016.

The percentage ownership is based upon 94,876,851 shares of common stock outstanding as of June 15, 2016.

For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of June 15, 2016 and common stock subject to restricted stock unit awards or stock appreciation rights that will vest within sixty (60) days of June 15, 2016 to be outstanding and to be beneficially owned by the person holding the options, warrants, restricted stock unit award or stock appreciation rights for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Cadian Capital Management, LP (2) 535 Madison Avenue, 36th Floor New York, NY 10022	7,223,268	7.6%

TimesSquare Capital Management, LLC (3) 7 Times Square, 42nd Floor New York, NY 10036	5,951,245	6.3%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	6,230,983	6.6%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	6,439,365	6.8%

Named Executive Officers and Directors
Lars Björk (6)	1,406,621	1.5%
Leslie Bonney (7)	222,324	*
John Gavin, Jr. (8)	65,256	*
Bruce Golden (9)	59,710	*
Deborah C. Hopkins (9)	29,706	*
Eugene (“Rick”) Jackson (10)	47,325	*
Timothy MacCarrick (11)	261,901	*
Alexander Ott (9)	79,800	*
Mark Thurmond (12)	—	—
Steffan C. Tomlinson (13)	55,963	*
Paul Wahl (9)	56,416	*
All current directors and executive officers as a group (15 persons) (15)	2,718,158	2.8%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Qlik Technologies Inc., 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087.
(2)	Based on Schedule 13G/A filed with the SEC on February 12, 2016 by Cadian Capital Management, LP (“Cadian”) in its role as investment adviser, Cadian Capital Management GP, LLC, the general partner of Cadian (“Cadian LLC”), and Eric Bannasch, the sole managing member of Cadian LLC. The shares of our common stock are owned by investment advisory clients of Cadian, and Cadian, pursuant to Investment Management Agreements, as amended, between its advisory clients and Cadian, exercises exclusive voting and investment power over securities held by its investment advisory clients. Cadian, Cadian GP and Mr. Bannasch are each reported to have shared voting power and shared dispositive power over 7,223,268 shares of our common stock. Cadian reports in its Schedule 13G/A that the interest of no one of its clients relates to more than 5% of our common stock. Cadian LLC is the General Partner of Cadian and Cadian GP, LLC is the general partner of each of Cadian. Mr. Bannasch is the manager of Cadian LLC.
(3)	Based on Schedule 13G filed with the SEC on February 10, 2016 by TimesSquare Capital Management, LLC (“TimesSquare”) in its role as investment adviser. The shares of our common stock are owned by investment advisory clients of TimesSquare, and such clients have the right to receive dividends from and proceeds from the sale of such shares. TimesSquare reports that it has sole voting power with regard to 4,901,195 shares of our common stock and sole dispositive power with regard to all of the reported shares of our common stock. TimesSquare reports in its Schedule 13G that, to its knowledge, the interest of no one of its clients relates to more than 5% of our common stock.
(4)	Based on Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. as the parent holding company of each of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock International Limited, BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Capital Management, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Japan Co Ltd and Xulu, Inc. BlackRock, Inc. reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Qlik. BlackRock, Inc. reports that it has sole voting power with regard to 5,976,463 shares of our common stock and sole dispositive power with regard to all of the reported shares of our common stock. BlackRock, Inc. reports in its Schedule 13G/A that no one person’s interest in the common stock of Qlik is more than 5% of our common stock.
(5)	Based on Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”) in its role as investment adviser. The shares of common stock of Qlik are owned by investment advisory clients of Vanguard, and such clients have the right to receive dividends from and proceeds from the sale of such shares. Vanguard reports that it has sole voting power with regard to 210,267 shares of our common stock, shared voting power with regard to 5,000 of the reported shares of our common stock, sole dispositive power with regard to 6,238,598 shares of our common stock and shared dispositive power with regard to 200,767 shares of our common stock.
(6)	Includes 480,152 shares issuable upon exercise of options within sixty (60) days of June 15, 2016. Excludes 415,748 shares of common stock subject to options and 172,100 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(7)	Mr. Bonney’s employment with Qlik terminated effective January 1, 2016. Based on information provided by Mr. Bonney as of February 15, 2016 and the exercise of options to purchase 208,062 shares of common stock since such date.
(8)	Includes 20,000 shares issuable upon exercise of options exercisable within sixty (60) days of June 15, 2016. Excludes 6,500 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(9)	Excludes 6,500 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.

(10)	Includes 47,325 shares issuable upon exercise of options within sixty (60) days of June 15, 2016. Excludes 138,175 shares of common stock subject to options and 61,975 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(11)	Includes 231,926 shares issuable upon exercise of options within sixty (60) days of June 15, 2016. Excludes 213,674 shares of common stock subject to options and 64,925 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(12)	Excludes 313,400 shares of common stock subject to options and 49,567 shares of common stock subject to time based restricted stock unit awards and 65,000 shares of common stock subject to performance based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(13)	Includes 48,263 shares issuable upon exercise of options exercisable within sixty (60) days of June 15, 2016. Excludes 6,500 shares of common stock subject to time based restricted stock unit awards that will not vest and settle within sixty (60) days of June 15, 2016.
(14)	Includes 1,342,835 shares issuable upon exercise of options and 93,750 shares subject to stock appreciation rights exercisable within sixty (60) days of June 15, 2016. Excludes 1,626,822 shares of common stock subject to options, 603,042 shares of common stock subject to time based restricted stock unit awards, 65,000 shares of common stock subject to performance based restricted stock unit awards and 56,250 shares of common stock subject to stock appreciation rights that will not vest and settle within sixty (60) days of June 15, 2016.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Qlik. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Qlik will hold an annual meeting in 2017 only if the Merger has not already been completed.

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for the 2017 annual meeting of stockholders, if held, may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in Qlik’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on November 29, 2016. To be included in our proxy materials, your proposal also must comply with our amended and restated bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than thirty (30) days from May 12, 2017, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 annual meeting of stockholders. Proposals should be sent to Qlik Technologies Inc., 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary.

Stockholders who wish to nominate persons for election to the Board of Directors at the 2017 annual meeting of stockholders, if held, or who wish to present a proposal at the 2017 annual meeting of stockholders, if held, but who do not intend for such proposal to be included in our proxy materials for such meeting, must deliver written notice of the nomination or proposal to Qlik Technologies Inc., 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary no earlier than January 12, 2017 and no later than February 11, 2017. However, if the 2017 annual meeting of stockholders is held earlier than April 12, 2017 or later than June 11, 2017, nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to the 2017 annual meeting of stockholders or (b) the 10th day following the day on which we first publicly announce the date of the 2017 annual meeting. In addition, in the event that the number of directors to be elected to the board of directors is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by February 1, 2017, then proposals with respect to nominees for any new positions created by the increase in board size must be delivered to the address listed above no later than the close of business on the 10th day following the date on which we make such public announcement. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our amended and restated bylaws.

A copy of our amended and restated bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary, Qlik Technologies Inc., 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087. A current copy of our bylaws also is available at our corporate website at www.investor.qlik.com.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Qlik filings with the SEC are incorporated by reference:

•	Qlik’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Qlik’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

•	Qlik’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2016 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015); and

•	Qlik’s Current Reports on Form 8-K or Form 8-K/A filed on April 1, 2016, May 16, 2016, June 2, 2016 and June 3, 2016.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Qlik Technologies Inc.

Attn: Corporate Secretary

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.Qlik.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

D.F. King & Co., Inc.

Stockholders May Call Toll-Free: (866) 406-2290

Banks & Brokers May Call Collect: (212) 269-5550

MISCELLANEOUS

Qlik has supplied all information relating to Qlik, and Parent has supplied, and Qlik has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 6, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2016

among

QLIK TECHNOLOGIES INC.

PROJECT ALPHA HOLDING, LLC

and

PROJECT ALPHA MERGER CORP.

A-i

A-ii

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation	63

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2016, among Qlik Technologies Inc., a Delaware corporation (the “Company”), Project Alpha Holding, LLC, a Delaware limited liability company (“Parent”), and Project Alpha Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board and the board of directors of Merger Sub have unanimously approved and declared advisable, and each of the board of managers of Parent and Parent as the sole stockholder of Merger Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the willingness of the Company to enter into this Agreement, Thoma Bravo Fund XII, L.P. (the “Guarantor”) has entered into that certain guaranty, dated as of the date hereof (the “Guaranty”), in favor of the Company with respect to certain obligations and liabilities of Parent and Merger Sub under this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of the Company’s shareholders have entered into voting agreements (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company shareholders have agreed to vote such Company shareholders’ respective shares of Company Common Stock in favor of the approval of this Agreement and against any other Acquisition Proposal; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.04.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, as soon as possible but in no event later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided that, notwithstanding the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions

(other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall occur instead on the date that is the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ notice to the Company and (b) the second Business Day after the final day of the Marketing Period, but subject, in each case under clause (a) or (b), to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII at the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing); provided, further, that if any of the conditions set forth in Article VII are not satisfied or (to the extent permitted by Law) waived on any such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Concurrently with the Closing, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), in customary form and substance and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger have been duly filed with the Delaware Secretary, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.04(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.04(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 1.06 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) or shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the

Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted at the Effective Time into the right to receive $30.50 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Without limiting the restrictions set forth in Section 5.01, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration. Substantially concurrent with the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Company Common Stock, for payment in accordance with this Article II through the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration payable pursuant to Section 2.01(c) (but not including any Merger Consideration in respect of any Dissenting Shares). All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock (other than the Company, its Subsidiaries, Parent and Merger Sub) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(c). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest thereon, that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.

(f) No Liability. None of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or shares in book-entry form shall not have been surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate Merger Consideration payable pursuant to Section 2.01(c), Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Surviving Corporation (including through its payroll system) and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting of such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(j) No Further Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Certificates or shares in book-entry form.

Section 2.03 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands occurring prior to the Effective Time. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.04 Company Stock Awards.

(a) Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable) shall be canceled and the holder thereof shall be entitled to receive an amount in cash payable as soon as practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (subject to any required withholding under applicable Tax Law); provided, however, that if the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and terminated as of the Effective Time without any cash payment being made in respect thereof.

(b) Stock Appreciation Rights. As of the Effective Time, each then outstanding Stock Appreciation Right (whether or not vested or exercisable) shall be canceled and the holder thereof shall be entitled to receive an amount in cash payable as soon as practicable following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share base or strike price of such Stock Appreciation Right multiplied by (ii) the number of shares of Company Common Stock subject to such Stock Appreciation Right (subject to any required withholding under applicable Tax Law); provided, however, that if the per share base or strike price of any such Stock Appreciation Right is equal to or greater than the Merger Consideration, such Stock Appreciation Right shall be cancelled and terminated as of the Effective Time without any cash payment being made in respect thereof. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Company MVSSAR, the amount payable with respect to such Company MVSSAR shall be reduced to the extent necessary such that the amount payable with respect to such Company MVSSAR equals the maximum amount payable with respect to such award under its terms.

(c) Company RSUs

(i) Vested Company RSUs. Effective as of the Effective Time, each then outstanding Vested Company RSU that has not otherwise previously been settled shall be canceled and the holder thereof shall be entitled to receive a cash payment payable as soon as practicable following the Effective Time equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Company RSU (subject to any required withholding under applicable Tax Law); provided that any payment in respect of any Vested Company RSU which, immediately prior to such cancellation was treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code, shall be made on the applicable settlement date of such Vested Company RSU if required in order to comply with Section 409A of the Code (or such earlier date following the Effective Time as may be permissible while still complying with Section 409A of the Code).

(ii) Unvested Company RSUs.

(1) One-third of each Unvested Company RSU outstanding as of immediately prior to the Effective Time shall become a Vested Company RSU and settled in accordance with Section 2.04(c)(i).

(2) One-third of each Unvested Company RSU shall not become a Vested Company RSU and shall instead be cancelled and converted into the contingent right to receive a cash payment equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Unvested Company RSU (subject to any required withholding under applicable Tax Law); provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Unvested Company RSU being continuously employed with the Surviving Corporation until the earlier of (x) date of the satisfaction of the original vesting conditions applicable to the underlying Unvested Company RSU or (y) the first anniversary of the Effective Date.

(3) The remaining one-third of each Unvested Company RSU shall not become a Vested Company RSU and shall instead be cancelled and converted into the contingent right to receive a cash payment equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to the Unvested Company RSU (subject to any required withholding under applicable Tax Law); provided that such cash payment shall not be paid at the Effective Time but shall instead be subject to the holder of such Unvested Company RSU being continuously employed with the Surviving Corporation until the earlier of (x) date of the satisfaction of the original vesting conditions applicable to the underlying Unvested Company RSU or (y) the eighteen (18)-month anniversary of the Effective Date.

(4) Notwithstanding the foregoing in this Section 2.04(c)(ii), in the event that the holder’s employment with the Surviving Corporation is terminated by the Surviving Corporation other than for Cause, the vesting conditions with respect to any unpaid Unvested Company RSU consideration shall be deemed satisfied as of the holder’s last day of employment with the Surviving Corporation.

(5) Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Unvested Company RSUs, without interest thereon, upon the satisfaction of the underlying vesting conditions applicable thereto (including after taking into account any accelerated vesting provided in this Section 2.04(c)(ii) (whether as a result of the first anniversary of the Effective Date, the eighteen (18)-anniversary of the Effective Date, or termination other than for Cause, as applicable as provided in this Section 2.04(c))) or as soon as practicable thereafter, but in no event later than the date which is the later of (A) ten (10) Business Days after the date the vesting conditions are satisfied and (B) the date of the Company’s first regularly scheduled payroll after such times; provided that any payment in respect of any Unvested Company RSU which, immediately prior to such cancellation was treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code, shall be made on the applicable settlement date of such Unvested Company RSU if required in order to comply with Section 409A of the Code. For the avoidance of doubt, in the event that the original vesting conditions are not satisfied or deemed satisfied pursuant to Section 2.04(c)(ii)(4) as of the holder’s termination of employment or other service relationship with the Company, the holder shall cease to be entitled to any further payments on account of the Unvested Company RSUs.

(6) For purposes of this Section 2.04(c) the portion of any Unvested Company RSU with respect to which the vesting provisions are accelerated shall be determined by first accelerating the portion of each Unvested Company RSU which was otherwise scheduled to vest soonest following the Effective Time and thereafter in order from soonest to vest to latest to vest.

(7) No later than five (5) Business Days prior to the Closing Date, Parent and the Company shall mutually prepare and agree to an allocation schedule which shall set forth the following information with respect to the Unvested Company RSUs: (a) the name of each holder thereof, (b) the total number of Unvested Company RSUs issued or granted to such holder that remain outstanding as of the Effective Time, (c) the vesting schedule for each Unvested Company RSU, and (d) the applicable settlement or payment date for each Unvested Company RSU that is treated as “nonqualified deferred compensation” for purposes of Section 409A of the Code (or such earlier date following the Effective Time as may be permissible while still complying with Section 409A of the Code).

(d) Restricted Stock. Each award of restricted Company Common Stock shall become fully vested immediately prior to the Effective Time and the holder thereof shall be entitled to receive the Merger Consideration (subject to any required withholding under applicable Tax Law).

(e) Performance-Vesting Awards. For Company Stock Awards the vesting of which is conditioned upon the attainment of performance goals, for purposes of this Section 2.04, the number of shares of Company Common Stock subject to the award shall be determined at the “target” level of performance for such award (or, if no target is specified, at the maximum number of shares subject to the award).

(f) Termination of Company Stock Plans. The Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.04, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary. The Company (including the Company Board and each relevant committee thereof) will ensure that following the Effective Time no participant in any Company Stock Plan or other similar incentive equity or stock plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(g) Payments. The Surviving Corporation shall make, and Parent shall cause the Surviving Corporation to make, all payments pursuant to this Section 2.04 through the payroll system of the Surviving Corporation as soon as practicable and in any event no later than five (5) Business Days following the Effective Time; provided, that all payments pursuant to Section 2.04(c)(ii) shall be made through the payroll system of the Surviving Corporation at the applicable times required in Section 2.04(c)(ii).

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 3.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Merger Sub, and no other corporate proceedings or approvals (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), any judgment, order, decree, decision, injunction, ruling, writ or other similar requirement (“Order”) or statute, law, ordinance, rule, regulation, code, constitution, treaty or other binding legal requirement or rule of law (“Law”) enacted, issued, promulgated, enforced or entered by any Governmental Entity, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary and (iii) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 3.04 Financing. Parent has delivered to the Company true and complete copies of the fully executed (a) debt commitment letter from Ares Capital Corporation, Ares Capital Management LLC, Golub Capital LLC, TPG Specialty Lending, Inc., Varagon Capital Partners, L.P., and American International Group, Inc. (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto (and together with any Fee Letter) as of the date of this Agreement, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Project Alpha Intermediate Holding, Inc., a wholly owned subsidiary of Parent (“Intermediate Sub”; references to Parent in this Agreement shall, to the extent appropriate in the context, be deemed to refer to Intermediate Sub and any other Subsidiary of Parent that may hold equity in Intermediate Sub) and Merger Sub, for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (b) equity commitment letters from each of the Guarantor, Thoma Bravo Fund XI, L.P., and Thoma Bravo Special Opportunities Fund II, L.P. (collectively, the “Sponsors”), each dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the Sponsors have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”); provided, however, that solely in the case of the Fee Letter, true and complete copies have been delivered to the Company with only the fee amounts and market flex terms redacted in a customary matter (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing). The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. As of the date hereof, all of the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent, Merger Sub and, in the case of the Debt Commitment Letter to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, no Financing Commitment has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated. Assuming the accuracy of the Company’s representations and warranties set forth in Article IV, as of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitments, and to the Knowledge of Parent no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Commitments, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitments, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available. Assuming the accuracy of the Company’s representations and warranties set forth in Article IV, as of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitments or that the full amounts committed pursuant to the Financing Commitments will not be available as of the Closing if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. There are no conditions precedent or, as of the date of this Agreement, other conditions related to the Financing, or any contracts, agreements, arrangements or understandings related to the Financing, other than the terms thereof set forth in the Financing Commitments. As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, are sufficient in amount to provide Parent with the funds necessary for it to consummate the transactions contemplated hereby at the Closing and to satisfy its obligations under this Agreement at the Closing, including for Parent to pay the aggregate amounts payable pursuant to Article II at the Closing, for the Surviving Corporation to pay the aggregate amounts payable as soon as possible following the Closing pursuant to Section 2.04 (other than Section 2.04(c)(ii)) and for the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing. Neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

Section 3.05 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof, in favor of the Company. The Guaranty is in full force and effect and is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Guaranty. The Guarantor has the financial capacity to pay and perform its obligations under the Guaranty, and all funds necessary for the Guarantor to fulfill its obligation under the Guaranty will be available to the Guarantor for so long as the Guaranty remains in effect.

Section 3.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

Section 3.07 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 3.08 Absence of Certain Agreements. Except the Voting Agreements, neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any contract, agreement, arrangement or understanding, pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company (a) agrees to vote to adopt this Agreement or the Merger (b) agrees to vote against any Superior Proposal or (c) as of the date hereof, has agreed to provide equity capital, directly or indirectly, to Parent or Merger Sub to finance in whole or in part the Merger.

Section 3.09 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its affiliates.

Section 3.10 Capitalization of Merger Sub. As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares, $0.01 par value per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing). All of the issued and outstanding share capital of Intermediate Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Intermediate Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing).

Section 3.11 Ownership of Company Common Stock. Neither Parent nor Merger Sub, any controlled Affiliates of either of the foregoing, or, to the Knowledge of Parent, any Person to which Parent or Merger Sub may assign any of its rights and obligations under this Agreement is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. None of Parent, Merger Sub or Thoma Bravo, LLC or any of its affiliated investment funds beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 3.12 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary. Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties of the Company set forth in Article IV, Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement (including the Financing and the payment of the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing), be Solvent at and immediately after the Closing.

Section 3.13 Management Agreements. Other than this Agreement and the Voting Agreements, as of the date hereof, there are no contracts, agreements, arrangements or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 3.14 Interest in Competitors. As of the date hereof, none of Parent, Merger Sub or Thoma Bravo, LLC or any of its affiliated investment funds owns any interest in any entity or Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2015 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” and “Forward-Looking Statements” and qualitative disclosures under the heading “Qualitative and Quantitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in a Filed Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.03 or the first sentence of Section 4.08) or (ii) as set forth in the Company Disclosure Letter.

Section 4.01 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”). The Company is not in violation of the Company Charter or the Company Bylaws.

Section 4.02 Company Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Except as set forth in this Section 4.02(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary or (z) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, and 10,000,000 shares of Preferred Stock (the “Preferred Stock”) and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 31, 2016, (i) 94,208,706 shares of Company Common Stock were issued and outstanding (of which no shares were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) no shares of Preferred Stock were issued and outstanding; (iii) 6,449,128 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (iv) 8,611,857 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options; (v) 2,412,065 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company RSUs; (vi) 17,513 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company SSARs (assuming a fair market value per share of Company Common Stock of $30.50); and (vii) 104,339 shares of Company Common Stock were potentially issuable upon the vesting or settlement of outstanding Company MVSSARs (assuming a fair market value per share of Company Common Stock of $30.50). Except as set forth in this Section 4.03(a), at the close of business on May 31, 2016, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. Section 4.03(a) of the Company Disclosure Letter sets forth, as of the close of business on May 31, 2016, a list of the holders of Company Stock Awards granted under the Company Stock Plans, including, on a holder by holder and grant by grant basis, the date on which each such Company Stock Award was granted, the type and number of Company Stock Awards granted, the expiration date of such Company Stock Award, the price at which such a Company Stock Award may be exercised (if applicable) under an applicable Company Stock Plan pursuant to which the Company Stock Award was granted, the date upon which any Company RSU is to be settled (if such Company RSU represents “nonqualified deferred compensation” for purposes of Section 409A of the Code) and the vesting schedule and status of each such Company Stock Award.

(b) All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or otherwise issued upon the vesting or settlement of Company RSUs, Company SSARs or Company MVSSARs pursuant to the Company Stock Plans and applicable award agreements will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plans and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (iii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). Except the Voting Agreements, none of the Company or any of the Company Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive right or rights of first refusal or similar rights with respect to the Company or any of the Company Subsidiaries.

(c) The aggregate consideration for the Company Common Stock, the Company Stock Options, the Company RSUs, the Company SSARs and the Company MVSSARs payable to the holders thereof under Article II as of the Closing shall not exceed $2,952,343,326 (the “Aggregate Consideration”), which consists of amounts not to exceed the amounts set forth in Section 4.03(c) of the Company Disclosure Letter; provided that the Company shall not be deemed to have breached this Section 4.03(c) (A) solely by virtue of proper exercises of Company Stock Options, Company SSARs, Company MVSSARs or the settlement of Company RSUs outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options, Company SSARs or Company MVSSARs or settlement of Company RSUs does not increase the Aggregate Consideration or (B) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii), (iii), (iv) and (v) of this Section 4.03(c), so long as such changes do not increase the Aggregate Consideration. For the avoidance of doubt, any increase in the Aggregate Consideration for the Company Common Stock payable as a result of a proper exercise of a Company Stock Option following the date hereof (solely where the exercise price is paid in cash) shall be disregarded for purposes of determining compliance with the Aggregate Consideration requirement of this Section 4.03(c).

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board has, by resolutions duly adopted by the unanimous vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger, (d) assuming the accuracy of the representations and warranties set forth in Section 3.11, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (e) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”) and (f) resolved to recommend that its shareholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (provided that any change or modification or rescission of such resolutions by the Company Board in accordance with Section 5.03(d) shall not be a breach of the representation in this sentence). Except for the Company Shareholder Approval, no other corporate proceedings or approvals on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the governing or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained); (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not (x) reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including filing of the Proxy Statement and any Other Required Company Filing with the SEC and the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act and (B) such other Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (iv) compliance with NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, would not (x) reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.

Section 4.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2014 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and any Other Required Company Filing, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), was prepared using the books, records and accounts of the Company and the Company Subsidiaries and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Neither the Company nor any of the Company Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that transactions are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Neither the Company nor any of the Company Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and the Company Subsidiaries that are likely to adversely affect the Company’s or the Company Subsidiaries’ ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Company Subsidiaries or (iii) any written claim or allegation regarding any of the foregoing, except in each case as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) The Company is, and to the Knowledge of the Company each of its officers are, and since January 1, 2014 have been, in compliance in all material respects with all rules, regulations and requirements under SOX.

(h) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. Since January 1, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2015 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since December 31, 2015 (none of which relates to breach of any Material Contract, violation of Law or any action, suit or proceeding) and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or in any Other Required Company Filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and any Other Required Company Filing will comply in all material respects with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

Section 4.08 Absence of Certain Changes or Events. From and after December 31, 2015 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect. From December 31, 2015 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 4.09 Taxes. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

(a) Each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed, and such Tax Returns are accurate and complete; (ii) paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP.

(b) No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP.

(c) Each of the Company and each Company Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes.

(d) No Liens for Taxes have been filed or exist against the Company or any of the Company Subsidiaries, except for Permitted Liens.

(e) None of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file Tax Returns, and no claim has been made in writing by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) None of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(h) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(i) During any tax period for which the statute of limitations has not expired, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j) None of the Company or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).

(k) Except as reflected on the Company’s financial statements, neither the Company nor any Company Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), entered into prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(l) The Company and each Company Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(m) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.09 and Section 4.10 constitute the sole and exclusive representations and warranties of the Company and any Company Subsidiary relating to any Taxes or Tax Returns.

Section 4.10 Benefits Matters; ERISA Compliance.

(a) Section 4.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list identifying all material Company Benefit Plans. The Company has delivered to Parent true and complete copies of (i) all material Company Benefit Plans; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan; (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan; and (v) all material determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS. For purposes of this Agreement, “Company Benefit Plans” means, collectively, all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other pension, retirement, incentive compensation, deferred compensation, equity or equity-based compensation, employment, severance, retention, change in control, disability, death benefit, hospitalization or medical plans, arrangements or contracts maintained, sponsored or contributed to by the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party, or with respect to which the Company or any Company Subsidiary has or would reasonably expect to have any liability or obligation.

(b) Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code has received a favorable determination letter or opinion letter from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or are there any circumstances that would reasonably be expected to result in disqualification of such Company Benefit Plan.

(c) (i) No Company Benefit Plan is subject to, nor does the Company, any Company Subsidiary or any ERISA Affiliate have any liability or obligation under or with respect to, Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) no Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full or reasonably expects to incur Withdrawal Liability.

(d) No Company Benefit Plan provides, nor is the Company or any Subsidiaries obligated to provide, health, medical or other welfare benefits after retirement or other termination of employment other than (i) for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law for which the covered individual pays the full premium cost; (ii) benefits under insured plans maintained by the Company and the Company Subsidiaries providing such benefits in the event an employee is disabled at the time of termination of the employee’s employment with the Company or the Company Subsidiaries and the conversion privileges provided under such insured plans; or (iii) deferred compensation benefits accrued as liabilities on the books of the Company and disclosed on its financial statements.

(e) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and ERISA (if applicable), the Code and all other applicable Laws. All contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been in all material respects fully reflected on the financial statements set forth in the Company SEC Documents.

(f) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer, consultant or employee of the Company or any Company Subsidiary to any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due under any Company Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, consultant or employee; or (iii) accelerate the timing of payment, funding, or vesting of amounts due any such current or former director, officer, consultant or employee.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Letter, no amounts paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will result in the disallowance of a deduction pursuant to Section 280G of the Code.

(h) Each Company Benefit Plan has been maintained, in form and operation, in all material respects in material compliance with Section 409A of the Code.

(i) Neither the Company nor any Company Subsidiary has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

Section 4.11 Litigation. There is no, and in the prior two (2) years there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation pending or, to the Knowledge of the Company, threatened by or before a Governmental Entity against the Company, any Company Subsidiary or, as of the date of this Agreement, any present or former officer or director of the Company or any Company Subsidiary in such individual’s capacity as such, that, individually or in the aggregate, would have a Company Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (i) that, individually or in the aggregate, would have a Company Material Adverse Effect or (ii) that, as of the date of this Agreement, prevents or materially delays or which seeks to prevent or materially delay the consummation of the Merger.

Section 4.12 Compliance with Applicable Laws.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is, and for the past two (2) years has been, in compliance with all Laws applicable thereto.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries, for the past two (2) years, have at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last two (2) years: (i) a Sanctioned Person, (ii) located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).

(d) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(e) The Company and its Subsidiaries have implemented and maintain in effect procedures and internal controls that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Trade Control Laws.

Section 4.13 Environmental Matters. To the Knowledge of the Company, (a) the Company and the Company Subsidiaries are, and for the past two (2) years have been, in compliance with applicable Laws and Orders governing worker health and safety, pollution or the protection of the environment (“Environmental Law”), which compliance includes possession of and compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Environmental Laws applicable thereto, (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity or Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, applicable Environmental Law and (c) none of the Company or the Company

Subsidiaries is subject to any unresolved governmental order or proceeding relating to any Environmental Law, except with respect to any of the foregoing under (a), (b), or (c) as would not have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 4.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that (A) restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area, (B) prohibits the Company or any of the Company Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, or (C) contains “most favored nation,” “exclusivity” or similar provisions, and, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) each Contract pursuant to which any Indebtedness in excess of $3,000,000 (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;

(iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries or (B) to the Knowledge of the Company, any affiliate of any such executive officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents and other than any Company Benefit Plan set forth on Section 4.10 of the Company Disclosure Letter;

(v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, (x) with material obligations remaining to be performed, (y) with material liabilities continuing after the date of this Agreement or (z) involving amounts in excess of $5,000,000, of any material business or any material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) other than any such Contract entered into in the ordinary course of business;

(vi) each Contract relating to the development (including co-development) or licensing (or non-assertion) of, or for the settlement or resolution of any dispute or proceeding with respect to, material Intellectual Property Rights, other than (i) licenses for unmodified commercially available off-the-shelf Software that is used in the Company’s or any of its Subsidiaries’ operations with license, maintenance, support and other fees less than $2,000,000 per year, (ii) non-exclusive licenses of the Company’s or the Company Subsidiary’s software products granted by the Company or any Company Subsidiary to customers, end users, or resellers in the ordinary course of business and on standard terms, and (iii) Contracts entered into with employees in the ordinary course addressing development and ownership of Intellectual Property Rights;

(vii) each Contract to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2016 or any subsequent twelve (12)-month period of at least $2,000,000 and which is not terminable by either party on less than sixty (60) days’ written notice without material penalty;

(viii) each Contract to which the Company or any Company Subsidiary is a party that involved payments to the Company or such Company Subsidiary during calendar year 2015 of at least $2,000,000; and

(ix) each Contract that is a settlement agreement that imposes obligations on the Company or any of the Company Subsidiaries after the date of this Agreement which obligations are material to the Company and the Company Subsidiaries taken as a whole.

Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.15 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases, licenses and purchase options to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases (including all modifications, amendments, supplements and side letters thereto) have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, would not have, a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has received a notice of default under any Real Estate Lease during the last six (6) months which remains uncured.

Section 4.16 Intellectual Property Rights.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company or any of the Company Subsidiaries (“Registered Intellectual Property Rights”). Each such registration and application is, as of the date hereof, subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) The Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all material Intellectual Property Rights used in the conduct of the business of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the exclusive owner of all right, title, and interest in and to the Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the registrability, validity, or enforceability of any of the Registered Intellectual Property Rights.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate, and as conducted in the past two (2) years has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of third parties, and there is no suit, action or other proceeding currently pending or that was pending in the past two (2) years or, to the Knowledge of the Company, currently threatened or threatened in writing in the last two (2) years, that alleges or alleged that the use of material Intellectual Property Rights by the Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties. The foregoing representation and warranty in this Section 4.16(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, as of the date hereof, the material Intellectual Property Rights owned by the Company or any of the Company Subsidiaries are not being infringed, misappropriated or otherwise violated by any Person, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e) To the Knowledge of the Company, no software products owned by the Company or any of the Company Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company or any of the Company Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public.

(f) The Company and the Company Subsidiaries are in compliance with all applicable Laws and binding policies (whether internal or customer-facing) and obligations under any Contracts relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and the Company Subsidiaries, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Labor Matters. None of the Company or any of the Company Subsidiaries is party to any collective bargaining agreement with any labor organization covering any of its employees or has works councils or similar foreign labor organizations representing any of its employees. Except as would not have a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened in writing; and

(b) to the Knowledge of the Company, no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

Section 4.18 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 3.11, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) There is no other anti-takeover statute or similar Law, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger in accordance with the terms hereof.

Section 4.19 Insurance. The Company and the Company Subsidiaries maintain insurance policies in such amounts and against such risks as the management of the Company and the Company Subsidiaries has determined to be prudent in accordance with industry practices or as required by applicable Law. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, the Company or any Company Subsidiary, other than as would not have a Company Material Adverse Effect.

Section 4.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

Section 4.21 Opinion of Company Financial Advisor. The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock.

Section 4.22 Related Party Transactions. Since January 1, 2015 through the date of this Agreement, there have been no transactions and no relationships exist that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC which have not been so disclosed by the Company in the Filed Company SEC Documents.

Section 4.23 Government Contracts. The Company and the Company Subsidiaries have not (a) breached or violated any applicable certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; or (e) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform, in each case (a)–(e), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.24 Indebtedness. Section 4.24 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and the Company Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Company SEC Documents.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business by the Company. Except (i) as set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each Company Subsidiary to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material customers, suppliers, landlords, and other Persons having material business relationships with the Company and (B) the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) accelerate or otherwise modify the vesting terms of any Company RSUs or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws): (i) any shares of capital stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;

(c) (i) amend the Company Charter or the Company Bylaws; or (ii) amend the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of NASDAQ;

(d) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(e) directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in or business or material assets of any Person or division thereof, except (i) acquisitions or dispositions with respect to transactions solely between or among the Company and wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, or (ii) the sale of products of the Company and the Company Subsidiaries or grants of non-exclusive licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(f) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(g), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than: (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement that have been disclosed or made available to Parent; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g) incur any Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness incurred in the ordinary course of business) or guarantee any Indebtedness of any other Person, except for (i) Indebtedness not in excess of $3,000,000 in the aggregate, (ii) Indebtedness in replacement, and in the same or a lesser principal amount, of existing Indebtedness or (iii) Indebtedness solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(h) implement any “plant closing” or “mass layoff” as such terms are defined in the WARN Act;

(i) except as permitted by Section 2.03(a) or Section 6.05, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve the payment of monetary damages in an amount not in excess of $1,000,000 individually, and, in any event, $5,000,000 in the aggregate, by the Company or any Company Subsidiary and do not involve any injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole;

(j) abandon, permit to lapse, encumber, convey title (in whole or in part), exclusively license or grant any material right or other license to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than licenses granted in the ordinary course of business consistent with past practice;

(k) make, change or revoke any material election with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, incur any material Tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by this

Agreement), prepare or file any Tax Return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or fail to pay any material Taxes as they become due and payable (including estimated Taxes);

(l) materially amend, modify, extend, renew or terminate any Real Estate Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(m) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(n) (A) hire any employee that would be entitled to receive annual base cash compensation of $200,000 or more, (B) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of the Company Subsidiaries, whether past or present, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000, or (D) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Benefit Plan or benefit arrangement or any collective bargaining agreement;

(o) lend money to any Person (other than advances to Company employees in the ordinary course of business consistent with past practices);

(p) other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract;

(q) enter into any Contract that would be material to the Company and the Company Subsidiaries, taken as a whole that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to perform services for or sell products to any other Person; (iv) to transact business with any other Person; or (v) to operate at any location in the world; or

(r) enter into any binding commitment to take any of the foregoing actions.

Section 5.02 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.03 No Solicitation by the Company; Company Board Recommendation.

(a) Except as expressly permitted by this Section 5.03, the Company shall, and shall cause each of the Company Subsidiaries (and shall instruct its and their respective directors, officers, managers, employees, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”)) to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to an Alternative Proposal (an

“Inquiry”); (ii) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal; (iii) from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.03, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions set forth in this Agreement) or (D) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party; and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.03, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its shareholders any Alternative Proposal, (B) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the Company Recommendation, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (C) fail to publicly recommend against any Alternative Proposal or fail to publicly reaffirm the Company Recommendation, in each case within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) occasions), (D) fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any of the foregoing clauses (A) through (E) being an “Adverse Recommendation Change”) or (F) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal or that contradicts this Agreement or requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements).

(b) Notwithstanding anything to the contrary in Section 5.03(a), if the Company or any Company Subsidiary or any of their respective Representatives receives prior to obtaining the Company Shareholder Approval a written Alternative Proposal by any Person that was not solicited in material breach of Section 5.03(a), the Company and its Representatives may, prior to (but not after) obtaining the Company Shareholder Approval, take the actions set forth in subsections (i) and (ii) of this Section 5.03(b) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person regarding such Alternative Proposal.

(c) Reasonably promptly (but in no event more than twenty-four (24) hours) following the Company’s receipt of any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, and the terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person making any such Alternative Proposal), and the Company shall as reasonably promptly as practicable provide to Parent: (i) a copy of such Alternative Proposal, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis, or upon Parent’s reasonable request, of the status and material terms of (including material amendments or revisions or proposed material amendments or revisions to) such Alternative Proposal.

(d) Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Company Board may, if the Company has received an Alternative Proposal from any Person that is not withdrawn and the Company concludes in good faith constitutes a Superior Proposal, (i) make an Adverse Recommendation Change or (ii) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in each case only if (A) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (B) the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such Alternative Proposal constitutes a Superior Proposal and (C) the Company has complied in all material respects with this Section 5.03 with respect to such Alternative Proposal; provided, however, that (1) no Adverse Recommendation Change may be made and (2) no termination of this Agreement pursuant to this Section 5.03(d) and Section 8.01(d) may be effected, in each case until after the fourth (4th) Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company has received an Alternative Proposal that is not withdrawn and that the Company Board (or any committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or any committee thereof) intends to make an Adverse Recommendation Change on account of such Alternative Proposal or terminate this Agreement pursuant to this Section 5.03(d) and Section 8.01(d) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any such Superior Proposal (including copies of all relevant documents in the Company’s possession relating to such Superior Proposal) and the identity of the party making the Superior Proposal (in each case to the extent not previously provided by the Company to Parent). During the Notice Period, the Company shall, and shall cause its Representatives to (1) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Alternative Proposal would cease to constitute a Superior Proposal and (2) permit Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.03(d), including the Notice Period (it being understood that the “Notice Period” in respect of such new Notice of Superior Proposal will be two (2) Business Days). In determining whether an Alternative Proposal constitutes a Superior Proposal, the Company Board (or committee thereof) shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to a Notice of Superior Proposal.

(e) Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Company Board may make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Alternative Proposal) arising after the date of this Agreement that was neither known to, nor reasonably foreseeable by, the Company Board prior to the date of this Agreement (an “Intervening Event”), only if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that no Adverse Recommendation Change may be made until the conclusion of the Notice Period following Parent’s receipt of a written notice from the Company advising Parent that absent any revision to the terms and conditions of this Agreement, the Company Board (or any committee thereof) intends to make an Adverse Recommendation Change due to an Intervening Event and specifying in reasonable detail the reasons for such Adverse Recommendation Change.

During the Notice Period, the Company shall, and shall cause its Representatives to (1) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Company Board (or committee thereof) no longer determines that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ exercise of their fiduciary duties under Applicable Law and (2) permit Parent and its Representatives to make a presentation to the Company Board (or committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation). In determining whether to make an Adverse Recommendation Change in response to an Intervening Event, the Company Board (or a committee thereof) shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to such Intervening Event.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders required (after consultation with outside legal advisors) under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(g) The Company agrees that any breach of this Section 5.03 by any of the Company Subsidiaries or its or their Representatives (other than any inadvertent breaches thereof not intended to result in an Alternative Proposal) shall be deemed to be a breach of this Agreement by the Company.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, equity investment, recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, other business combination or similar transaction involving the Company or the Company Subsidiaries, pursuant to which Persons other than the shareholders of the Company immediately prior to such transaction own securities representing more than 20% of the voting power of the Company or any surviving or resulting entity immediately following such transaction; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Proposal” means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 51%) made by a third party or “group” on terms which the Company Board (or any committee thereof) determines in its good faith judgment (after consultation with its financial and outside legal advisors) to be likely to be consummated in accordance with its terms and more favorable to the holders of Company Common Stock than the Merger (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Proposal under the provisions of Section 5.03(d)), taking into account all the terms and conditions of such proposal and this Agreement (including, among other things, if appropriate, financing contingencies, regulatory approvals, shareholder litigation, identity of the Person making the Alternative Proposal (including whether shareholder approval of such Person is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company).

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.03.

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Proxy Statement; Other Required Company Filing; Company Shareholders Meeting.

(a) As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall as reasonably promptly as practicable prepare and file such Other Required Company Filing with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and any Other Required Company Filing. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or any Other Required Company Filing and shall provide Parent with copies of all non-routine correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, related to the Proxy Statement and any Other Required Company Filing. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement and any Other Required Company Filing, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or any Other Required Company Filing or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or Other Required Company Filing or response (including the proposed final version of the Proxy Statement or Other Required Company Filing or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.

(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement or Other Required Company Filing which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Other Required Company Filing, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Other Required Company Filing, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement or Other Required Company Filing with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as reasonably promptly as practicable after the SEC Clearance Date, duly call, establish a record date for, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the foregoing shall be the only matters (other than procedure matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Shareholders Meeting. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting as promptly as practicable (and in any event within seven (7) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”); and (ii) subject to Section 5.03(d), use reasonable best efforts to solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.03(d). Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Shareholders Meeting only (i) with the consent of Parent and Merger Sub, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting or following an order or request from the SEC or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Once the Company has established the record date for the Company Shareholders Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement and the Merger to its shareholders at the Company Shareholder Meeting, even if the Company Board (or a committee thereof) has effected an Adverse Recommendation Change.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, Contracts, books and records (including Tax Returns) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent and its

Representatives (A) all other information concerning its business, properties and personnel as Parent may reasonably request for any reasonable business purposes related to the consummation of the transactions contemplated by this Agreement (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary) and (B) to the extent available for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow in the form created by the Company in the ordinary course of business; provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (a) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure and implement appropriate procedures to enable the disclosure of such information); (b) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (c) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of April 4, 2016, between Thoma Bravo, LLC and the Company (the “Confidentiality Agreement”).

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof and in any event no later than the End Date the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days following the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each of Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible and in any event no later than the End Date.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/

or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event will the Company, any of the Company Subsidiaries, Parent or Merger Sub be required to take or commit to take any actions that would be reasonably likely to materially adversely impact or impose limitations on the ownership by Parent or any of its Subsidiaries of all or a material portion of the Company’s business or assets and (ii) in no event will Parent or Merger Sub be obligated pursuant to this Agreement to (or to cause or direct their Affiliates to), and the Company and the Company Subsidiaries will not, without the written consent of Parent, sell, divest, license or hold separate any capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective governing or organizational documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause each of the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving

Corporation in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation as in effect on the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.

(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies, in the aggregate for all six (6) years, more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.04.

(d) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.

Section 6.05 Transaction Litigation. The Company shall keep Parent reasonably and promptly informed regarding any suit, action or other proceeding commenced or, to the Knowledge of the Company, threatened against the Company or its current or former directors or officers by any shareholder of the Company relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”). The Company shall (a) give Parent reasonable opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation and shall not compromise or settle any such Transaction Litigation unless Parent shall have consented thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 6.05, any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 2.03.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure). The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08 Employment and Company Benefits.

(a) During the one (1)-year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, (i) substantially similar base salary and substantially similar target annual bonus opportunity provided to such Company Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits (excluding cash and equity-based long-term incentive opportunities) that, with respect to each employee, are substantially similar in the aggregate to the compensation and benefits provided to such employee immediately prior to the Closing Date. Without limiting the foregoing, as of the Closing, Parent shall, or shall cause the Surviving Corporation to, comply with the terms of all employment agreements covering Company Employees. “Company Employee” means any employee of the Company or the Company Subsidiaries immediately prior to the Closing.

(b) Parent shall provide each Company Employee who incurs a termination of employment during the one (1)-year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company and the Company Subsidiaries and employment agreements covering Company Employees as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent.

(c) Parent shall, or shall cause the Surviving Corporation to, give Company Employees credit for such Company Employees’ service with the Company for purposes of eligibility, vesting, and determination of the level of vacation and severance benefits ( but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Parent or the Surviving Corporation in which a Company Employee participates to the same extent and for the same purpose as recognized by the Company and the analogous Company Benefit Plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Parent or the Company.

Section 6.09 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub, Intermediate Sub and any other applicable Subsidiary of Parent to comply with and perform all of Parent’s and Merger Sub’s obligations under or relating to this Agreement and refrain from taking any action or inaction as to which Parent is prohibited or restricted under this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and in the case of Intermediate Sub, Merger Sub or any other Subsidiary of Parent that is or becomes a party to the Debt Commitment Letter or any Financing Agreement (including in connection with any Alternative Financing) to comply with and perform all of Parent’s obligations under this Agreement in respect thereof.

Section 6.10 Financing.

(a) Parent acknowledges and agrees that the Company, the Company Subsidiaries, and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.11(a) and that Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than with respect to any material misstatement or omission in information provided by the Company or any of the Company Subsidiaries).

(b) Parent shall use, and shall cause its Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions, taken as a whole (including any “flex” provisions), described in the Financing Commitments, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its Affiliates to use) their respective reasonable best efforts to:

(i) comply with and maintain in effect the Debt Financing and the Debt Commitment Letter, negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (the “Financing Agreements”) (and comply with and maintain in effect the Financing Agreements) so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing;

(ii) satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Financing Agreements (including by consummating the financing pursuant to the terms of the Equity Commitment Letters and by paying any commitment fees or other fees or deposits required by the Financing Commitments or the Financing Agreements);

(iii) accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letter and the Financing Agreements to the extent such “flex” provisions are exercised in accordance with the terms thereof;

(iv) in the event that all conditions to the Financing have been satisfied or waived, enforce its rights under the Debt Commitment Letter and Financing Agreements in the event of a breach by the Financing Sources under the Debt Commitment Letter or the Financing Agreements (provided that, Parent and its Affiliates shall not be required to pursue litigation against the Financing Sources); and

(v) cause the Financing Sources, the Sponsors and any other Persons providing Financing to fund the Financing no later than the Closing.

(c) Parent shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or any Financing Agreement without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing from that contemplated by the Financing Commitments delivered as of the date hereof (provided that Parent may decrease the amount of the Debt Financing so long as the Equity Financing under the Equity Commitment Letters is increased in a corresponding amount to the extent permitted pursuant to the Financing Commitments), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner materially adverse to the Company, (iii) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement, or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements. Parent shall not agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment or Financing Agreement without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter. For the avoidance of doubt, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles. Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Financing Agreement in accordance with this Section 6.10(c), Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitments”, “Debt Commitment Letter”, “Equity Commitment Letters” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(c), and references to “Financing”, “Debt Financing” and “Equity Financing” shall include and mean the financing contemplated by the Financing Commitments or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(c), as applicable. Parent acknowledges and agrees that the certificate to be delivered by an authorized officer of the Company under paragraph (g)(ii) of Exhibit A of the Debt Commitment Letter with respect to minimum cash on the balance sheet of the Company, calculated on a pro forma basis after giving effect to the transactions described in the Debt Commitment Letter, shall be delivered by an individual who is an authorized officer of the Company as of immediately prior to the Effective Time.

(d) In the event that all or any portion of the Debt Financing becomes or could become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt

Commitment Letter or the Financing Agreements for any reason or any of the Debt Commitment Letter or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded for any reason (but without limiting the obligations of Parent in the penultimate sentence of Section 6.10(c) and in Section 6.10(b)(iv) and Section 6.10(b)(v)), (i) Parent shall promptly so notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative debt financing sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related Fee Letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with only the fee amounts and market flex terms redacted from the Fee Letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)); provided, that Parent shall not be required to obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Parent than those in the Debt Commitment Letter that such Alternative Financing and New Debt Commitment Letter would replace. Notwithstanding the foregoing, no Alternative Financing or New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the Alternative Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.10(d), Parent shall deliver a copy thereof to the Company (with only the fee amounts and market flex terms redacted from the Fee Letter in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)) and references herein to (A) “Financing Commitments” and “Debt Commitment Letter” shall be deemed to include and mean the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect, and (B) “Financing” or “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the preceding clause (A). Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(e) Parent shall (i) furnish the Company drafts (when available) and thereafter true and complete and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any of the Financing Commitments or the Financing Agreements of which Parent or any of its Affiliates or their respective Representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential default under or breach of any provisions of the Financing Commitments or Financing Agreements by Parent, or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof by any party to any of the Financing Commitments or Financing Agreements or (y) any dispute or disagreement between or among parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (B) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Financing Commitments or Financing Agreements or will be unable to obtain Alternative Financing. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence.

(f) Parent acknowledges and agrees that it shall be fully responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing pursuant to and in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters, including taking all actions necessary to (i) comply with the terms of and maintain in effect the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions in such Equity Commitment Letters to be satisfied by Parent, (iii) consummate the Equity Financing at or prior to the Closing subject to the terms and conditions of the Equity Commitment Letters and (iv) enforce its rights under the Equity Commitment Letters to the extent the Sponsors are required to fund under their respective Equity Commitment Letter pursuant to the terms thereof and this Agreement.

(g) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing, is a condition to the Closing.

Section 6.11 Financing Cooperation.

(a) Subject to Section 6.10(a), the Company shall and shall cause the Company Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries. Such cooperation by the Company and the Company Subsidiaries shall include, at the reasonable request of Parent, (i) subject to the other limitations in this Section 6.11, agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate (provided that such agreements and officer’s certificates will not take effect until the Effective Time), (ii) subject to Section 6.02, (1) providing to the Lenders and other prospective lenders with respect to the Debt Financing financial and other information in the Company’s possession regarding the Company and the Company Subsidiaries in order to consummate the Debt Financing, (2) making the Company’s senior officers reasonably available to the Lenders specified in the Debt Commitment Letter, (3) providing reasonable assistance to Parent and the Lenders in preparation of customary rating agency presentations, bank information memoranda, credit agreements, bank syndication materials and similar customary documents reasonably required in connection with the Debt Financing, (4) participating in a reasonable number of presentations, due diligence sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreed times, (5) providing reasonable assistance to Parent in preparation of customary pro forma financial information and projections required in connection with the Debt Financing (provided, that the Company will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information and the cooperation by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records), (6) reasonably facilitating the pledging of collateral in connection with the Debt Financing (provided that such pledge will not take effect until the Closing), including delivering original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) to the extent required by the Debt Commitment Letter, (7) providing customary documentation and other information about the Company and the Company Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, prior to the Closing Date (to the extent requested at least ten (10) calendar days prior to the Closing Date), (8) providing customary authorization and/or representation letters in connection with the distribution of the bank information memoranda contemplated by the Debt Commitment Letter for any Debt Financing to prospective lenders and identifying any portion of the information therein that constitutes material non-public information regarding the Company or any of the Subsidiary Guarantors, and (9) using commercially reasonable efforts to supplement the information covered by this Section 6.11(a) on a current basis if such supplement is reasonably necessary to ensure that such information, taken as a whole and when furnished, does not contain an untrue statement of a material fact or omit to state any material fact necessary to make such information not materially misleading. Notwithstanding anything in this Agreement to the contrary, (1) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Closing, (2) no director, manager, officer or employee of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action pursuant to this Section 6.11(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (3) the board of directors (or similar governing body) of the Company or any Company Subsidiary shall not be required to approve any Financing (or any alternative financing) or agreements related thereto prior to the Closing, (4) neither the Company nor any Company Subsidiary shall be required to take any action that will conflict with or violate its organizational documents, any laws or result in a violation of breach of, or default under, any agreement to which the Company or any Company Subsidiary is a party and (5) neither the Company nor any Company Subsidiary shall be required to provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.03(b), as it applies to the Company’s obligations under this Section 6.11(a), shall be deemed satisfied if the Company’s breach(es), if any, of its obligations under this Section 6.11(a) did not cause the failure of the Debt Financing to be obtained.

(b) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.11(a). Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all Losses suffered or incurred by any of them in connection with the Financing or any Alternative Financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by the Company or any of the Company Subsidiaries).

Section 6.12 Delisting. Each of the parties agrees to cooperate with each other and use reasonable best efforts in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 6.13 Works Councils. Prior to the Closing, the Company and the Company Subsidiaries shall comply in all material respects with all notification, information and consultation obligations owed to any works council, economic committee, union or similar employee representative body as required by applicable Law or collective bargaining agreements in connection with the transactions contemplated by this Agreement. Parent and Merger Sub shall cooperate with the Company and the Company Subsidiaries to provide any and all information regarding their post-Closing plans for Company Employees reasonably necessary for the Company and the Company Subsidiaries to comply with any such notification, information and consultation obligations. Notwithstanding anything in this Agreement to the contrary, as of the Closing, Parent shall honor or cause to be honored, in accordance with their terms and as required by applicable Law, all material agreements that the Company or any Company Subsidiary has entered into with any works council with respect to terms and conditions of employment for Company Employees.

Section 6.14 Conveyance Taxes. The Company, Merger Sub and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.15 Repatriation. The Company and the Company Subsidiaries will use their commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before the Closing any cash balances held by any non-U.S. Subsidiaries to the Company; provided, however, that no distribution or transfer will be required to be made (i) to the extent such distribution or transfer (x) would be subject to withholding or other Taxes in advance of the Effective Time or (y) would violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Company Subsidiaries and (ii) unless and until all of the conditions to the Merger set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), and Parent has irrevocably confirmed and agreed in writing that it acknowledges satisfaction or waiver of all of the conditions to the Merger set forth in Section 7.03 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and it is ready, willing and able to consummate the Closing. Substantially concurrently with (and subject to the occurrence of) the Closing, any cash balances at the Company or any funds distributed or transferred to the Company pursuant to this Section 6.15 shall be used by Parent, Merger Sub and the Company to the extent necessary for the consummation of the transactions contemplated by this Agreement and the satisfaction of obligations under this Agreement at the Closing, including for Parent to pay the aggregate amounts payable pursuant to Section 2.04 and for the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including fees, costs and expenses related to the Financing.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all other Consents, registrations, declarations, notices or filings required to be made or obtained under the Regulatory Laws of the jurisdictions set forth on Section 7.01(b) of the Company Disclosure Letter shall have been made or obtained, as applicable.

(c) No Law or Order. No Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries have material business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether preliminary, temporary or permanent, which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Legal Restraints”).

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01 (Organization, Standing and Power), 3.02 (Authority; Execution and Delivery; Enforceability) and 3.09 (Brokers’ Fees and Expenses)) shall, as of the date hereof and as of the Closing Date, be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01 (Organization, Standing and Power), 3.02

(Authority; Execution and Delivery; Enforceability) and 3.09 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a duly authorized officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01 (Organization, Standing and Power), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(b) (No Conflicts; Consents—Governmental Entity), 4.18 (Anti-Takeover Provisions), and 4.20 (Brokers’ Fees and Expenses) (the “Fundamental Representations”), and Section 4.03 (Capital Structure) and the first sentence of Section 4.08 (Absence of Certain Changes or Events)) shall, as of the date hereof and as of the Closing Date, be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect;

(ii) the Fundamental Representations shall, as of the date hereof and as of the Closing Date, be true and correct in all material respects as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time;

(iv) the representations and warranties of the Company contained in Section 4.03 (Capital Structure) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that the condition set forth in this Section 7.03(a)(iv) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, increase the Aggregate Consideration by more than $10,000,000;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any Company Material Adverse Effect.

(e) SEC Documents. The Company will have filed all forms, reports and documents which contain financial statements and which are required to be filed with the SEC prior to the Effective Time.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except to the extent expressly provided in this Section 8.01):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before October 31, 2016 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement resulted in, or was a principal cause of, the failure of the Closing to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party who has failed to perform or comply with its obligations pursuant to Section 6.03 in respect of such Legal Restraint; or

(iii) if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(c) by the Company, if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as the case may be, and such failure is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.03(d), if the Company has complied in all material respects with Section 5.03 with respect to such Superior Proposal; provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e) by Parent, if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as the case may be, and such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if either Parent and Merger Sub is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Shareholders Meeting, in the event that the Company Board shall have made an Adverse Recommendation Change;

(g) by the Company, if (i) all of the conditions to the Closing set forth in Section 7.01 and Section 7.03 have been and continue to be satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (each of which is capable of being satisfied at the Closing)), (ii) Parent and Merger Sub fail to complete the Closing on the date the Closing should have occurred pursuant to Section 1.02, (iii) the

Company shall have delivered an irrevocable written notice to Parent certifying as to the matters described in clause (i) and that the Company stands ready, willing and able to consummate the Merger at such time and (iv) Parent and Merger Sub fail to consummate the Merger by the third Business Day after the delivery of the notice described in clause (iii); or

(h) by Parent, if the Company shall have materially breached its obligations under Section 5.03 (excluding any inadvertent and immaterial breaches thereof not intended to result in an Alternative Proposal).

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(a), Section 6.11(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, such termination shall not relieve any party of liability and each party shall remain liable for Losses resulting from fraud.

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company shall pay to Parent the Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(h); or

(ii) (A) an Alternative Proposal shall have been made to the Company or to the Company’s shareholders generally after the date of this Agreement and become publicly known or announced (and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting); (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (other than if the failure of the Merger to be consummated on or before the End Date is due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred pursuant to Section 1.02), Section 8.01(b)(iii) or Section 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.03(c), if any) by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation of an Alternative Proposal as referred to in clause (ii)(C) above. In no event shall the Company be obligated to pay the Termination Fee or Parent Expenses on more than one occasion.

(b) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i), in circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(c) (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or Section 8.01(g) but for such termination pursuant to Section 8.01(b)(i), or (ii) by the Company pursuant to Section 8.01(c) (but only if the failure to satisfy the condition specified therein results from an intentional act or omission in breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained therein) or Section 8.01(g), then Parent shall promptly, but in no event later than two (2) Business Days following the date of such termination, pay or cause to be paid to the Company an amount equal to the Reverse Termination Fee, by wire transfer of immediately available funds to an account designated by the Company. In no event shall the Reverse Termination Fee be payable on more than one occasion, whether by Parent or the Guarantor under the Guaranty, and in the circumstances in which the Reverse Termination Fee is payable, the Reverse Termination Fee constitutes liquidated damages and not a penalty, and the payment of the Reverse Termination Fee in such circumstances is supported by due and sufficient consideration. Notwithstanding the foregoing, other than in the case of fraud or as otherwise permitted by Section 8.02, the Company’s right to receive the Reverse Termination Fee pursuant to this Section 8.03(b) shall be of no further force or effect if the Company or any Company Related Party under its control makes any demand or claim for monetary damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or under the Guaranty or otherwise in any suit, action or other proceeding against Parent or any other Parent Related Party for monetary damages other than for the payment of the Reverse Termination Fee.

(c) In the event this Agreement is terminated pursuant to (i) Section 8.01(b)(iii) or (ii) Section 8.01(e), in each case, under circumstances in which the Termination Fee is not then payable (but could become payable in the future where an Alternative Proposal shall have been made to the Company or to the Company’s shareholders generally after the date of this Agreement and shall have become publicly known or announced (and not publicly withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting)) pursuant to Section 8.03(a)(ii), and prior to the time of such termination, Parent and Merger Sub were not in material breach of their representations, warranties, covenants or agreements under this Agreement, then the Company shall, following receipt of an invoice therefor, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, up to $5,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”); provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.03(a)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.03(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.03(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.03(a) except to the extent indicated in Section 8.03(a).

(d) The parties acknowledge and agree that the agreements contained in Section 8.03(a), Section 8.03(b) and Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to Section 8.03(a) or Section 8.03(c) or Parent fails to reasonably promptly pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, the other party commences a suit, action or other proceeding that results in an Order in its favor for such payment, the party responsible for such payment shall pay to the other party its reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement as provided herein. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.02, Section 9.08, Section 9.09(c), Section 9.10, the last sentence of Section 9.11(b)(ii), Section 9.11(b)(v), Section 9.11(d), Section 9.13, and this sentence of Section 8.05 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Lender or Financing Source will be effective against a Lender or a Financing Source without the prior written consent of such Lender or Financing Source.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article III, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company

Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Financing, each of Parent and Merger Sub has relied on the results of its own independent review and analysis.

Section 9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, Pennsylvania 19087

Email: Deborah.Lofton@qlik.com

Attention:  Deborah Lofton, Vice President,

                  General Counsel & Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Email:       graham.robinson@skadden.com

                   laura.knoll@skadden.com

Attention:  Graham Robinson

                  Laura Knoll

if to Parent or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Email:       sboro@thomabravo.com

                   cvirnig@thomabravo.com

Attention:  Seth Boro

                  Chip Virnig

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Email:         gnowak@kirkland.com

                    cfox@kirkland.com

                    breed@kirkland.com

Attention:   Gerald T. Nowak, P.C.

                    Corey D. Fox

                    Bradley Reed

Section 9.04 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

“Cause” shall have the meaning provided in the Company 2010 Omnibus Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent on the date hereof regarding certain exceptions to the representations and warranties set forth in this Agreement and certain other matters provided by this Agreement; it being understood and agreed that any disclosure set forth in one section of the Company Disclosure Letter shall be deemed to be disclosed by the Company for all other sections of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other sections of this Agreement or such other sections of the Company Disclosure Letter.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has or would reasonably be expected (A) to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole or (B) prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to the preceding clause (A), any fact, circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (i), (ii), (iii), (iv), (v) or (vi) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate): (i) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (ii) political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism or epidemics, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world; (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (v) changes in any Laws or Orders issued by any Governmental Entity (or interpretation or enforcement thereof); (vi) changes generally affecting the industries in which the Company and the Company Subsidiaries operate; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the Company Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby; (ix) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; or (x) any action expressly required by the terms of this Agreement, or with the prior written consent or at the written direction of Parent, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company MVSSAR” means any Maximum Value Stock-settled Stock Appreciation Rights awarded under any of the Company Stock Plans.

“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Company RSU” means any restricted stock unit awarded under any of the Company Stock Plans.

“Company SSAR” means any Stock-settled Stock Appreciation Rights awarded under any of the Company Stock Plans.

“Company Stock Award” means each Company Stock Option, Company RSU, Company SSAR, Company MVSSAR and share of restricted Company Common Stock issued under the Company Stock Plans.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company’s equity-based compensation plans, including the Company 2004 Omnibus Stock Option and Award Plan; the Company 2007 Omnibus Stock Option and Award Plan; the Company 2010 Omnibus Equity Incentive Plan; and the Company 2014 Executive Performance Award Plan, in each case as in effect on the date hereof.

“Company Subsidiary” means any Subsidiary of the Company.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

“Financing Source” shall mean the Persons (other than the Company or any Company Subsidiary) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letter or Financing Agreements), in each case, in connection with the Debt Financing or any Alternative Financing (in each case, other than the Equity Financing), and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their Affiliates, and any of their or their Affiliates’ respective current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or any successors or assignees of any of the foregoing; it being understood that the Sponsors, Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Government Contract” means any prime contract with a Governmental Entity for the provision of goods or services by the Company or any Company Subsidiary (for the avoidance of doubt, excluding subcontracts), including but not limited to any letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (iv) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person (in each case whether or not drawn, contingent or otherwise), (v) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business) other than those trade payables and accrued expenses incurred in the ordinary course of business, (vi) liabilities pursuant to capitalized leases to the extent required to be capitalized under GAAP, and (vii) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in software and computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications and registrations for the foregoing.

“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, General Counsel and Chief People Officer and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of Seth Boro and Chip Virnig.

“Liens” means all pledges, liens, licenses, hypothecation, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, rights of first refusal and security interests of any kind or nature.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the date of delivery by the Company of the Required Financial Information to Parent and ending prior to the Closing Date; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Marketing Period shall not commence before July 5, 2016, (ii) to the extent the Marketing Period has not been completed prior to August 22, 2016, the Marketing Period shall not be deemed to have commenced prior to September 6, 2016, (iii) if the Company delivers (or publicly files) the unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to the Company for the fiscal quarter ended June 30, 2016, the Marketing Period shall be deemed not to have commenced until the date of such delivery (or public filing), whether or not the Marketing Period had previously run, and (iv) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. If the Company shall in good faith reasonably believe that it has delivered the Required Financial Information, the Company may deliver to Parent written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have satisfied its requirements under this definition on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless Parent in good faith reasonably believes that the Company has not delivered the Required Financial Information and, within two (2) Business Days after its receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which information is required to satisfy the Company’s requirements to provide the Required Financial Information for purposes of compliance with this definition only (in which case, the Company shall be deemed to have satisfied its requirements under this definition on the date such information required to satisfy the Company’s requirements to provide the Required Financial Information is delivered to Parent)).

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Related Parties” means, collectively, Parent, Merger Sub, the Sponsors, any actual or prospective Lender or Financing Source and their respective Affiliates, or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses or other grants of rights in Intellectual Property Rights granted in the ordinary course of business; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (x) Liens that do not materially detract from the value of such property (other than with respect to Intellectual Property Rights) based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Required Financial Information” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days before the Closing Date and (b) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows related to the Company, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Reverse Termination Fee” means $206,710,000.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all laws, statutes, regulations and orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or E.U. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any individual or entity that is located in a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have or debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Stock Appreciation Right” means the right, granted under a Company Stock Plan, to receive an amount in cash or shares of Company Common Stock with a value equal to amount by which the value of the Company Common Stock at the time of the exercise of such right exceeds the base or strike price of such Stock Appreciation Right.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, abandoned and unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Fee” means $103,350,000.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is not a Vested Company RSU as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 9.05 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual dataroom set up by the Company in connection with this Agreement prior to the date hereof.

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.06 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits hereto), taken together with the Guaranty, the Confidentiality Agreement and the other documents delivered in connection with this Agreement (including the Voting Agreements, the Debt Commitment Letter and the Equity Commitment Letters), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies; provided that (a) the provisions of Section 8.02, Section 8.03(c), the final sentence of Section 8.05, this Section 9.08, Section 9.09(c), the last sentence of Section 9.11(b)(ii),

Section 9.11(b)(v), Section 9.11(d) and Section 9.13 are intended to be for the benefit of, and shall be enforceable by, the Lenders and the Financing Sources and (b) the provisions of Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives.

Section 9.09 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except with respect to the matters otherwise covered by Section 9.09(c) and any other matters concerning the Debt Financing, the Debt Commitment Letter, the Financing Sources or any of their rights, obligations, actions or omissions with respect thereto).

(b) Except as expressly set forth in Section 9.09(c), each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any proceeding before any Governmental Entity of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in the Borough of Manhattan, New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(d) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.09(b) and Section 9.09(c), as applicable, in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that without the consent of the Company, (a) Parent may assign its rights hereunder for collateral security purposes to any lender providing financing to Parent, (b) each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries or Affiliates, and (c) after the Effective Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person, provided that in each case of clauses (a) and (b), no such transfer or assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.11 Remedies.

(a) Remedies of Parent and Merger Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 8.01, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.09 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Termination Fee. Parent shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 8.03(a).

(iii) Parent Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.03(c).

(iv) Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Section 8.01.

(v) Monetary Damages. Other than in the case of fraud, in no event shall the Parent Related Parties have the right to seek or obtain money damages from any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Termination Fee as set forth in Section 8.03(a) and Parent Expenses as set forth in Section 8.03(c).

(b) Remedies of the Company.

(i) Specific Performance (Pre-Closing Covenants). Prior to the valid termination of this Agreement pursuant to Section 8.01 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.11(b)(ii)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 9.09 and to enforce specifically the terms and provisions hereof.

(ii) Specific Performance (Closing). Prior to a valid termination of this Agreement pursuant to Section 8.01, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded (and to exercise its rights as a third party beneficiary under the Equity Commitment Letters) and to consummate the Merger and the other transactions contemplated hereby, including to effect the Closing in accordance with Section 1.02, only in the event that each of the following conditions has been satisfied: (i) the conditions set forth in Section 7.01 and Section 7.03 (other than those conditions that, by their nature, are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.10(d), pursuant to the commitments with respect thereto) has been funded, or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance to cause the Equity Financing to be funded and to cause the consummation of the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.11(b)(ii). For the avoidance of doubt, in no event shall the Company be entitled to seek any remedy of specific performance or other equitable remedies against any Financing Source. The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 8.03(b) or damages for liability of Parent or Merger Sub in the case of fraud as provided in Section 8.02; provided, however, that under no circumstances shall the Company be permitted or entitled to receive both (A) an injunction, grant of specific performance or other equitable relief providing for the consummation of the transactions contemplated by this Agreement pursuant to this Section 9.11(b)(ii) and (B) the payment of the Reverse Termination Fee pursuant to Section 8.03(b).

(iii) Reverse Termination Fee. The Company shall be entitled to payment of the Reverse Termination Fee if and when payable pursuant to Section 8.03(b).

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 8.01.

(v) Monetary Damages. Other than in the case of fraud, in no event shall the Company Related Parties have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Parent Related Party other than the right of the Company to payment of the Reverse Termination Fee as set forth in Section 8.03(b) and the right of the Company to recover against the Guarantor to the extent provided by the Guaranty. In addition, notwithstanding anything in this Agreement to the contrary, the Company and each other Company Related Party hereby waives any claims against the Financing Sources and hereby agrees that in no event shall the Financing Sources have any liability or obligation to the Company or any other Company Related Party relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.11(b)(v) shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Financing Sources under the Debt Commitment Letter. In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by consummating the Merger in accordance with the terms of this Agreement.

(c) Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11, the parties hereto agree that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.09, without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 9.11) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Sole Remedy. The parties acknowledge and agree that the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Parent Related Parties (in the case of such waiver by the Company) or the Company Related Parties (in the case of such waiver by Parent and Merger Sub), arising under or based upon any Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement; provided, that following the Effective Time, nothing in this Section 9.11 shall relieve any party from any liability for fraud or limit the rights or remedies of any third party beneficiary under clause (b) of Section 9.08.

Section 9.12 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party, other than the Guarantor to the extent set forth in the Guaranty) or (b) the Company (and not any other Company Related Party), then in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party (other than the Guarantor to the extent set forth in the Guaranty) or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

Section 9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY SUIT, ACTION OR OTHER PROCEEDING AGAINST ANY FINANCING SOURCE AND ITS SUCCESSORS AND PERMITTED ASSIGNS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

QLIK TECHNOLOGIES INC.

By:	/s/ Lars Björk
Name: Lars Björk
Title: Chief Executive Officer

PROJECT ALPHA HOLDING, LLC

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

PROJECT ALPHA MERGER CORP.

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

Signature Page to Merger Agreement

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.03(h)(iii)
Adverse Recommendation Change	Section 5.03(d)
Affiliate	Section 9.04
Aggregate Consideration	Section 4.03(b)
Agreement	Preamble
Alternative Financing	Section 6.10(d)
Alternative Proposal	Section 5.03(h)(i)
Business Day	Section 9.04
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.04
Company	Preamble
Company Benefit Plans	Section 4.10(a)
Company Board	Section 4.03(b)
Company Bylaws	Section 4.01
Company Capital Stock	Section 4.03(b)
Company Charter	Section 4.01
Company Common Stock	Section 2.01
Company Disclosure Letter	Section 9.04
Company Employee	Section 6.08(a)
Company Financial Advisor	Section 4.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.04
Company MVSSAR	Section 9.04
Company Recommendation	Section 6.01(d)
Company Related Parties	Section 9.04
Company RSU	Section 9.04
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company SSAR	Section 9.04
Company Stock Award	Section 9.04
Company Stock Option	Section 9.04
Company Stock Plans	Section 9.04
Company Subsidiary	Section 9.04
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Contract	Section 3.03(a)
Copyrights	Section 9.04
Debt Commitment Letter	Section 3.04
Debt Financing	Section 3.04
Delaware Secretary	Section 9.04
DGCL	Section 1.01
Dissenting Shares	Section 2.03(a)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letters	Section 3.04
Equity Financing	Section 3.04

ERISA	Section 9.04
ERISA Affiliate	Section 9.04
Exchange Act	Section 9.04
Ex-Im Laws	Section 9.04
Fee Letter	Section 9.04
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.04
Financing Agreements	Section 6.10(b)(i)
Financing Commitments	Section 3.04
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Government Contract	Section 9.04
Government Official	Section 9.04
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Guarantor	Recitals
Guaranty	Recitals
HSR Act	Section 3.03(b)
Indebtedness	Section 9.04
Inquiry	Section 5.03(a)
Intellectual Property Rights	Section 9.04
Intervening Event	Section 5.03(e)
IRS	Section 4.10(a)
Knowledge	Section 9.04
Law	Section 3.03(a)
Legal Restraints	Section 7.01(c)
Lenders	Section 3.04
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.04
Losses	Section 6.04(a)
Marketing Period	Section 9.04
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Multiemployer Plan	Section 4.10(c)
NASDAQ	Section 9.04
New Debt Commitment Letter	Section 6.10(d)
Notice of Superior Proposal	Section 5.03(d)
Notice Period	Section 5.03(d)
Order	Section 3.03(a)
Other Required Company Filing	Section 6.01(a)
Parent	Preamble
Parent Expenses	Section 8.03(c)
Parent Material Adverse Effect	Section 9.04
Parent Related Parties	Section 9.04
Patents	Section 9.04
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permitted Liens	Section 9.04
Person	Section 9.04

Preferred Stock	Section 4.03(b)
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 4.15(b)
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.04
Representatives	Section 5.03(a)
Required Financial Information	Section 9.04
Reverse Termination Fee	Section 9.04
Sanctioned Country	Section 9.04
Sanctioned Person	Section 9.04
Sanctions Laws	Section 9.04
SEC	Section 9.04
Securities Act	Section 9.04
Solvent	Section 9.04
SOX	Section 9.04
Sponsors	Section 3.04
Stock Appreciation Right	Section 9.04
Subsidiary	Section 9.04
Superior Proposal	Section 5.03(h)(ii)
Surviving Corporation	Section 1.01
Tax Returns	Section 9.04
Taxes	Section 9.04
Termination Fee	Section 9.04
Trademarks	Section 9.04
Transaction Litigation	Section 6.05
Unvested Company RSU	Section 9.04
Vested Company RSU	Section 9.04
Voting Agreements	Recitals
WARN Act	Section 9.04
Withdrawal Liability	Section 9.04

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QLIK TECHNOLOGIES INC.

ARTICLE ONE

The name of the corporation is Qlik Technologies Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*    *    *    *    *

Annex B

June 1, 2016

Board of Directors

Qlik Technologies Inc.

150 N. Radnor Chester Road, Suite E220

Radnor, PA 19087

Members of the Board:

We understand that Qlik Technologies Inc. (the “Company”), Project Alpha Holding, LLC (“Parent”) and Project Alpha Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 1, 2016 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.0001 per share (the “Company Common Stock”) of the Company, other than shares owned by the Parent or Merger Sub or as to which dissenters’ rights have been perfected, will be cancelled and converted into the right to receive $30.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with the management of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

9)	Reviewed the draft of the Merger Agreement dated June 1, 2016, the commitment letters from certain financing sources dated May 31, 2016 (the “Commitment Letters”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Parent will obtain financing in accordance with the terms set forth in the Commitment Letters and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We express no opinion as to the relative fairness of any portion of the Consideration to be paid pursuant to the Merger Agreement to holders of any equity securities of the Company other than the holders of the Company Common Stock. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory services to the Company and financing services to the Parent and certain of its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and its affiliates and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent and its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers may have committed to invest in investment funds managed by the Parent and its affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Armstrong
Anthony Armstrong Managing Director

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within sixty (60) days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

QLIK TECHNOLOGIES INC. 150 N. RADNOR CHESTER ROAD, SUITE E220 RADNOR, PA 19087

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E12518-S48364	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QLIK TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1.     To adopt the Agreement and Plan of Merger, dated as of June 2, 2016, by and among Project Alpha Holding, LLC, Project Alpha Merger Corp. and Qlik Technologies Inc., as it may be amended from time to time.

	☐	☐	☐

2.     To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Special Meeting.

	☐	☐	☐

3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Qlik Technologies Inc. to its named executive officers in connection with the merger.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E12519-S48364

QLIK TECHNOLOGIES INC.

Special Meeting of Stockholders

August 17, 2016 9:00 AM

This Proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on August 17, 2016

The undersigned appoints Lars Björk and Deborah C. Lofton, or any of them as shall be in attendance at the 2016 Special Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Qlik Technologies Inc. (the “Company”), to be held on August 17, 2016, at 9:00 a.m. local time, at Ballard Spahr LLP, 1735 Market St., 48th Floor, Philadelphia, PA 19103, and at any adjournments or postponements of the Special Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Special Meeting. The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Special Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side